As filed with the Securities and Exchange Commission on May 11, 2005

Registration No. 333-122361

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUICKSILVER RESOURCES INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1311	75-2756163
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

777 West Rosedale, Suite 300

Fort Worth, Texas 76104

(817) 665-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Glenn Darden

777 West Rosedale, Suite 300

Fort Worth, Texas 76104

(817) 665-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of Agent For Service)

With copies to:

John C. Cirone, Esq. Vice President, General Counsel and Secretary Quicksilver Resources Inc. 777 West Rosedale Street, Suite 300 Forth Worth, Texas 76104 (214) 665-5000	Mark E. Betzen, Esq. Jones Day 2727 North Harwood Street Dallas, Texas 75201 (214) 220-3939

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$150,000,000

QUICKSILVER RESOURCES INC.

1.875% Convertible Subordinated Debentures Due 2024

and Shares of Common Stock

Issuable upon Conversion of the Debentures

On November 1, 2004, we issued $150,000,000 aggregate principal amount of our 1.875% Convertible Subordinated Debentures due 2024 in a private placement. The Debentures are convertible into shares of our common stock (3,272,085 shares based on the initial conversion price). Selling securityholders may use this prospectus to resell from time to time their Debentures and the shares of common stock issuable upon conversion of the Debentures. We will not receive any of the proceeds from any such sale by any selling securityholder.

The Debentures are our direct, unsecured subordinated obligations and rank junior in right of payment to all of our existing and future senior indebtedness. The Debentures bear interest at an annual rate of 1.875% payable on November 1 and May 1 of each year, beginning May 1, 2005. Beginning with the period commencing on November 8, 2011 and ending on April 30, 2012, and for each of the six-month periods thereafter commencing on May 1, 2012, we will pay contingent interest during the applicable interest period if the average trading price of the Debentures on the five trading days ending on the third trading day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the Debentures. The contingent interest payable per Debenture within any applicable interest period will equal an annual rate of 0.25% of the average trading price of a Debenture during the measuring period.

The Debentures will mature on November 1, 2024. We may redeem some or all of the Debentures for cash at any time on or after November 8, 2011 at a redemption price of 100% of the principal amount of the Debentures to be redeemed, plus accrued and unpaid interest (and contingent interest, if any) to but excluding the redemption date. You may require us to repurchase all or a portion of your Debentures on November 1, 2011, 2014 or 2019, at a repurchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus accrued and unpaid interest (and contingent interest, if any) to but excluding the repurchase date. You may also require us to repurchase all or a portion of your Debentures upon the occurrence of a change of control as described in this prospectus.

The Debentures are currently traded in the Private Offerings, Resales and Trading through Automated Linkages market commonly referred to as the PORTAL market. Shares of our common stock are traded on the New York Stock Exchange under the symbol “KWK.” The last reported sales price of our common stock on May 10, 2005 was $56.46 per share.

Investing in the Debentures involves risks. See “ Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in the prospectus is accurate as of any date other than the date on the front of this prospectus.

The date of this prospectus is May     , 2005

You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus may be amended or supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any prospectus supplement presents information as of a more recent date or otherwise modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the Securities and Exchange Commission (the “SEC”). We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional offices. You may obtain information on the operation of the public reference rooms by calling 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, like us, that file electronically with the SEC. The address of that website is: www.sec.gov. You can also obtain access to our reports and proxy statements, free of charge, on our website at www.qrinc.com as soon as reasonably practicable after such filings are electronically filed with the SEC.

You may also obtain, free of charge, a copy of any of these documents (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus) by writing or calling us at the following address and telephone number:

        Diane Weaver

        Director of Investor Relations

        Quicksilver Resources Inc.

        777 West Rosedale Street, Suite 300

        Fort Worth, Texas 76104

        (817) 665-5000

FORWARD-LOOKING STATEMENTS

Some of the statements made and information contained in this prospectus, excluding historical information, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “will,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Any of the following factors may impact the achievement of results:

•	changes in general economic conditions;

•	fluctuations in natural gas and crude oil prices;

•	failure or delays in achieving expected production from natural gas and crude oil exploration and development projects;

•	uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance;

•	competitive conditions in our industry;

•	actions taken by third-party operators, processors and transporters;

•	changes in the availability and cost of capital;

•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	the effects of existing and future laws and governmental regulations; and

•	the effects of existing or future litigation.

This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the Debentures. For a more complete understanding of our company and this offering, we encourage you to read this entire document, including “Risk Factors,” the financial information included in this prospectus and the documents to which we have referred.

Unless otherwise indicated or required by the context, as used in this prospectus, the terms “we,” “our” and “us” refer to Quicksilver Resources Inc. and all of its subsidiaries that are consolidated under accounting principles generally accepted in the United States (“GAAP”). Our fiscal year ends on December 31 of each year. All share and per share information included in this prospectus has been adjusted to reflect the two-for-one stock split effected in the form of a stock dividend payable to stockholders of record in June 2004.

Our Company

We are an independent oil and gas company engaged in the exploration, acquisition, development, production and sale of natural gas, crude oil and natural gas liquids primarily from unconventional reservoirs such as fractured shales, coal beds and tight sands. Our operations are located in Michigan, Indiana, Kentucky, Wyoming, Montana, Texas, and the Canadian province of Alberta. We conduct our Canadian operations through our wholly owned subsidiary MGV Energy Inc. (“MGV”).

At December 31, 2004, we had estimated proved reserves of approximately 968 billion cubic feet of natural gas equivalent (Bcfe), consisting of approximately 914 billion cubic feet of natural gas and NGLs and approximately 54 Bcfe of crude oil. At December 31, 2004, our estimated proved reserves were classified as 67% proved producing, 10% proved non-producing and 23% proved undeveloped. We believe that much of our future growth will be through exploration and development of our interests in our Canadian coal bed methane projects as well as our Barnett Shale properties in North Central Texas, which we tested and evaluated throughout 2004.

Our principal executive offices are located at 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104. Our telephone number is (817) 665-5000. We maintain a website at www.qrinc.com; however, the information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision as to whether or not to invest in the Debentures or the shares of common stock issuable upon conversion of the Debentures.

The Offering

Issuer	Quicksilver Resources Inc.

Securities Offered	$150,000,000 aggregate principal amount of 1.875% Convertible Subordinated Debentures due 2024 and the shares of common stock issuable upon conversion of the Debentures.

Maturity Date	The Debentures mature on November 1, 2024, unless earlier converted, redeemed or repurchased.

Interest	The Debentures bear interest at an annual rate of 1.875%. We will pay interest on the Debentures on November 1 and May 1 of each year, beginning May 1, 2005.

Contingent Interest

Beginning with the period commencing on November 8, 2011 and ending on April 30, 2012, and for each of the six-month periods thereafter commencing on May 1, 2012, we will pay contingent interest during the applicable interest period if the average trading price of the Debentures on the five trading days ending on the third trading day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the Debentures. The amount of contingent interest payable per $1,000 principal amount of Debentures during the applicable interest period will equal an annual rate of 0.25% of the average trading price of such $1,000 principal amount of Debentures during the applicable five trading day reference period, payable in arrears.

Ranking

The Debentures are direct, unsecured subordinated obligations and rank junior in right of payment to all of our existing and future senior indebtedness (including our existing senior secured revolving credit facilities and second lien mortgage notes). At March 31, 2005, our indebtedness totaled $425.4 million, which included $206.4 million of senior indebtedness. The Debentures are not guaranteed by any of our subsidiaries and, accordingly, the Debentures are effectively subordinated to the indebtedness of our subsidiaries, including trade creditors. At March 31, 2005, our subsidiaries had indebtedness of $150.4 million, excluding intercompany indebtedness. Neither we nor our subsidiaries are restricted under the indenture from incurring additional senior indebtedness or other additional indebtedness.

Conversion Rights	Holders may convert their Debentures at any time prior to stated maturity, at their option, only under the following circumstances:

•	during any fiscal quarter commencing after December 31, 2004 (and only during such fiscal quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading day-period ending on the last trading day of the preceding fiscal quarter was 120% or more of the then current conversion price per share of common stock on that 30th trading day;

•	during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per Debenture (as defined under “Description of the Debentures—Conversion Rights”) for each day of such measurement period was less than 98% of the product of the closing price of our common stock and the applicable conversion rate for the Debentures (however, holders may not convert their Debentures in reliance on this provision after November 1, 2011 if, on any trading day during such measurement period, the closing price of our common stock was between the applicable conversion price of the Debentures and 120% of the applicable conversion price of the Debentures);

•	we have called your Debentures for redemption;

•	upon the occurrence of specified corporate transactions described under “Description of the Debentures—Conversion Rights”; or

•	in connection with a transaction or event constituting a change of control, as described under “Description of the Debentures—Conversion Rights.”

The initial conversion rate is 21.8139 shares of common stock per $1,000 principal amount of Debentures. This is equivalent to an initial conversion price of approximately $45.84 per share of common stock, subject to adjustment as set forth in “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.”

Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and shares of our common stock.

Upon conversion, holders will not receive any cash payment representing accrued and unpaid interest (including contingent, if any). Instead, any such amounts will be deemed paid by the common stock or cash received by holders upon conversion.

If you elect to convert your Debentures in connection with a change of control that occurs on or prior to November 1, 2011, we may, in certain circumstances, increase the conversion rate by a number of additional shares of common stock upon conversion or, in lieu thereof, elect to adjust the conversion rate and related conversion obligation so that the Debentures are convertible into shares of the acquiring or surviving company, in each case as described under “Description of the Debentures—Conversion Rights—Adjustment to Conversion Rate Upon a Change of Control.”

Debentures called for redemption may be surrendered for conversion until the close of business on the business day two days prior to the redemption date.

Due to new accounting rules, convertible debt instruments with contingent conversion provisions such as the Debentures must be included in diluted earnings per share computations regardless of whether the contingent conversion triggers have been achieved. As a result, commencing November 1, 2004, an additional 3,272,085 shares of our common stock have been included in our calculations of diluted earnings per share.

Payment at Maturity	Each holder of $1,000 principal amount of the Debentures will be entitled to receive $1,000 at maturity, plus accrued and unpaid interest (and contingent interest, if any).

Sinking Fund	None.

Optional Redemption by Us

Prior to November 8, 2011, the Debentures will not be redeemable. We may redeem some or all of the Debentures for cash at any time on or after November 8, 2011 at a redemption price of 100% of the principal amount of the Debentures to be redeemed, plus accrued and unpaid interest (and contingent interest, if any) to but excluding the redemption date. See “Description of the Debentures—Optional Redemption by Us.”

Repurchase of Debentures by Us at the Option of the Holder

Holders of Debentures may require us to repurchase in cash all or a portion of their Debentures on November 1, 2011, 2014 or 2019 at a repurchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus accrued and unpaid interest (and contingent interest, if any) to but excluding the repurchase date.

Change of Control

Upon a change of control (as defined under “Description of the Debentures—Repurchase of Debentures at the Option of Holders Upon a Change of Control”) involving us, you may require us to repurchase all or a portion of your Debentures. We will pay a change of control repurchase price equal to 100% of the principal amount of the Debentures to be redeemed plus accrued and unpaid interest (and contingent interest, if any) to but excluding the change of control repurchase date.

United States Federal Income Tax Considerations

The Debentures will be treated, and by accepting a beneficial interest in a Debenture, each holder of a Debenture is deemed to treat the Debentures for United States federal income tax purposes as debt instruments that are subject to United States federal income tax regulations governing contingent payment debt instruments, which we refer to as the “contingent debt regulations.” We intend to accrue and to report accruals of interest based on a yield of 6.75% per year, computed based on a semiannual bond equivalent basis, which we have determined represents the yield required to be reported under the contingent debt regulations. A U.S. holder will be required to include such interest on the Debentures in gross income as it accrues regardless of such holder’s method of tax accounting. As a result, the amount of taxable income each U.S. holder will recognize on the Debentures in any tax year may significantly exceed actual cash payments of interest.

In accordance with the contingent debt regulations, a U.S. holder will recognize taxable gain or loss on the sale, exchange, conversion, redemption or repurchase of a Debenture in an amount equal to the difference between the amount realized, including cash and the fair market value of our common stock received in exchange for such holder’s Debentures, and such holder’s adjusted tax basis in such Debentures. Any gain recognized by a holder generally will be treated as ordinary interest income. Any loss generally will be treated as ordinary loss to the extent of the interest previously included in income and, thereafter, as capital loss. Both United States and non-United States investors should see the discussion under the heading “Important United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the Debentures or the shares of common stock issuable upon conversion of the Debentures.

Absence of an Active Market for the Debentures	The Debentures are recently issued securities for which there is currently no active trading market. We cannot assure you that any active market will develop for the Debentures.

Trading	We do not intend to list the Debentures on any national securities exchange. The Debentures, however, are designated in the PORTAL market.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is quoted on the New York Stock Exchange under the symbol “KWK.”

Risk Factors

You should read the “Risk Factors” section, beginning on page 10 of this prospectus, to understand the risks associated with an investment in the Debentures.

Selected Historical Consolidated Financial Information

The following tables set forth selected financial information as of the dates and for the periods indicated. This financial information is derived from our consolidated financial statements as of such dates and for such periods. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto contained in this prospectus. The following information is not necessarily indicative of our future results. Interim results are not necessarily indicative of the results that can be expected for a full fiscal year.

Selected Financial Data

(in thousands, except per share data)

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Consolidated Statements of Income Data:
Total revenues	$55,249	$39,777	$179,729	$140,949	$121,979	$141,963	$118,392
Income before income taxes	15,372	8,670	45,446	28,502	21,333	30,110	27,731
Income before cumulative effect of change in accounting principle	10,754	5,937	31,272	18,505	13,835	19,310	17,618
Net income	10,754	5,937	31,272	16,208	13,835	19,310	17,618
Earnings – per share before accounting change (1)
Basic	0.21	0.12	0.63	0.41	0.35	0.52	0.48
Diluted	0.20	0.12	0.62	0.41	0.34	0.50	0.48
Earnings – per share (1)
Basic	0.21	0.12	0.63	0.36	0.35	0.52	0.48
Diluted	0.20	0.12	0.62	0.35	0.34	0.50	0.48

Consolidated Statements of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$18,780	$15,133	$99,449	$59,280	$44,198	$57,921	$47,691
Investing activities	(55,813)	(39,712)	(220,500)	(147,422)	(83,659)	(67,227)	(195,518)
Financing activities	28,797	25,396	134,389	79,369	40,050	5,199	158,103
Capital expenditures	57,108	39,917	231,757	148,488	88,965	67,566	194,507

Consolidated Balance Sheet Data (at end of period):
Working capital (deficit) (2)	$(19,368)	$(31,527)	$(17,255)	$(30,803)	$(23,678)	$(19,141)	$935
Net property, plant and equipment	844,527	634,206	802,610	604,576	470,078	412,455	374,099
Total assets	924,018	691,109	888,334	666,934	529,538	471,884	440,111
Long-term debt	425,052	274,274	399,134	249,097	248,493	248,425	239,986
Total stockholders’ equity	316,363	246,442	304,276	241,816	128,905	94,387	86,758

(1)	Per share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in June 2004.
(2)	Working capital includes the current portion of assets and liabilities, which reflect estimated fair value of derivative obligations.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of the Debentures and our common stock could decline substantially.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus.

Risks Related to Our Business

We have a substantial amount of debt and the cost of servicing that debt could adversely affect our business and hinder our ability to make payments on the Debentures, and such risk could increase if we incur more debt.

We have a substantial amount of indebtedness. At March 31, 2005, we had total consolidated debt of $425.4 million. Subject to the limits contained in the loan agreements governing our senior secured revolving credit facilities and our second lien mortgage notes, we may incur additional debt. Our ability to borrow under our senior secured revolving credit facilities is subject to the quantity of proved reserves attributable to our natural gas and crude oil properties. One of our senior secured revolving credit facilities enables us to borrow significant amounts in Canadian dollars to fund and support our operations in Canada. Such indebtedness exposes us to currency exchange risk associated with the Canadian dollar. If we incur additional indebtedness or fail to increase the quantity of proved reserves attributable to our natural gas and crude oil properties, the risks that we now face as a result of our indebtedness could intensify.

We have demands on our cash resources in addition to interest expense on the Debentures, including, among others, operating expenses and interest and principal payments under our senior secured revolving credit facilities and our second lien mortgage notes. Our level of indebtedness relative to our proved reserves and these significant demands on our cash resources could have important effects on our business and on your investment in the Debentures. For example, they could:

•	make it more difficult for us to satisfy our obligations with respect to the Debentures and our other debt;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the amount of our cash flow available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	require us to make principal payments under our senior secured revolving credit facilities if the quantity of proved reserves attributable to our natural gas and crude oil properties are insufficient to support our level of borrowings under such credit facilities;

•	limit our flexibility in planning for, or reacting to, changes in the oil and gas industry;

•	place us at a competitive disadvantage compared to our competitors that have lower debt service obligations and significantly greater operating and financing flexibility than we do;

•	limit, along with the financial and other restrictive covenants applicable to our indebtedness, among other things, our ability to borrow additional funds;

•	increase our vulnerability to foreign exchange risk associated with Canadian dollar denominated indebtedness and international operations in Canada;

•	increase our vulnerability to general adverse economic and industry conditions; and

•	result in an event of default upon a failure to comply with financial covenants contained in our senior secured revolving credit facilities or second lien mortgage notes which, if not cured or waived, could have a material adverse effect on our business, financial condition or results of operations.

Our ability to pay the principal of and interest on our long-term debt, including the Debentures, our senior secured revolving credit facilities and our second lien mortgage notes, and to satisfy our other liabilities will depend upon our future operating performance and our ability to refinance our debt as it becomes due. Our future operating performance and ability to refinance will be affected by prevailing economic conditions at that time and financial, business and other factors, many of which are beyond our control.

If we are unable to service our indebtedness and fund our operating costs, we will be forced to adopt alternative strategies that may include:

•	reducing or delaying capital expenditures;

•	seeking additional debt financing or equity capital;

•	selling assets; or

•	restructuring or refinancing debt.

There can be no assurance that any such strategies could be implemented on satisfactory terms, if at all.

Our senior secured revolving credit facilities and second lien mortgage notes restrict our ability and the ability of some of our subsidiaries to engage in certain activities and require the maintenance of specified financial ratios.

The loan agreements governing our senior secured revolving credit facilities and second lien mortgage notes restrict our ability to, among other things:

•	incur additional debt;

•	pay dividends on or redeem or repurchase capital stock;

•	make certain investments;

•	incur or permit to exist certain liens;

•	enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company;

•	transfer or otherwise dispose of assets, including capital stock of subsidiaries;

•	redeem subordinated debt; and

•	prepay the Debentures.

The loan agreements for our senior secured revolving credit facilities and second lien mortgage notes contain certain covenants, which, among other things, require the maintenance of a minimum current ratio, a minimum collateral coverage ratio, a minimum earnings (before interest, taxes, depreciation, depletion and amortization, non-cash income and expense, and exploration costs) to interest expense ratio, and a minimum earnings (before interest, taxes, depreciation, depletion, accretion and amortization, non-cash income and expense and exploration costs) to fixed charges ratio. Our ability to borrow under our senior secured revolving credit facilities and second lien mortgage notes is dependent upon the quantity of proved reserves attributable to our natural gas and crude oil properties. Our ability to meet these covenants or requirements may be affected by events beyond our control, and we cannot assure you that we will satisfy such covenants and requirements.

The covenants contained in the agreements governing our debt may affect our flexibility in planning for, and reacting to, changes in business conditions. In addition, a breach of the restrictive covenants in our loan agreements or our inability to maintain the financial ratios described above could result in an event of default under our senior secured revolving credit facilities and/or our second lien mortgage notes. Upon the occurrence of such an event of default, the applicable lenders could, subject to the terms and conditions of the applicable security agreement, elect to declare all amounts outstanding under the applicable facility or notes, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure such indebtedness. If our lenders accelerate the payment of our indebtedness, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness, including the Debentures. The above restrictions could limit our ability to obtain future financing and may prevent us from taking advantage of attractive business opportunities.

Because we have a limited operating history in certain areas, our future operating results are difficult to forecast, and our failure to sustain profitability in the future could adversely affect the market price of our common stock.

We cannot assure you that we will maintain the current level of revenues, natural gas and crude oil reserves or production we now attribute to the properties contributed to us when we were formed and those acquired since our formation. Any future growth of our natural gas and crude oil reserves, production and operations could place significant demands on our financial, operational and administrative resources. Our failure to sustain profitability in the future could adversely affect the market price of our common stock.

Natural gas and crude oil prices fluctuate widely, and low prices could have a material adverse impact on our business.

Our revenues, profitability and future growth depend in part on prevailing natural gas and crude oil prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of natural gas and crude oil that we can economically produce.

While prices for natural gas and crude oil may be favorable at any point in time, they fluctuate widely. For example, the wholesale price of natural gas rose from approximately $2.00 per thousand cubic feet in January of 2002 to over $10.00 in February of 2003. Among the factors that can cause this fluctuation are:

•	the level of consumer product demand;

•	weather conditions;

•	domestic and foreign governmental regulations;

•	the price and availability of alternative fuels;

•	political conditions in oil and gas producing regions;

•	the domestic and foreign supply of oil and gas;

•	the price of foreign imports; and

•	overall economic conditions.

Our financial statements are prepared in accordance with GAAP. The reported financial results and disclosures were developed using certain significant accounting policies, practices and estimates. We employ the full cost method of accounting whereby all costs associated with acquiring, exploring for, and developing natural gas and crude oil reserves are capitalized and accumulated in separate country cost centers. These capitalized costs are amortized based on production from the reserves for each country cost center. Each capitalized cost pool cannot exceed the net present value of the underlying natural gas and crude oil reserves. A write down of these capitalized costs could be required if natural gas and/or crude oil prices were to drop precipitously at a reporting period end. Future price declines or increased operating and capitalized costs without incremental increases in natural gas and crude oil reserves could also require us to record a write down.

Reserve estimates depend on many assumptions that may turn out to be inaccurate and any material inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of our reserves.

The process of estimating natural gas and crude oil reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves disclosed in this prospectus.

In order to prepare these estimates, we and independent reserve engineers engaged by us must project production rates and timing of development expenditures. We and the engineers must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions such as natural gas and crude oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of natural gas and crude oil reserves are inherently imprecise.

Actual future production, natural gas and crude oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and crude oil reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves disclosed in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing natural gas and crude oil prices and other factors, many of which are beyond our control.

At December 31, 2004, approximately 23% of our estimated proved reserves were undeveloped. Undeveloped reserves, by their nature, are less certain. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. Our reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our natural gas and crude oil reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated.

You should not assume that the present value of future net revenues disclosed in this prospectus is the current market value of our estimated natural gas and crude oil reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by natural gas and crude oil purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of natural gas and crude oil properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

Our key assets are concentrated in a small geographic area.

Approximately 70% of our 2004 production was from Michigan and approximately 20% was from Alberta, Canada. Because of our concentration in these geographic areas, any regional events that increase costs, reduce availability of equipment or supplies, reduce demand or limit production, including weather and natural disasters, may impact us more than if our operations were more geographically diversified.

If our production levels were significantly reduced to levels below those for which we have entered into contractual delivery commitments, we would be required to purchase natural gas at market prices to fulfill our obligation under certain long-term contracts. This could adversely affect our cash flow to the extent any such shortfall related to our sales contracts with floor pricing.

Our Canadian operations present unique risks and uncertainties, different from or in addition to those we face in our domestic operations.

We conduct our Canadian operations through MGV. At December 31, 2004 we estimated our proved Canadian reserves to be 261.1 Bcf. We expect MGV to expand into other areas and increase its capital expenditures. Capital expenditures relating to MGV’s operations are budgeted to be approximately $107.3 million in 2005, constituting approximately 41% of our total 2005 budgeted capital expenditures.

If our revenues decrease as a result of lower natural gas or crude oil prices or otherwise, we may have limited ability to maintain this level of capital expenditures. In the event additional capital resources are unavailable to us, we may curtail our acquisition, development drilling and other activities outside of Canada in order to keep pace with Canadian drilling activities. While our results to date indicate that net recoverable reserves on CBM lands could be substantial, we can offer you no assurance that development will occur as scheduled or that actual results will be in accordance with estimates.

Other risks of our operations in Canada include, among other things, increases in taxes and governmental royalties, changes in laws and policies governing operations of foreign-based companies, currency restrictions and exchange rate fluctuations. Laws and policies of the United States affecting foreign trade and taxation may also adversely affect our Canadian operations.

We may have difficulty financing our planned growth.

We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our property acquisition and drilling activities. In the future, we will most likely require additional financing in addition to cash generated from our operations to fund our planned growth. If revenues decrease as a result of lower natural gas or crude oil prices or otherwise, we may have limited ability to expend the capital necessary to replace our reserves or to maintain production at current levels, resulting in a decrease in production over time. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, we cannot be certain that additional financing will be available to us on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail our acquisition, development drilling and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

We are vulnerable to operational hazards, transportation dependencies, regulatory risks and other uninsured risks associated with our activities.

The oil and gas business involves operating hazards such as well blowouts, explosions, uncontrollable flows of crude oil, natural gas or well fluids, fires, formations with abnormal pressures, treatment plant “downtime,” pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause us to experience substantial losses. Also, the availability of a ready market for our natural gas and crude oil production depends on the proximity of reserves to, and the capacity of, natural gas and crude oil gathering systems, treatment plants, pipelines and trucking or terminal facilities.

United States and Canadian federal, state and provincial regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce and market our natural gas and crude oil. In addition, we may be liable for environmental damage caused by previous owners of properties purchased or leased by us.

As a result of operating hazards, regulatory risks and other uninsured risks, we could incur substantial liabilities to third parties or governmental entities, the payment of which could reduce or eliminate funds available for exploration, development or acquisitions. According to customary industry practices, we maintain insurance against some, but not all, of such risks and losses. Generally, environmental risks are not fully insurable. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to make additional acquisitions of producing properties or successfully integrate them into our operations.

A portion of our growth in recent years has been due to acquisitions of producing properties. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms our management considers to be favorable to us. We cannot assure you that we will be able to identify suitable acquisitions in the future, or that we will be able to finance these acquisitions on favorable terms or at all. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will be successful in the acquisition of any material producing property interests. Further, we cannot assure you that any future acquisitions that we make will be integrated successfully into our operations or will achieve desired profitability objectives.

The successful acquisition of producing properties requires an assessment of recoverable reserves, exploration potential, future natural gas and crude oil prices, operating costs, potential environmental and other liabilities and other factors beyond our control. These assessments are necessarily inexact and their accuracy inherently uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

In addition, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geological characteristics or geographic location than existing properties. While our current operations are located primarily in Michigan, Indiana/Kentucky, Texas, the Rocky Mountains and Alberta, Canada, we cannot assure you that we will not pursue acquisitions of properties in other locations.

The failure to replace our reserves could adversely affect our production and cash flows.

Our future success depends upon our ability to find, develop or acquire additional natural gas and crude oil reserves that are economically recoverable. Our proved reserves, which are primarily in the mature Michigan basin, will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. In order to increase reserves and production, we must continue our development drilling and recompletion programs or undertake other replacement activities. Our current strategy is to maintain our focus on low-cost operations while increasing our reserve base, production and cash flow through development and exploration of our existing properties and acquisitions of producing properties where we can utilize our experience as a low-cost operator. We cannot assure you, however, that our planned exploration and development projects and acquisition activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing natural gas and crude oil prices increase significantly, our finding costs for additional reserves also could increase.

We cannot control the activities on properties we do not operate.

At December 31, 2004, other companies operated properties that included approximately 27% of our proved reserves. As a result, we have a limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities. As a result, the success and timing of our drilling and development activities on properties operated by others depend upon a number of factors that are outside of our control, including:

•	timing and amount of capital expenditures;

•	the operator’s expertise and financial resources;

•	approval of other participants in drilling wells; and

•	selection of technology.

We cannot control the operations of gas processing and transportation facilities we do not own or operate.

At December 31, 2004, other companies owned processing plants and pipelines that delivered approximately 63% of our natural gas production to market in Michigan. In addition, all of our Canadian natural gas production is transported through third party pipelines. As a result, we have no influence over the operation of these facilities and must depend upon the owners of these facilities to minimize any loss of processing and transportation capacity. This risk was highlighted in 2003 by the shutdown of CMS Energy Inc. and Michigan Consolidated Gas Co. processing plants in Michigan that resulted in an approximate 725 Mmcf decrease in our 2003 production.

The loss of key personnel could adversely affect our ability to operate.

Our operations are dependent on a relatively small group of key management and technical personnel. We cannot assure you that these individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on us.

Competition in our industry is intense, and we are smaller and have a more limited operating history than most of our competitors.

We compete with major and independent oil and gas companies for property acquisitions. We also compete for the equipment and labor required to operate and develop these properties. Many of our competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state, provincial and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and productive natural gas and crude oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for natural gas and crude oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to complete transactions in this highly competitive environment. Furthermore, the oil and gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial, and other consumers.

Several companies have entered into purchase contracts with us for a significant portion of our production and if they default on these contracts, we could be materially and adversely affected.

Our long-term natural gas contracts, which extend through March 2009, accounted for the sale of approximately 28% of our natural gas production and for a significant portion of our total revenues in 2004. We cannot assure you that the other parties to these contracts will continue to perform under the contracts. If the other parties were to default after taking delivery of our natural gas, it could have a material adverse effect on our cash flows for the period in which the default occurred. A default by the other parties prior to taking delivery of our natural gas could also have a material adverse effect on our cash flows for the period in which the default occurred depending on the prevailing market prices of natural gas at the time compared to the contractual prices.

Hedging our production may result in losses.

To reduce our exposure to fluctuations in the prices of natural gas and crude oil, we have entered into long-term natural gas and crude oil hedging arrangements. These hedging arrangements expose us to risk of financial loss in some circumstances, including the following:

•	our production is materially less than expected; or

•	the other parties to the hedging contracts fail to perform their contractual obligations.

In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for natural gas and crude oil in the following instances:

•	there is a change in the expected difference between the underlying price in the hedging agreement and actual prices received; or

•	a sudden unexpected event materially impacts natural gas or crude oil prices.

The result of natural gas and crude oil market prices exceeding our swap prices requires us to make payment for the settlement of our hedge derivatives on the fifth day of the production month for natural gas hedges and the fifth day after the production month for crude oil hedges. We do not receive market price cash payments from our customers until 25 to 60 days after the production month’s end. This could have a material adverse effect on our cash flows for the period between hedge settlement and payment for revenues earned.

If we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in natural gas and crude oil prices than our competitors who engage in hedging arrangements.

Our activities are regulated by complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Natural gas and crude oil operations are subject to various United States and Canadian federal, state, provincial and local government laws and regulations that may be changed from time to time in response to economic or political conditions. Matters that are typically regulated include:

•	discharge permits for drilling operations;

•	drilling permits and bonds;

•	reports concerning operations;

•	spacing of wells;

•	unitization and pooling of properties;

•	environmental protection; and

•	taxation.

From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of natural gas and crude oil wells below actual production capacity to conserve supplies of natural gas and crude oil. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted.

The development, production, handling, storage, transportation and disposal of natural gas and crude oil, by-products and other substances and materials produced or used in connection with natural gas and crude oil operations are also subject to laws and regulations primarily relating to protection of human health and the environment. The discharge of natural gas, crude oil or pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may result in the assessment of civil or criminal penalties or require us to incur substantial costs of remediation.

Legal and tax requirements frequently are changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We cannot assure you that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not materially adversely affect our business, results of operations and financial condition.

Risks Related to the Debentures

Because the holders of our senior indebtedness, including our existing senior secured revolving credit facilities and second lien mortgage notes, have the right in the event of our insolvency, liquidation or reorganization to receive payment in full before any payments can be made in respect of the Debentures, our assets may not be sufficient to assure repayment of the Debentures.

The Debentures are direct, unsecured subordinated obligations and rank junior in right of payment to all of our existing and future senior indebtedness (including our existing senior secured revolving credit facilities and second lien mortgage notes). At March 31, 2005, our indebtedness totaled $425.4 million, which included $206.4 million of senior indebtedness. The Debentures will not be guaranteed by any of our subsidiaries and, accordingly, the Debentures are effectively subordinated to the indebtedness of our subsidiaries, including trade creditors. At March 31, 2005, our subsidiaries had indebtedness of $150.4 million, excluding intercompany indebtedness.

In the event of our insolvency, liquidation or other reorganization, all of our senior indebtedness must be paid in full before any amounts owed under the Debentures may be paid. As a result, our assets may not be sufficient to assure payment of the Debentures and any other obligations that are not expressly subordinated to the Debentures after payment in full or of all of our existing and future senior indebtedness.

In the event of insolvency, liquidation or other reorganization relating to any of our subsidiaries, holders of the Debentures will participate in the assets of any of our subsidiaries only after such subsidiary has repaid in full all of its indebtedness and other liabilities, including trade payables, and after we have repaid in full all of our senior indebtedness. Moreover, we may not pay any amount owed under the Debentures, or repurchase, redeem or otherwise retire the Debentures (otherwise than through the conversion thereof into our common stock), if any payment default on our senior indebtedness occurs, unless such default has been cured or waived, the senior indebtedness is repaid in full or the holders of the senior indebtedness consent to such payment or retirement. In addition, if any other default exists with respect to senior indebtedness and specified other conditions are satisfied, at the option of the holders of that senior indebtedness, we may be prohibited from making payments on or retiring the Debentures (otherwise than through the conversion thereof into our common stock) for a designated period of time.

The increase in the conversion rate for the Debentures converted in connection with, or tendered for repurchase upon, a change of control may not adequately compensate you for the lost option time value of your Debentures as a result of the change of control.

If a change of control occurs on or prior to November 1, 2011, under certain circumstances, we will increase the conversion rate for the Debentures converted in connection with the change of control. The amount of the increase will be determined based on the date on which the change of control becomes effective and the price paid per share of our common stock in the change of control transaction, as described below under “Description of the Debentures—Adjustment to Conversion Rate Upon a Change of Control.” Although the increase in the conversion rate is designed to compensate you for the lost option time value of your Debentures as a result of such change of control, the increase is only an approximation of the lost value and may not adequately compensate you for such loss. In addition, if a change of control occurs after November 1, 2011, or if the price paid per share of our common stock in the change of control transaction is greater than $111.10 per share or less than $32.17 per share (in each case, subject to adjustment), no increase in, or adjustment to, the conversion rate will be made.

Our stock price, and therefore the price of the Debentures, may be subject to significant fluctuations and volatility.

The market price of the Debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the Debentures than would be expected for non-convertible debt securities that we issue. Among the factors that could affect our common stock price are those discussed above under “—Risks Related to Our Business” as well as:

•	technological innovations;

•	commodity prices;

•	drilling results;

•	changes in our product pricing policies or those of our competitors;

•	quarterly variations in our operating results;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.

In addition, the stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and of the Debentures.

The trading prices for the Debentures will be directly affected by the trading prices for our common stock, which are impossible to predict.

The price of our common stock could be affected by possible sales of our common stock by investors who view the Debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the Debentures.

There may be no active market for the Debentures.

Prior to this offering, there has been no active market for the Debentures. Although the Debentures have been designated for trading by qualified institutional buyers in the PORTAL market, we do not intend to apply for listing of the Debentures on any securities exchange or any automated quotation system. Although the initial purchasers have advised us that they currently make a market in the Debentures, they are not obligated to do so and may discontinue their market-making activities at any time without notice. Consequently, we cannot be sure that an active market for the Debentures will develop, or if one does develop, that it will be maintained. If an active market for the Debentures fails to develop or be sustained, the trading price and liquidity of the Debentures could be adversely affected.

If you are able to resell your Debentures, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.

If you are able to resell your Debentures, the price you receive will depend on many other factors that may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the Debentures;

•	ratings published by major credit rating agencies;

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the redemption and repayment features of the Debentures to be sold; and

•	the time remaining to the maturity of your Debentures.

As a result of these factors, you may only be able to sell your Debentures at prices below those you believe to be appropriate, including prices below the price you paid for them.

The conditional conversion feature of the Debentures could result in you not receiving the value of the common stock into which the Debentures are convertible.

The Debentures are convertible into common stock (except to the extent we elect to deliver cash upon conversion) only if specific conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which your Debentures would otherwise be convertible.

The conversion rate of the Debentures may not be adjusted for all dilutive events.

The conversion rate of the Debentures is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions or combinations of our common stock, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the Debentures or the common stock. There can be no assurance that an event that adversely affects the value of the Debentures, but does not result in an adjustment to the conversion rate, will not occur.

You should consider the United States Federal Income Tax Consequences of Owning Debentures.

The Debentures will be treated, and by accepting a beneficial interest in a Debenture, each holder is deemed to agree to treat the Debentures, for United States federal income tax purposes as debt instruments that are subject to United States federal income tax regulations governing contingent payment debt instruments. As a result, if you are a U.S. investor who is a holder of Debentures, you may be required to include amounts in your gross income, as ordinary interest income, that will exceed the amounts of the cash payments on the Debentures. The amount of interest income required to be included by you in any given tax year may be significantly in excess of the stated interest and contingent interest, if any, that is paid on your Debentures in respect of such tax year.

If you are a U.S. investor who is a holder of Debentures, you will recognize a gain or loss on the sale, exchange, purchase by us, conversion or redemption of a Debenture in an amount equal to the difference between the amount realized on such transaction, including, in the case of the conversion of Debentures, the fair market value of any of our common stock received, and your adjusted tax basis in the Debenture. Any gain recognized by you on the sale, purchase by us, exchange, conversion or redemption of a Debenture will be treated as ordinary interest income. Any loss recognized by you on such transactions will be treated as an ordinary loss to the extent of the interest previously included in your gross income, and thereafter, a capital loss.

Both U.S. and non-U.S. holders of the Debentures should consider the United States federal income tax consequences of the purchase, ownership, conversion and disposition of the Debentures and the ownership and disposition of the common stock received upon conversion of Debentures. Investors considering a purchase of Debentures are urged to consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the laws pertaining to any other United States federal tax other than the income tax, the laws of any state, local or non-United States taxing jurisdiction and any applicable taxation treaty. Certain material United States federal income tax consequences of the purchase, ownership, conversion and disposition of the Debentures and of the ownership and disposition of the common stock received upon conversion of the Debentures are summarized in this prospectus under the heading “Important United States Federal Income Tax Considerations” below.

The conversion rate of the Debentures is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be required to include an amount in income for United States federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. See “Important United States Federal Income Tax Considerations—U.S. Holders—Conversion Rate Adjustments.” In addition, non-U.S. holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal withholding tax requirements. See “Important United States Federal Income Tax Considerations—Non U.S. Holders—Conversion Rate Adjustments.”

The Debentures do not restrict our ability to incur additional debt or to take other action that could negatively impact holders of the Debentures.

We are not restricted under the terms of the indenture and the Debentures from incurring additional senior indebtedness or other indebtedness or from securing existing or future indebtedness. In addition, the Debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional senior indebtedness or other indebtedness, secure existing or future indebtedness and take a number of other actions that are not limited by the terms of the indenture and the Debentures could have the effect of diminishing our ability to make payments on the Debentures when due. In addition, we are not restricted from repurchasing subordinated indebtedness or common stock by the terms of the indenture and the Debentures.

Conversion of the Debentures could dilute the ownership interest of existing stockholders, including holders who had previously converted their Debentures.

The conversion of some or all of the Debentures could dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Debentures may encourage short selling by market participants because the conversion of the Debentures could depress the price of our common stock.

If you hold Debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Debentures, you will not be entitled to any rights with respect to our common stock (including voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if, when and to the extent we deliver shares of common stock to you upon conversion of your Debentures and, in limited cases, under the conversion rate adjustments applicable to the Debentures. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or restated bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

A small number of existing stockholders control our company, which could limit your ability to influence the outcome of stockholder votes.

Members of the Darden family, together with Mercury Exploration Company, or Mercury, and Quicksilver Energy, L.P., entities primarily owned by members of the Darden family, beneficially owned at March 16, 2005 approximately 37% of our common stock. As a result, these entities and individuals will generally be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our charter or bylaws and the approval of mergers and other significant corporate transactions.

A large number of our outstanding shares and shares to be issued upon exercise of our outstanding options may be sold into the market in the future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Our shares that are eligible for future sale may have an adverse effect on the price of our common stock. There were 50,522,993 shares of our common stock outstanding at March 31, 2005, including 92,626 shares issuable upon exchange of exchangeable shares issued by MGV. Approximately 31,173,514 of these shares are freely tradable without substantial restriction or the requirement of future registration under the Securities Act. In addition, at March 31, 2005 we had the following options outstanding to purchase shares of our common stock:

•	Options to purchase 47,536 shares at $4.90 per share;

•	Options to purchase 77,778 shares at $8.02 per share;

•	Options to purchase 7,000 shares at $8.25 per share;

•	Options to purchase 53,236 shares at $8.51 per share;

•	Options to purchase 53,568 shares at $11.04 per share;

•	Options to purchase 32,336 shares at $12.05 per share;

•	Options to purchase 534,156 shares at 16.515 per share;

•	Options to purchase 15,384 shares at $23.75 per share;

•	Options to purchase 1,183,422 shares at $31.27 per share;

•	Options to purchase 9,096 shares at $35.13 per share;

•	Options to purchase 69,760 shares at $35.75 per share; and

•	Options to purchase 1,637 shares at $49.34 per share.

Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

Our amended and restated certificate of incorporation, restated bylaws and stockholder rights plan contain provisions that could discourage an acquisition or change of control without our board of directors’ approval.

Our amended and restated certificate of incorporation and restated bylaws contain provisions that could discourage an acquisition or change of control without our board of directors’ approval, such as:

•	our board of directors is authorized to issue preferred stock without stockholder approval;

•	our board of directors is classified; and

•	advance notice is required for director nominations by stockholders and actions to be taken at annual meetings at the request of stockholders.

In addition, we have adopted a stockholder rights plan. The provisions described above and the stockholder rights plan could impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to take control of us, even if that change of control might be beneficial to stockholders, thus increasing the likelihood that incumbent directors will retain their positions. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of our common stock.

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from any sales of the Debentures or the shares of our common stock issuable upon conversion of the Debentures. We will not receive any of the proceeds from any such sale by any selling securityholder.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on the New York Stock Exchange under the trading symbol “KWK.” The following table lists, on a per share basis for the periods indicated, the high and low sale prices for our common stock as reported by the New York Stock Exchange:

	Price Range of Common Stock
	High	Low
Fiscal Year Ended December 31, 2003
First Quarter	$12.22	$9.77
Second Quarter	13.06	11.23
Third Quarter	13.08	11.47
Fourth Quarter	16.83	12.20
Fiscal Year Ended December 31, 2004
First Quarter	$21.35	$16.04
Second Quarter	33.70	18.73
Third Quarter	36.12	25.29
Fourth Quarter	37.88	28.97
Fiscal Year Ended December 31, 2005
First Quarter	$51.80	$33.43
Second Quarter (through April 29, 2005)	56.64	47.18

As of April 29, 2005, there were 505 holders of record of our common stock. On May 10, 2005, the last reported sale price of our common stock as quoted on the New York Stock Exchange was $56.46 per share.

We have never paid cash dividends on our common stock and we intend to retain our cash flow from operations for the future operation and development of our business. In addition, our senior secured revolving credit facility prohibits payments of dividends on our common stock. Our dividend policy may be reviewed by our board of directors from time to time as may be appropriate in light of relevant factors existing at such times, including the extent to which the payment of cash dividends may continue to be limited by covenants contained in our financing documents.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth selected financial information as of the dates and for the periods indicated. This financial information is derived from our consolidated financial statements as of such dates and for such periods. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto contained in this prospectus. The following information is not necessarily indicative of our future results. Interim results are not necessarily indicative of the results that can be expected for a full fiscal year.

Selected Financial Data

(in thousands, except per share data)

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Consolidated Statements of Income Data:
Total revenues	$55,249	$39,777	$179,729	$140,949	$121,979	$141,963	$118,392
Income before income taxes	15,372	8,670	45,446	28,502	21,333	30,110	27,731
Income before cumulative effect of change in accounting principle	10,754	5,937	31,272	18,505	13,835	19,310	17,618
Net income	10,754	5,937	31,272	16,208	13,835	19,310	17,618

Earnings – per share before accounting change (1)
Basic	0.21	0.12	0.63	0.41	0.35	0.52	0.48
Diluted	0.20	0.12	0.62	0.41	0.34	0.50	0.48

Earnings – per share (1)
Basic	0.21	0.12	0.63	0.36	0.35	0.52	0.48
Diluted	0.20	0.12	0.62	0.35	0.34	0.50	0.48

Consolidated Statements of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$18,780	$15,133	$99,449	$59,280	$44,198	$57,921	$47,691
Investing activities	(55,813)	(39,712)	(220,500)	(147,422)	(83,659)	(67,227)	(195,518)
Financing activities	28,797	25,396	134,389	79,369	40,050	5,199	158,103

Capital expenditures	57,108	39,917	231,757	148,488	88,965	67,566	194,507

Consolidated Balance Sheet Data (at end of period):
Working capital (deficit) (2)	$(19,368)	$(31,527)	$(17,255)	$(30,803)	$(23,678)	$(19,141)	$935
Net property, plant and equipment	844,527	634,206	802,610	604,576	470,078	412,455	374,099
Total assets	924,018	691,109	888,334	666,934	529,538	471,884	440,111
Long-term debt	425,052	274,274	399,134	249,097	248,493	248,425	239,986
Total stockholders’ equity	316,363	246,442	304,276	241,816	128,905	94,387	86,758

(1)	Per share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in June 2004.
(2)	Working capital includes the current portion of assets and liabilities, which reflect estimated fair value of derivative obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years and for the three months ended March 31, 2004 and 2005. For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes before income from equity investees plus distributed earnings from equity investees and fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

Three Months Ended March 31,		Year Ended December 31,
2005	2004	2004	2003	2002	2001	2000
4.3x	3.5x	3.8x	2.4x	2.3x	2.2x	2.3x

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand Quicksilver Resources Inc. MD&A is provided as a supplement to, and should be read in conjunction with, the other sections of this prospectus, including “Business,” “Selected Historical Consolidated Financial Information,” and our consolidated financial statements and the related notes. Our MD&A includes the following sections:

•	Overview - a general description of our business; the value drivers of our business; measurements; and opportunities, challenges and risks.

•	Financial Risk Management - information about debt financing and financial risk management.

•	Application of critical accounting policies - a discussion of accounting policies that require critical judgments and estimates.

•	Results of Operations - an analysis of our consolidated results of operations for the periods presented in our financial statements. We operate in one business - exploration, development and production of natural gas, crude oil and NGLs. Except to the extent those differences between our two geographic operating segments are material to an understanding of our business as a whole, we present the discussion to this MD&A on a consolidated basis.

•	Liquidity and Capital Resources - an analysis of our cash flows, sources and uses of cash, contractual obligations and commercial commitments.

OVERVIEW

We are an independent oil and gas company engaged in the exploration, acquisition, development, production and sale of natural gas, crude oil and natural gas liquids primarily from unconventional reservoirs such as fractured shales, coal beds and tight sands. We generate revenue, income and cash flows by producing and selling natural gas, crude oil and natural gas liquids. We produce these products in quantities and at prices that, in addition to generating operating income, allow us to conduct exploration, development and acquisition activities to replace the reserves that have been produced.

At December 31, 2004, approximately 92% of our proved reserves were natural gas. Our Michigan reserves make up approximately 62% of those reserves. Our Michigan activities in the Antrim shale have allowed us to develop a technical and operational expertise in the acquisition, development and production of unconventional natural gas reserves. Consistent with one of our business strategies, we have applied our expertise gained in our Michigan activities to our Canadian coal bed methane (“CBM”) projects in Alberta, Canada. Our Canadian reserves made up about 27% of our proved reserves at December 31, 2004. Our Indiana/Kentucky New Albany Shale and Texas Barnett Shale projects represent additional extensions of that expertise.

For 2005, we plan to continue our focus on the exploration and development of CBM properties in Alberta, Canada and our Barnett Shale acreage in Texas. We expect budgeted capital expenditures in 2005 to be as much as $261 million, of which about $107 million is allocated to our Canadian CBM projects and approximately $115 million is allocated to our Barnett Shale position in north Texas. The remainder is allocated to our fractured shale projects in Michigan and Indiana/Kentucky.

We focus on three key value drivers:

•	reserve growth;

•	production growth; and

•	improving our cash flows.

Our reserve growth is dependent upon our ability to apply our technical and operational expertise in our exploration and development of unconventional natural gas reservoirs. We strive to increase reserves and production through aggressive management of operations and relatively low-risk development drilling. We will also continue to identify high potential exploratory projects with higher levels of financial risk. Both our low-risk development programs and exploratory projects are aimed at providing us with opportunities to explore for, and develop, unconventional natural gas reservoirs to which our technical and operational expertise is well suited.

Our principal properties are well suited for production increases through exploitation activities and development drilling. We perform workover and infrastructure projects to reduce operating costs and increase current and future production. We regularly review operations on operated properties to determine if steps can be taken to profitably increase reserves and production.

As these elements are implemented, our results are measured through these key measurements: earnings; cash flow from operating activities; production and overhead costs per unit of production; production volumes; reserve growth; and finding costs per unit of reserve addition.

	Year Ended December 31,
	2004	2003	2002
	(in thousands)
Operating Income	$60,693	$48,498	$40,702
Cash flow from operations	99,449	59,280	44,198
Production cost per mcfe(1)	$1.24	$1.08	$0.94
General and administrative cost per mcfe	0.29	0.20	0.19
Production (MMcfe)	44,257	40,192	39,209

(1)	Excludes production taxes.

The possibility of decreasing prices received for production is among the several risks that we face. We seek to manage this risk by entering into natural gas sales contracts with price floors and natural gas and crude oil financial hedges. Our use of pricing collars and, to a lesser degree, fixed price swaps for both natural gas and crude oil helps to ensure a predictable base level of cash flow while allowing us to participate in all, or a portion, of any favorable price increases. This commodity price strategy enhances our ability to execute our drilling and exploration programs, meet debt service requirements and pursue acquisition opportunities despite price fluctuations. If our revenues were to decrease significantly as a result of presently unexpected declines in natural gas prices or otherwise, we could be forced to curtail our development and exploratory drilling and acquisition activities. We might also be forced to sell some of our assets on an untimely or unfavorable basis.

Natural gas prices were favorable throughout 2004 and 2003 and industry analysts expect them to remain favorable for the foreseeable future. With continued favorable gas prices, the expiration of our remaining fixed price natural gas hedges in April 2005 and increasing natural gas production, we expect to fund more of our capital expenditures with cash flow from operations; however, we do not expect our cash flow from operations to be sufficient to satisfy our total budgeted capital expenditures. We plan to use cash flows from operations, credit facility utilization and possible issuance of debt or equity securities to fund our total budgeted capital expenditures in 2005.

FINANCIAL RISK MANAGEMENT

We have established policies and procedures for managing risk within our organization, including internal controls. The level of risk assumed by us is based on our objectives and capacity to manage risk.

Our primary risk exposure is related to natural gas and crude oil commodity prices. We have mitigated the downside risk of adverse price movements through the use of long-term sales contracts, swaps and collars; however, in doing so, we have also limited future gains from favorable price movements.

Commodity Price Risk

We sell approximately 25,000 Mcfd and 10,000 Mcfd of natural gas under long-term contracts with floor prices of $2.49 per Mcf and $2.47 per Mcf, respectively, through March 2009. Approximately 5,300 Mcfd and 4,800 Mcfd sold under these contracts in 2004 and during the first quarter of 2005, respectively, were third party volumes controlled by us. We also enter into financial contracts to hedge our exposure to commodity price risk associated with anticipated future natural gas and crude oil production. These contracts have included price ceilings and floors, no-cost collars and fixed price swaps.

Equity natural gas volumes of approximately 20,000 Mcfd, 15,000 Mcfd and 5,000 Mcfd are hedged for the second, third and fourth quarters of 2005, respectively, using fixed price swap agreements. We have also used price collars to hedge 2005 natural gas volumes of approximately 32,000 Mcfd for the second quarter and 40,000 Mcfd for the remainder of the year. We have hedged our crude oil production with price collars hedging 1,000 Bbld for the second quarter of 2005 and 750 Bbld for the remainder of the year.

The following table summarizes our open financial derivative positions as of March 31, 2005 related to natural gas and crude oil production.

Product	Type	Contract Period	Volume	Weighted Avg Price Per Mcf or Bbl	Fair Value
					(in thousands)
Gas	Swap	Apr 2005	10,000 Mcfd	2.79	$(1,359)
Gas	Swap	Apr 2005	10,000 Mcfd	2.79	(1,361)
Gas	Swap	Apr 2005	10,000 Mcfd	2.79	(1,361)
Gas	Swap	May 2005 - Oct 2005	10,000 Mcfd	7.35	(879)
Gas	Swap	May 2005 - Oct 2005	5,000 Mcfd	7.36	(431)
Gas	Collar	Apr 2005 - Oct 2005	10,000 Mcfd	5.50 - 6.75	(2,347)
Gas	Collar	Apr 2005 - Oct 2005	5,000 Mcfd	5.50 - 6.75	(1,173)
Gas	Collar	May 2005 - Oct 2005	15,000 Mcfd	5.50 - 7.15	(2,490)
Gas	Collar	May 2005 - Oct 2005	5,000 Mcfd	6.50 - 8.15	(286)
Gas	Collar	May 2005 - Oct 2005	5,000 Mcfd	6.50 - 8.22	(264)
Gas	Collar	Nov 2005 - Mar 2006	10,000 Mcfd	6.50 - 11.20	(178)
Gas	Collar	Nov 2005 - Mar 2006	10,000 Mcfd	6.50 - 11.20	(178)
Gas	Collar	Nov 2005 - Mar 2006	5,000 Mcfd	7.00 - 10.00	(231)
Gas	Collar	Nov 2005 - Mar 2006	5,000 Mcfd	7.00 - 10.10	(239)
Gas	Collar	Nov 2005 - Mar 2006	5,000 Mcfd	7.00 - 10.10	(239)
Gas	Collar	Nov 2005 - Mar 2006	5,000 Mcfd	7.00 - 10.17	(137)
Gas	Collar	Apr 2006 - Oct 2006	5,000 Mcfd	5.50 - 8.10	(347)
Gas	Collar	Apr 2006 - Oct 2006	5,000 Mcfd	5.50 - 8.25	(333)
Oil	Collar	Apr 2005 - Jul 2005	500 Bbld	40.00 - 46.75	(444)
Oil	Collar	Apr 2005 - Jul 2005	500 Bbld	40.00 - 52.80	(243)
Oil	Collar	Jul 2005 - Dec 2005	250 Bbld	38.00 - 47.75	(467)
Oil	Collar	Jul 2005 - Dec 2005	500 Bbld	47.00 - 62.20	(241)

				Net open positions	$(15,228)

Utilization of our financial hedging program may result in realization of natural gas and crude oil prices that vary from the actual prices that we receive from the sale of natural gas and crude oil. As a result of the hedging programs, revenues from production were lower than if the hedging programs had not been in effect by $43.9 million in 2004, $39.8 million in 2003 and $7.4 million in 2002. Our revenue from oil and gas production was

$9.6 million and $9.9 million lower as a result of the hedging programs in the first quarter of 2005 and 2004, respectively. Marketing revenue was $0.3 million lower and $0.3 million higher as a result of hedging activities in the first quarter of 2005 and 2004, respectively.

Commodity price fluctuations affect our remaining natural gas and crude oil volumes as well as our NGL volumes. Up to 4,500 Mcfd of natural gas is committed at market price through May 2005. Additional natural gas volumes of 16,500 Mcfd are committed at market price through September 2008. During 2004, approximately 6,400 Mcfd of our natural gas production was sold under these contracts. The remaining Mcfd contractual volumes were third-party volumes controlled by us. At March 31, 2005, approximately 14,700 Mcfd sold under these contracts are third party volumes controlled by us.

Based on our 2004 average production and long-term natural gas sales contracts with floor prices of $2.49 per Mcf and $2.47 per Mcf, and our 2004 average production, each $1.00 per Mcf increase/decrease in the price of natural gas would increase/decrease our revenue by approximately $28.1 million. Should additional revenue of $28.1 million be realized, approximately $3.6 million would be required for settlement of our remaining fixed price hedges.

We have entered into various financial contracts to hedge exposure to commodity price risk associated with future contractual natural gas sales and purchases with derivative instruments. These contracts include either fixed and floating price sales to, or purchases from, third parties. As a result of these firm sale and purchase commitments and associated financial price swaps, the hedge derivatives qualified as fair value hedges for accounting purposes. Marketing revenues were $0.5 million and $0.3 million higher and lower by $2.2 million as a result of our hedging activities in 2004, 2003 and 2002, respectively. Hedge ineffectiveness resulted in $118,000 of net losses, $188,000 of net gains and $26,000 net losses recorded to other revenue for 2004, 2003 and 2002, respectively. At March 31, 2005, we have no hedges in place associated with our marketing activity.

Interest Rate Risk

We manage our exposure associated with interest rates by entering into interest rate swaps. Our interest rate swap covering $75.0 million notional variable-rate debt ended on March 31, 2005. The interest rate swap converted a floating three-month LIBOR base to a 3.74% fixed-rate.

On September 10, 2003, we entered into an interest rate swap to hedge the $40.0 million of fixed-rate second lien notes issued on June 27, 2003. The swap converted the debt’s 7.5% fixed-rate debt to a floating six-month LIBOR base. In January 2004, the swap position was cancelled, and we received a cash settlement of $0.3 million that is being recognized over the original term for the swap, which ends December 31, 2006. A deferred gain of $0.2 million remained at December 31, 2004.

Interest expense for the years ended December 31, 2004, 2003 and 2002 was $0.8 million, $1.4 million and $2.6 million higher, respectively, as a result of the interest rate swaps. Interest expense was $0.2 million lower and $0.3 million higher, respectively, for the three months ended March 31, 2005 and 2004 as a result of our interest hedging activities.

If interest rates on our variable interest-rate debt of $236.4 million, as of March 31, 2005, increase or decrease by one percentage point, our annual pretax income will decrease or increase by $2.4 million.

Credit Risk

Credit risk is the risk of loss as a result of non-performance by counterparties of their contractual obligations. We sell a portion of our natural gas production directly under long-term contracts with the remainder of our natural gas and crude oil production sold at spot or short-term contract prices. All our natural gas and crude oil production is sold to large trading companies and energy marketing companies, refineries and other users of petroleum products. We also enter into hedge derivatives with financial counterparties. We monitor exposure to counterparties by reviewing credit ratings, financial statements and credit service reports. Exposure levels are limited and parental guarantees and collateral to support the obligations of our counterparty are required according to our established policy. Each customer and/or counterparty is reviewed as to credit worthiness prior to the extension of credit and on a regular basis thereafter. In this manner, we reduce credit risk.

While we follow our credit policies at the time we enter into sales contracts, the credit worthiness of counterparties could change over time. The credit ratings of the parent companies of the two counterparties to our long-term gas contracts were downgraded in early 2003 and remain below the credit ratings required for the extension of credit to new customers. Please see “Risk Factors.”

Performance Risk

Performance risk results when a financial counterparty fails to fulfill its contractual obligations such as commodity pricing or volume commitments. Typically, such risk obligations are defined within the trading agreements. We manage performance risk through management of credit risk. Each customer and/or counterparty is reviewed as to credit worthiness prior to the extension of credit and on a regular basis thereafter.

Foreign Currency Risk

Our Canadian subsidiary uses the Canadian dollar as its functional currency. To the extent that business transactions in Canada are not denominated in Canadian dollars, we are exposed to foreign currency exchange rate risk. During October and November 2004, we loaned MGV approximately $11.4 million. To reduce its exposure to exchange rate risk, MGV entered into a forward contract that fixed the Canadian-to-US exchange rate. The balance of the loan was repaid at the end of November and upon settlement of the forward contract, MGV recognized a gain of $0.2 million.

While cross-currency transactions are minimized, the result of a ten percent change in the Canadian-U.S. exchange rate would increase or decrease equity by approximately $6.4 million at December 31, 2004.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Management discusses with our Audit Committee the development, selection and disclosure of our critical accounting policies and estimates and the application of these policies and estimates. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. We believe our accounting policies are appropriately selected and applied.

Use of Estimates

In preparing the financial statements, our management makes informed judgments and estimates that affect the reported amounts of assets and liabilities as of the date of the financial statements and affect the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates, including asset retirement obligations, litigation, income taxes and determination of proved reserves. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates.

Oil and Gas Properties

We employ the full cost method of accounting for our oil and gas properties. Under the full cost method, all costs associated with the acquisition, exploration and development of oil and gas properties are capitalized and accumulated in cost centers on a country-by-country basis. This includes any internal costs that are directly related to exploration and development activities, but does not include any costs related to production, general corporate overhead or similar activities. Effective with the adoption of SFAS No. 143 in 2003, the carrying amount of oil and gas properties also includes estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country. The application of the full cost method of accounting for oil and gas properties generally results in higher capitalized costs and higher depletion rates compared to the successful efforts method of accounting for oil and gas properties. The sum of net capitalized costs and estimated future development and dismantlement costs for each cost center is depleted on the equivalent unit-of-production basis using proved oil and gas reserves as determined by independent petroleum engineers.

Net capitalized costs are limited to the lower of unamortized cost net of related deferred tax or the cost center ceiling. The cost center ceiling is defined as the sum of (i) estimated future net revenues, discounted at 10% per annum, from proved reserves, based on unescalated year-end prices and costs, adjusted for contract provisions, financial derivatives that hedge our oil and gas revenue and asset retirement obligations; (ii) the cost of properties not being amortized; (iii) the lower of cost or market value of unproved properties included in the costs being amortized less (iv) income tax effects related to differences between the book and tax basis of the oil and gas properties. Such limitations are imposed separately for the U.S. and Canadian cost centers.

Oil and Gas Reserves

Proved oil and gas reserves, as defined by SEC Regulation S-X Rule 4-10(a) 2(i), 2(ii), 2(iii), (3) and (4), are the estimated quantities of crude oil, natural gas, and NGLs that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Prices include consideration of changes in existing prices provided only by contractual arrangements, which include financial derivatives that hedge our oil and gas revenue.

Our estimates of proved reserves are made using available geological and reservoir data as well as production performance data. These estimates, made by our engineers, are reviewed annually and revised, either upward or downward, as warranted by additional data. Revisions are necessary due to changes in, among other things, reservoir performance, prices, economic conditions and governmental restrictions. Decreases in prices, for example, may cause a reduction in some proved reserves due to reaching economic limits sooner. A material change in the estimated volumes of reserves could have an impact on the DD&A rate calculation and the financial statements.

Ceiling Test

Companies that use the full cost method of accounting for oil and gas properties are required to perform the ceiling test each quarter. The ceiling is an impairment test performed on a country-by-country basis as prescribed by SEC Regulation S-X Rule 4-10. The test determines a limit, or ceiling, on the book value of oil and gas properties. That limit is basically the after-tax value of the future net cash flows from proved natural gas and crude oil reserves, including the effect of cash flow hedges, discounted at ten percent per annum. This ceiling is compared to the net book value of the oil and gas properties reduced by the related net deferred income tax liability and asset retirement obligations. If the net book value reduced by the related net deferred income tax liability and asset retirement obligations exceeds the ceiling, an impairment or noncash writedown is required. A ceiling test impairment can give us a significant loss for a particular period; however, future depletion expense would be reduced.

The ceiling test is affected by a decrease in net cash flow from reserves due to higher operating or capital costs or reduction in market prices for natural gas and crude oil. These changes can reduce the amount of economically producible reserves. At December 31, 2004, capitalized costs, inclusive of future development costs, for U.S. and Canadian reserves were $1.18 per Mcfe and $0.78 per Mcfe, respectively.

Derivative Instruments

We enter into financial derivative instruments to hedge risk associated with the prices received from natural gas and crude oil production and marketing. We also utilize financial derivative instruments to hedge the risk associated with interest rates on our debt outstanding. We account for our derivative instruments under the provisions of Statement of Financial Accounts Standard (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities. Under this statement, derivative instruments, other than those that meet the normal purchases and sales exception, are recorded on our balance sheet as either assets or liabilities measured at fair value determined by reference to published future market prices and interest rates. The cash settlement of all derivative instruments is recognized as income or expense in the period in which the hedged transaction is recognized. Gains or losses on derivative instruments terminated prior to their original expiration date are deferred and recognized as income or expense in the period in which the hedged transaction is recognized. The ineffective portion of hedges is recognized currently in earnings.

Portions of our hedge derivatives were classified as current based upon the maturity of the derivative instruments. Based upon the estimated fair values of those hedge derivatives as of March 31, 2005, our revenues for the next twelve months will decrease approximately $14.5 million. Net income, after income taxes, will be approximately $9.2 million lower. These amounts will be reclassified from accumulated other comprehensive income in 2005.

Asset Retirement Obligations

We have significant obligations to remove equipment and restore land at the end of oil and gas production operations. Our removal and restoration obligations are primarily associated with plugging and abandoning wells and associated production facilities. We adopted Statement of Financial Accounting Standard (“SFAS”) No. 143, Accounting for Asset Retirement Obligations effective January 1, 2003. Under SFAS No. 143, the estimated fair value of a liability for legal obligations associated with the retirement obligations of tangible long-lived assets is recorded in the periods in which it is incurred. When the liability is recorded, we increase the carrying amount of the related long-lived asset. The liability is accreted to the fair value at the time of the settlement over the useful life of the asset, and the capitalized cost is depleted or depreciated over the useful life of the related asset.

The fair value of the liability associated with these retirement obligations is determined using significant assumptions, including current estimates of the plugging and abandonment or retirement, annual inflation of these costs, the productive life of the asset and our risk adjusted costs to settle such obligations discounted using our risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligation. Revisions to the asset obligation are recorded with an offsetting change to the carrying amount of the related long-lived asset, resulting in prospective changes to depreciation, depletion and amortization expense and accretion of discount. Because of the subjectivity of assumptions and the relatively long life of most of our oil and gas assets, the costs to ultimately retire these assets may vary significantly from previous estimates.

Income Taxes

Deferred income taxes are established for all temporary differences between the book and the tax basis of assets and liabilities. In addition, deferred tax balances must be adjusted to reflect tax rates that will be in effect in years in which the temporary differences are expected to reverse. MGV, our Canadian subsidiary, computes taxes at rates in effect in Canada. U.S. deferred tax liabilities are not recognized on profits that are expected to be permanently reinvested by MGV and thus are not considered available for distribution to the parent Company.

Included in our net deferred tax liability are $51.8 million of future tax benefits from prior unused tax losses. Realization of these tax assets depends on sufficient future taxable income before the benefits expire. We believe we will have sufficient future taxable income to utilize the loss carry forward benefits before they expire; however, if not, we could be required to recognize a loss for some or all of these tax assets. Net operating loss carry forwards and other deferred tax assets are reviewed annually for recoverability, and are recorded, net of a valuation allowance, if necessary.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements within the meaning of Item 303(a)(4) of SEC Regulation S-K.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

Summary Financial Data

	Three Months Ended March 31,
	2005	2004
	(in thousands)
Total operating revenues	$55,249	$39,777
Total operating expenses	35,530	28,056
Operating income	19,943	12,012
Net income	10,754	5,937

We recorded net income of $10.8 million ($0.20 per diluted share) for the three months ended March 31, 2005, compared to net income of $5.9 million ($0.12 per diluted share) for the first quarter of 2004.

Operating Revenues

Revenues for the first quarter of 2005 were $55.2 million, a $15.4 million increase from the $39.8 million reported for the three months ended March 31, 2004. Production revenue increased $15.7 million as a result of a 14% increase in sales volumes and a 23% increase in realized sales prices.

Gas, Oil and Related Product Sales. Sales volumes, revenues and average prices for the three months ended March 31, 2005 and 2004 are as follows:

	Three Months Ended March 31,
	2005	2004
Natural gas, oil and NGL sales (in thousands)
United States	$35,158	$31,438
Canada	19,682	7,686

Total	$54,840	$39,124

Product sale revenues (in thousands)
Natural gas sales	$47,868	$33,033
Crude oil sales	5,916	5,199
NGL sales	1,056	892

Total	$54,840	$39,124

Average daily sales volume
Natural gas - Mcfd
United States	83,941	82,710
Canada	39,368	18,642

Total	123,309	101,352
Crude oil - Bbld
United States	1,426	2,045
Canada	1	—

Total	1,427	2,045
NGL - Bbld
United States	354	394
Canada	2	3

Total	356	397
Total sales - Mcfed
United States	94,622	97,336
Canada	39,388	18,664

Total	134,010	116,000
Unit prices - including impact of hedges
Natural gas - per Mcf
United States	$3.73	$3.37
Canada	5.55	4.52
Consolidated	4.31	3.58
Crude oil - per Bbl
United States	$46.06	$27.94
Canada	39.11	—
Consolidated	46.05	27.94
NGL - per Bbl
United States	$32.92	$24.65
Canada	34.60	34.93
Consolidated	32.93	24.73

Natural gas sales of $47.9 million for the first quarter of 2005 were 45% higher than the $33.0 million for the 2004 first quarter. First quarter 2005 gas revenue increased $6.7 million as a result of a $0.73 per Mcf increase in the average sales price and $8.1 million from a 20% increase in sales volumes as compared to the first quarter of 2004. Production from our CBM projects and conventional properties in Canada increased for the first quarter of 2005 by approximately 2,145,000 Mcf and 150,000 Mcf, respectively, from the 2004 first quarter as a result of new wells drilled since March 31, 2004. Natural production declines partially offset the Canadian production increases. New wells in the Texas Barnett Shale and New Albany Shale increased sales volumes by approximately 330,000 Mcf and 260,000 Mcf, respectively, for the first quarter of 2005 compared to the first quarter of 2004. Michigan natural gas volumes included 210,000 Mcf from Antrim wells and 100,000 Mcf from Prairie du Chien wells drilled after the first quarter of 2004. Antrim Shale interests purchased in the third quarter of 2005 added approximately 60,000 Mcf of natural gas volumes during the first quarter of 2005. These U.S. production increases were partially offset by natural production declines.

Crude oil sales were $5.9 million for the three months ended March 31, 2005 compared to $5.2 million in the first quarter of 2004. Lower production reduced revenue $2.7 million compared to the prior year quarter. The absence of production from Wyoming and Michigan crude oil properties sold in the third quarter of 2004 lowered volumes by approximately 51,000 barrels for the first quarter of 2005. The average crude oil sales price for the first quarter of 2005 was $46.05 per Bbl compared to $27.94 per Bbl in the first quarter of 2004. Higher sales prices increased revenue $3.4 million.

Other Revenue. Other revenue decreased $0.2 million from the prior year period. The decrease resulted primarily from $0.3 million in hedging losses associated with our marketing activities in the first quarter of 2005.

Operating Expenses

First quarter operating expenses for 2005 were $35.5 million; an increase of $7.5 million over the $28.0 million of expenses incurred in the first quarter of 2004.

Oil and Gas Production Costs

	Three Months Ended March 31,
	2005	2004
	(in thousands, except per unit amounts)
Production expenses
United States	$16,356	$13,929
Canada	3,298	2,076

Total	$19,654	$16,005

Production expenses – per Mcfe
United States	$1.92	$1.57
Canada	0.93	1.22
Consolidated	1.63	1.52

Oil and gas production costs were $19.7 million for the 2005 first quarter. The $3.7 million increase over the prior year quarter included a $1.2 million increase in Canadian production costs. Canadian production increased approximately 1,850,000 Mcfe, net, primarily as a result of CBM and conventional wells drilled since the first quarter of 2004. Canadian production expenses decreased $0.29 per Mcfe to $0.93 per Mcfe as a result of the improving economies of scale.

U.S. production expenses increased $2.5 million for the first quarter of 2005 compared to the prior year period. Operating expenses for Barnett Shale wells increased production expenses approximately $1.0 million. At the end of the first quarter, we had 12 operated wells producing in the Barnett Shale. Operating costs in the Barnett Shale will continue to increase as additional wells are added to production. Initial operating expenses for water disposal and labor are typically greater when production begins as initial production contains a high water concentration. Operating costs for each well tend to decrease as natural gas production increases following the period of initial production. In Michigan, compressor overhauls, workovers and repair and maintenance increased production expense $0.9 million for the first quarter of 2005. The number of compressors undergoing routine, periodic overhauls was greater in the current year quarter. In addition, the producing well count for Michigan, Indiana and Kentucky was over 275 wells greater than during the 2004 first quarter. Finally, U.S. severance tax expense also increased approximately $0.2 million as a result of higher natural gas and crude oil prices in 2005. Partially offsetting these increases was a $0.6 million decrease in Wyoming production expense as a result of the 2004 third quarter sale of Wyoming crude oil properties. These items increased U.S. production expenses by approximately $0.27 per Mcfe for the first quarter of 2005.

Depletion, Depreciation and Accretion

	Three Months Ended March 31,
	2005	2004
	(in thousands, except per unit amounts)
Depletion	$10,738	$7,696
Depreciation of other fixed assets	1,363	1,184
Accretion	271	225

Total depletion, depreciation and accretion	$12,372	$9,105

Average depletion cost per Mcfe	$0.89	$0.73

First quarter 2005 depletion of $10.7 million was $3.0 million higher than depletion for the 2004 quarter primarily as a result of an increase in the depletion rate as well as additional sales volumes. Our depletion rate increased over the prior year period as a result of the significant capital expenditures and proved reserves added for our Canadian CBM and Texas Barnett Shale properties.

General and Administrative Expense. General and administrative costs incurred during the three months ended March 31, 2005 were $3.1 million. The $0.5 million increase over first quarter of 2004 expense was primarily the result of a $0.4 million increase in contract labor costs and legal and accounting fees due largely to compliance with Sarbanes-Oxley and corporate governance requirements.

Interest Expense

Interest expense for the first quarter of 2005 was $4.7 million, an increase of $1.2 million compared to the first quarter of 2004. Interest expense increased as a result of higher debt levels in 2005; however, a decrease in our overall effective interest rate partially offset that increase. The decrease in our effective interest rate was the result, in part, of the 1.875% interest rate borne by our $150.0 million contingently convertible debentures issued in November 2004.

Income Tax Expense

Our provision for income taxes increased $1.9 million from the prior year period as a result of higher pretax income for the first quarter of 2005. Our U.S. income tax provision of $1.6 million was established using the statutory U.S. federal rate of 35%. The Canadian tax provision of approximately $3.0 million was accrued at a Canadian combined federal and provincial statutory rate of 33.6% and included a current tax provision of $0.1 million.

Year Ended December 31, 2004 Compared With Years Ended December 31, 2003 and 2002

Summary Financial Data

	Year Ended December 31,
	2004	2003	2002
	(in thousands)
Total operating revenues	$179,729	$140,949	$121,979
Total operating expenses	120,214	93,782	81,477
Operating income	60,693	48,498	40,702
Income before accounting change	31,272	18,505	13,835
Net income	31,272	16,208	13,835

Net income for each of the years ended December 31, 2004, 2003 and 2002 was $31.3 million ($0.62 per diluted share), $16.2 million ($0.35 per diluted share) and $13.8 million ($0.34 per diluted share), respectively. Included in 2003 was a $2.3 million charge ($0.05 per diluted share), net of tax, for the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003. The 2003 period also included a $3.8 million pre-tax charge ($2.5 million after tax) to interest expense as a result of our early redemption of $53 million in principal amount of our subordinated notes payable.

Operating Revenues

Our 2004 revenues were $179.7 million as compared to $141.0 million for 2003, primarily as a result of additional Canadian revenue in 2004. The additional Canadian revenue was from a 5,776,000 net Mcfe increase in Canadian production from CBM projects and a 24% increase in realized prices. U.S. production revenue increased by approximately 5% over 2003 revenue with an 11% increase in realized prices being partially offset by a decrease in production of 1,711,000 Mcfe.

Total revenues for 2003 were $141.0 million, a $19.0 million increase from the $122.0 million reported in 2002. Higher realized prices and additional sales volumes increased revenue $26.7 million. The increase was primarily the result of sales volumes added from our Canadian CBM development projects and an 84% increase in Canadian realized sales prices. Additionally, U.S. realized prices increased approximately 19%. Additional revenue associated with U.S. prices increases was partially offset by an approximately 1,000,000 Mcfe decrease in U.S. sales volumes. Other revenue for 2003 was $7.8 million lower from the prior year. Revenue of $5.1 million was recognized from the sale of Section 29 tax credits in 2002. The tax credits expired in 2002. In 2003, a $0.5 million decrease in other revenue was the result of the completion of our negotiations to purchase the tax credit properties.

Gas, Oil and NGL Sales. Sales volumes, revenues and average prices for the years ended December 31, 2004, 2003 and 2002 were as follows:

	Year Ended December 31,
	2004	2003	2002
Average daily sales volume
Natural gas – Mcfd
United States	83,727	86,608	87,425
Canada	23,789	8,011	2,563

Total	107,516	94,619	89,988
Crude oil – Bbld
United States	1,882	2,212	2,479
Canada	—	1	—

Total	1,882	2,213	2,479
NGL – Bbld
United States	351	365	426
Canada	1	4	—

Total	352	369	426

Total sales – Mcfed
United States	97,120	102,073	104,858
Canada	23,802	8,042	2,563

Total	120,922	110,115	107,421

Natural gas, oil and NGL sales (in thousands)
United States	$134,268	$127,339	$110,263
Canada	42,905	11,698	2,033

Total natural gas, oil and NGL sales	$177,173	$139,037	$112,296

Product sale revenues (in thousands)
Natural gas sales	$150,716	$116,563	$90,289
Crude oil sales	22,782	19,576	19,679
NGL sales	3,675	2,898	2,328

Total oil, gas and NGL sales	$177,173	$139,037	$112,296

Unit prices - including impact of hedges
Natural gas - per Mcf
United States	$3.52	$3.32	$2.77
Canada	4.92	3.98	2.13
Consolidated	3.83	3.38	2.75

Crude oil - per Bbl
United States	$33.07	$24.23	$21.74
Canada	—	24.46	—
Consolidated	33.07	24.23	21.74

NGL - per Bbl
United States	$28.55	$21.45	$14.97
Canada	22.18	26.01	—
Consolidated	28.52	21.50	14.97

Our natural gas sales for 2004 were $150.7 million and increased $34.1 million from 2003 natural gas sales of $116.6 million. Our realized gas prices in the U.S. and Canada increased 6% and 24%, respectively. Increased prices contributed $23.8 million of the increase in 2004 sales. Natural gas sales volumes showed a net increase of

4,815,000 Mcf for 2004. Canadian 2004 sales volumes were nearly 5,760,000 Mcf over 2003 production of 2,935,000 Mcf; an increase of almost 200%. U.S. sales volumes were increased by production from new wells drilled in the New Albany Shale in Indiana and Kentucky, 1,380,000 Mcf; the Michigan Antrim Shale, 975,000 Mcf; the Michigan Prairie du Chien formation, 185,000 Mcf; and our initial production from the Barnett Shale in north Texas, 130,000 Mcf. Declining production rates on existing wells was the primary factor in production decreases that partially offset the production from new wells.

Our 2004 revenue from crude oil was $22.8 million and $3.2 million higher than 2003 crude oil revenue of $19.6 million. A 36% increase in realized crude oil prices from $24.23 to $33.07 per barrel boosted revenue $7.1 million. Lower volumes partially offset the increase due to prices by $3.9 million. The sale of Wyoming crude oil properties to Meritage Energy Partners LLC in the third quarter of 2004 lowered volumes by approximately 53,200 barrels. The remainder of the decrease was primarily due to natural declines from existing wells.

Sales of NGLs increased $0.8 million for 2004 to $3.7 million. The additional revenue was primarily the result of a 33% increase in realized NGL prices to $28.52 per barrel for 2004. A decrease in NGL volumes of approximately 6,000 barrels partially offset the increase from higher prices. Property dispositions in the third quarter of 2004 caused approximately 1,100 barrels of the volume decrease.

Natural gas sales for 2003 increased $26.3 million from 2002 to $116.6 million. Our average realized natural gas price increased 23% to $3.38 per Mcf for 2003 and increased sales $20.6 million. Volumes increased 1,690,000 Mcf from 2002 to 2003 and increased sales $5.7 million. Sales volumes for 2003 increased approximately 5,856,000 Mcf as a result of our drilling programs in the U.S. and Canada. Sales volumes from our Canadian CBM projects, which started production in January 2003, were approximately 2,113,000 Mcf for 2003. U.S. sales volumes increased 2,434,000 Mcf as a result of the additional interests in Michigan properties purchased from Enogex in December 2002. New wells drilled in the Michigan Antrim and Indiana New Albany formations increased sales volumes 1,071,000 Mcf and 239,000 Mcf, respectively. These increases were offset by curtailments in sales volumes as a result of extremely cold weather in the first quarter of 2003 and shutdowns of third party processing plants and pipelines in the second through fourth quarters of 2003. These events reduced sales volumes by approximately 260,000 Mcf and 814,000 Mcf, respectively. Additionally, March through September 2003 sales from our Indiana properties were curtailed when our local end-user reduced its deliveries of gas by approximately 161,000 Mcf. The remaining decreases were the result of natural decline in production from our existing natural gas wells.

Crude oil sales were $19.6 million for 2003 compared to $19.7 million in 2002. The $2.49 per barrel increase in our average realized crude oil price increased sales $2.3 million, which was nearly offset by the decrease in oil sales volumes for 2003. The 11% decrease in sales volumes to 808,000 barrels for the year was the result, in part, of a decrease of approximately 20,300 barrels due to the sale of Wyoming and Texas oil properties in June 2002. Natural production declines on existing wells contributed most of the remaining decreases. These reductions were partially offset by a full year’s production from wells drilled in the Beaver Creek Detroit River Zone 3 development that increased sales volumes 31,800 barrels.

NGL sales for 2003 increased $0.6 million to $2.9 million. NGL prices increased $6.53 from 2002 to $21.50 and resulted in a $1.0 million increase in sales that was partially offset by a decrease in sales volumes.

Other Revenues. Other revenue, consisting primarily of revenue from the marketing, transportation and processing of natural gas, was $2.6 million for 2004 and about $0.6 million higher than other revenue for 2003. Other revenue in 2003 was reduced by $0.5 million as a result of the repurchase of Section 29 tax credit properties.

Other revenue of $1.9 million in 2003 consisted of revenue from the marketing, transportation and processing of natural gas. In 2002, other revenue also included revenue of $5.1 million from the sale of Section 29 tax credits. The tax credits expired in 2002. In 2003, a $0.5 million reduction in other revenue was the result of the repurchase of the tax credit properties. Natural gas marketing, transportation and processing revenue for 2003 was $2.5 million as compared to $4.6 million in 2002. Marketing revenue in 2003 decreased $1.8 million from 2002 primarily as a result of pipeline delivery imbalances that occurred during 2003. Repayments of those imbalances required the purchase of natural gas when natural gas prices had increased from the time in which the imbalances occurred resulting in marketing margin losses.

Operating Expenses

Our operating expenses for 2004 were $120.2 million and $26.4 million higher than operating expenses for 2003. Increases were primarily the result of higher sales volumes and producing well counts in Canada and Indiana, higher depletion rates and added depreciation on facilities and pipelines placed into service since mid-2003, and an increase in U.S. compressor overhauls performed in 2004 as compared to 2003. General and administrative costs also increased by $4.8 million in 2004.

Operating expenses were $93.8 million in 2003 compared to $81.5 million for 2002. The increase was primarily the result of additional sales volumes.

Oil and Gas Production Costs

	Year Ended December 31,
	2004	2003	2002
	(in thousands, except per unit amounts)
Production expenses
United States	$54,783	$48,243	$40,505
Canada	10,403	3,951	1,723

	$65,186	$52,194	$42,228

Production expenses – per Mcfe
United States	$1.54	$1.29	$1.06
Canada	1.19	1.35	1.84
Consolidated	1.47	1.30	1.08

Costs for the production of oil and gas were $65.2 million and $13.0 million higher in 2004 as compared to 2003. Higher oil and gas prices, as well as higher Canadian sales volumes for 2004, increased production tax expense $1.5 million. U.S. production expense increased $6.0 million in 2004, excluding production tax increases of $0.6 million. Initial operating expenses associated with new Indiana and Kentucky wells and production increased production expense approximately $2.2 million. The increase included approximately $0.9 million for salt-water disposal and equipment rentals. These expenses were the result of inadequate salt-water disposal capacity and delays in completing electricity connections at each well. During 2004, 35 new wells and 22 non-producing wells acquired in 2003 began production, in addition to 47 wells that began production in the fourth quarter of 2003. Operating costs began to decrease as initial production containing high concentrations of water was followed by natural gas production increases. Production overhead in Indiana increased approximately $0.8 million as a result of personnel added to operate and maintain these properties. Michigan and Indiana operating expenses increased approximately $1.5 million and $0.2 million, respectively, as a result of the routine periodic overhaul of several compressors. Similar overhaul expenses were not incurred during 2003. These items increased U.S. production expenses by $0.14 per Mcfe for 2004 compared to 2003. Remaining production expense increases were attributable to modest price increases across a broad range of expense categories.

Canadian production expenses in 2004, excluding a production tax increase of $0.9 million, increased $5.5 million for 2004. A net increase in Canadian production of approximately 5,780,000 Mcf and higher well counts were the primary factors for the increase. Total Canadian production expense, including production taxes, continued to reflect improving economies of scale as expense decreased on a Mcfe-basis to $1.19 per Mcfe.

Oil and gas production expense for 2003 was $52.2 million, compared to 2002 expense of $42.2 million. Production taxes were $3.0 million higher as a result of higher sales volumes and higher average natural gas and crude oil prices in 2003. Production expenses for U.S. properties in 2003 increased $5.0 million, excluding production tax increases of $2.7 million. Notable production expense increases included $3.1 million of additional expense associated with natural gas volumes produced from the acquired Enogex interests and $0.8 million resulting from settlement costs for post-production cost allowances in Michigan and environmental issues in Indiana and Michigan. Inventory losses, primarily in Indiana, increased expense $0.3 million in 2003. Additional operating expenses of approximately $0.8 million were primarily due to the start-up of producing wells in Indiana during the fourth quarter.

Canadian production expenses in 2003, excluding production taxes of $0.3 million, increased $1.9 million. Canadian production increased approximately 2,000,000 Mcf, primarily as a result of the start-up of production from our CBM projects in January 2003. Although absolute Canadian production expense increased, expense per Mcfe, including production taxes, decreased $0.49 to $1.35 per Mcfe for 2003 as a result of 2003 CBM production.

Depletion, Depreciation and Accretion

	Year Ended December 31,
	2004	2003	2002
	(in thousands, except per unit amounts)
Depletion	$34,530	$27,379	$26,953
Depreciation of other fixed assets	5,179	3,949	3,206
Accretion	982	739	—

Total depletion, depreciation and accretion	$40,691	$32,067	$30,159

Average depletion cost per Mcfe	$0.78	$0.68	$0.69

Depletion expense for 2004 was $34.5 million, as compared to 2003 depletion expense of $27.4 million. Additional sales volumes of approximately 4,070,000 Mcfe and a $0.10 per Mcfe increase in the consolidated depletion rate added $7.2 million of depletion expense from 2003 to 2004. The $0.10 per Mcfe higher consolidated depletion rate was the result of additional increases in future development costs as compared to increases in proved reserves when comparing engineering estimates of proved reserves for December 31, 2004 and 2003. The $1.2 million increase in 2004 depreciation was primarily the result of the addition of compression and transportation assets and overhead assets.

Depletion expense increased $0.4 million to $27.4 million in 2003. Increased depletion expense was the result of higher sales volumes partially offset by a slight decrease in our consolidated depletion rate. Additional depreciation of $0.7 million was primarily the result of additions to processing and transportation assets including the Cardinal Pipeline, which began operations in September 2003. Accretion expense of $0.7 million in 2003 was the result of the adoption of SFAS No. 143 as of January 1, 2003.

General and Administrative Expenses. General and administrative expenses were $12.9 million for 2004. Of the $4.8 million increase from 2003, additional expenses of $2.3 million were primarily the result of an increase in management and administrative personnel from August 2003 through March 2004. Contract labor, legal and accounting fees increased approximately $1.0 million for 2004 due largely to new Sarbanes-Oxley and corporate governance requirements. Engineering and other professional fees increased approximately $0.4 million from 2003 due primarily to additional fees for preparation of required outside engineering reserve reports. Various other expenses including outside directors’ fees, charitable donations, insurance, investor relations and stock exchange fees increased a total of $0.6 million from 2003 expense amounts.

General and administrative expenses were $8.1 million for 2003 and $0.6 million higher than 2002 general and administrative expenses. The increase is primarily the result of $0.7 million in additional bonuses earned in 2003 and $0.3 million due to the addition of management personnel in the last half of the year. Professional fees were $0.2 million higher than in 2002 and were related to the use of additional engineering and accounting services. These increases were partially offset by the $0.3 million reduction in expense for contract labor in 2003.

Income from Equity Affiliates

Income from equity affiliates for 2003 increased $1.1 million from the prior year when we recorded losses of $0.8 million associated with Voyager Compression Services LLC. During 2002, Voyager recorded operating losses in addition to an impairment of its assets and lease termination costs in conjunction with ending its operations.

Interest Expense

Interest expense for 2004 was $15.7 million and $4.5 million less than 2003 interest expense. Interest expense in 2003 included a charge of $3.8 million as a result of the early redemption of $53.0 million in principal amount of our subordinated notes payable, which included a $3.2 million prepayment penalty and the write-off of $1.5 million of remaining deferred financing costs, partially offset by a deferred hedging gain of $0.9 million. Ongoing interest expense decreased approximately $0.7 million due to a decrease in LIBOR interest rates and the 2003 issuance of our second mortgage notes, which accrue interest at a substantially lower rate than the subordinated notes payable that were retired in mid-2003, partially offset by an increase in our average debt outstanding during 2004 as compared to 2003.

Interest expense was $20.2 million in 2003. Interest expense for 2003 included a charge of $3.8 million as a result of the early redemption of $53.0 million in principal amount of our subordinated notes payable through the issuance of $70.0 million in principal amount of second mortgage notes. The $3.8 million charge consisted of a prepayment premium of $3.2 million and the write-off of $1.5 million of remaining deferred financing costs, partially offset by an associated deferred hedging gain of $0.9 million. Ongoing interest expense decreased $2.8 million as a result of a significant decrease in our effective interest rates that was partially offset by an increase in our average debt outstanding in 2003. The interest rates paid on our debt were lower in 2003 because of lower LIBOR rates and the refinancing of our subordinated notes payable through the issuance of our second mortgage notes.

Income Taxes

	Year ended December 31,
	2004	2003	2002
Income tax provision (in thousands)	$14,174	$9,997	$7,498
Effective tax rate	31.2%	35.1%	35.2%

Our income tax provision for 2004 was $14.2 million. Our U.S. income tax provision was established using the statutory U.S. federal tax rate of 35.0%. In addition to the deferred tax provision of approximately $8.8 million, a current U.S. tax provision of $0.8 million was accrued for U.S. federal income tax due on a dividend distribution of approximately $86.5 million made to us by MGV in 2004 and consisted of estimated earnings and profits of $15.5 million. We have planned for reinvestment of the dividend in the U.S. under a qualified domestic reinvestment plan as defined under recently enacted Internal Revenue Code Section 965(a)(1), which allows 85% of the dividend to be excluded from U.S. taxable income for the year. The Canadian income tax provision consisted of a deferred tax provision of approximately $5.9 million accrued at a Canadian combined federal and provincial statutory rate of 33.6% and a current tax provision of $0.3 million. The deferred tax provision was reduced by a scientific, research and experimental development tax credit of $1.7 million. This credit was granted by Revenue Canada to MGV in 2004 for expenditures incurred in 2001.

Our income tax provision of $10.0 million for 2003 was established using an effective U.S. federal tax rate of 35%. The provision also includes $1.7 million for Canadian federal and provincial income tax expense. Canadian income tax expense includes consideration of tax rate reductions that were enacted during 2003. Income tax expenses increased from the prior year as a result of higher 2003 pretax income as compared to 2002.

LIQUIDITY, CAPITAL RESOURCES AND FINANCIAL POSITION

Three Months Ended March 31, 2005

Net cash from operations was $18.8 million for the three months ended March 31, 2005, an increase of $3.7 million compared to the same period in 2004. The 24% increase was due primarily to additional net income for the first quarter of 2005. Operating income of $19.9 million was $7.9 million higher from the 2004 first quarter primarily as a result of a 14% increase in sales volumes and a 23% increase in realized prices. Additionally, non-cash expenses for depletion, depreciation and amortization and deferred tax expense increased for the 2005 first quarter, but were partially offset by the use of working capital associated with additional operations and capital expenditures. The 2005 first quarter also included an increase in interest expense of $1.2 million. The increased interest expense resulted from additional debt incurred to fund our capital budget.

Our principal sources of cash include sales of natural gas, crude oil and NGLs and revenues from natural gas transportation and processing. We sold approximately 25% of our natural gas production using price swaps with an average price of $2.79 per Mcf and an additional 24% of our natural gas production was sold under long-term contracts with price floors. Additionally, price collars covered 16% and 70% of our natural gas and crude oil production, respectively. Our $2.79 per Mcf fixed-price natural gas swaps terminate in April 2005. Those fixed-price swaps have been replaced with hedges covering shorter terms. The new hedges are fixed-price swaps covering 15,000 Mcfd of our U.S. natural gas sales at $7.35 per Mcf for the months of May through October 2005, and price collars with average floor and cap prices of $5.75 per Mcf and $7.42 per Mcf, respectively, hedging an additional 20,000 Mcfd of our U.S. natural gas sales for the period May through October 2005. Additionally, we hedged 15,000 Mcfd of our Canadian natural gas sales for the period April through October 2005 using price collars with average floor and cap prices of $5.50 per Mcf and $6.75 per Mcf, respectively. An additional 5,000 Mcfd of our Canadian natural gas sales are hedged for the period May through October 2005 using a price collar with a floor price of $6.50 per Mcf and a cap price of $8.15 per Mcf.

In the first quarter of 2005, we expended $57.1 million as a result of property additions, an increase of $17.2 million when compared to the first quarter of 2004. Capital expenditures for the 2005 first quarter consisted of $53.6 million expended for exploration and development activities and $3.5 million expended primarily for construction of the first phase of the Cowtown Pipeline. Of the $27.3 million expended for U.S. exploration and development, $22.5 million was incurred in Texas, including $6.4 million for leasehold acquisitions.

Three Months Ended March 31, 2005
(in thousands)
Exploration and development
United States	$27,325
Canada	26,242

Total exploration and development	53,567
Gas processing/transportation and other	3,541
Total capital expenditures	$57,108

Net cash provided by financing activities for the three months ended March 31, 2005 was $28.8 million. During the first quarter of 2005, we increased borrowings under our senior credit facility by $27.8 million. We also received $1.1 million in proceeds from the exercise of employee stock options. As of March 31, 2005, we had approximately $92.6 million of borrowing capacity available under our $300 million senior credit facility, and we were in compliance with the restrictive covenants contained in our senior credit facility and second mortgage notes payable. Effective May 10, 2005, the senior credit facility lenders approved a $100 million increase in the borrowing base.

Year Ended December 31, 2004

Our statements of cash flows are summarized as follows:

	Year Ended December 31,
	2004	2003	2002
	(in thousands)
Net cash flow provided by operating activities	$99,449	$59,280	$44,198

Cash flows from operating activities increased $40.2 million, or 68%, for 2004 compared to 2003. The principal factor in the increase was a $12.2 million increase in operating income for 2004, together with increases in accounts receivable and payable, accrued liabilities and depletion, depreciation and amortization. In addition, 2003 income included a $3.2 million prepayment premium incurred when the $53 million of subordinated notes were redeemed. Operating cash flows were also higher because of MGV’s use of cash calls on other working interest owners prior to incurring capital expenditures on various CBM exploration and development projects. A reduction in our third party marketing activities further increased operating cash flows about $2.0 million.

Cash flows from operating activities were $15.1 million, or 34%, higher for 2003 compared to 2002. A 19% increase in operating income for 2003 as compared to 2002 was the principal factor. The $7.8 million increase in operating income was largely due to a 21% increase in realized average prices and a 3% increase in sales volumes. Operating income for 2002 included $5.1 million of deferred revenue that was offset by additional oil, gas and NGL revenue for 2003, which effectively increased operating cash flows by $5.1 million for 2003.

Our principal operating sources of cash included sales of natural gas, crude oil and NGLs and revenues from natural gas transportation and processing. We sold approximately 74% and 85% of our 2004 and 2003 natural gas and crude oil production, respectively, under long-term contracts with price floors and financial hedges. As a result, we benefit from significant predictability of our natural gas and crude oil revenues. However, when natural gas and crude oil market prices exceed our financial hedge swap prices, we are required to make payment for the settlement of our hedge derivatives on the fifth day of the production month for natural gas hedges and the fifth day after the production month for crude oil hedges. We do not receive market price cash payment from our customers until 25 to 60 days after the month of production. Additionally, in the event of a significant production curtailment, we are required contractually to fulfill our commitments under our long-term sales contracts by purchasing natural gas volumes at market prices.

	Year Ended December 31,
	2004	2003	2002
	(in thousands)
Cash flow (used in) provided by investing activities:
Purchase/acquisition of properties and equipment	$(231,757)	$(149,172)	$(88,965)
Distributions and advances from equity affiliates–net	2,097	1,649	4,043
Proceeds from sale of properties and equipment	9,160	101	1,263

Net cash used in investing activities:	$(220,500)	$(147,422)	$(83,659)

Purchases of property, plant and equipment accounted for the most significant cash outlays for investing activities in each of the three years ended December 31, 2004. We currently estimate that our spending for property, plant and equipment in 2005 will be as much as $261 million. Total capital expenditures by operating segment for 2004, 2003 and 2002 are as follows:

Capital Expenditures

	United States	Canada	Consolidated
	(in thousands)
2004
Proved acreage	$11,907	$2,942	$14,849
Unproved acreage	31,857	7,144	39,001
Development costs	45,213	71,094	116,307
Exploration costs	25,673	22,631	48,304
Gas processing, transportation and administrative	12,527	769	13,296

Total	$127,177	$104,580	$231,757

2003
Proved acreage	$3,215	$3,388	$6,603
Unproved acreage	24,063	6,739	30,802
Development costs	37,682	41,820	79,502
Exploration costs	9,411	17,066	26,477
Gas processing, transportation and administrative	4,820	284	5,104

Total	$79,191	$69,297	$148,488

2002
Proved acreage	$32,199	$—	$32,199
Unproved acreage	550	5,422	5,972
Development costs	34,178	938	35,116
Exploration costs	5,925	8,659	14,584
Gas processing, transportation and administrative	952	142	1,094

Total	$73,804	$15,161	$88,965

Our 2004 capital expenditures for exploration and development activities were focused in four areas. Expenditures for Canadian exploration and development projects were approximately $104.6 million. Those expenditures continued exploration and development of our initial CBM projects as well as exploration of several additional CBM projects. Included in the $104.6 million of Canadian expenditures was $7.1 million for acquisition of additional acreage in several areas of Alberta. Expenditures for Texas exploration and development activities were approximately $55.1 million, including approximately $29.3 million for additional acreage in north Texas. An additional $6.0 million was expended for the first phase of the Cowtown Pipeline. We spent approximately $31.5 million for continued development of our Michigan properties and an additional $2.1 million was spent on transportation and processing infrastructure. New wells and associated infrastructure in southern Indiana and northern Kentucky accounted for approximately $20.6 million of our expenditures for exploration and development activities. An additional $1.1 million was expended for the construction of plant and pipeline infrastructure in the Indiana/Kentucky area.

Capital expenditures in 2003 of $148.5 million included $69.0 million for development and exploration of our Canadian CBM projects and acreage. We spent $31.8 million for further development of our Indiana/Kentucky properties and additional acreage positions. Our pipeline in the area, Cardinal Pipeline, accounted for $4.0 million of our capital expenditures. Michigan capital expenditures of $24.6 million focused on continued development and exploitation of the Antrim Shale. A significant acreage position in north Texas was acquired for approximately $12.6 million in 2003.

We acquired Michigan natural gas interests from Enogex Exploration Corporation in December 2002 for approximately $32.0 million. Canadian capital expenditures were $15.0 million associated with CBM exploration costs and acreage acquisition. The remaining $42.0 million was spent on exploration and development costs incurred primarily in Michigan and Indiana.

	Year Ended December 31,
	2004	2003	2002
	(in thousands)
Cash flow provided by financing activities:
Issuance of debt	$511,091	$114,000	$16,000
Repayment of debt	(371,178)	(113,116)	(14,912)
Issuance of common stock, net of issuance costs	2,499	79,926	40,640
Purchase of treasury stock	—	—	(316)
Debt issuance costs	(8,023)	(1,441)	(1,362)

Net cash provided by investing activities:	$134,389	$79,369	$40,050

During 2004, we extended and increased our senior secured credit facility. Currently, our credit facility is a revolving facility that matures on July 28, 2009 and permits us to obtain revolving credit loans and letters of credit from time to time in an aggregate amount not to exceed the lesser of the borrowing base or $600 million. The current borrowing base is $300 million and is subject to annual redetermination and certain other redeterminations based upon several factors. Scheduled redeterminations occur on May 1 of each year. Our borrowing base is impacted primarily by the fair value of our oil and gas reserves. Changes in the fair value of our oil and gas reserves are affected by prices for natural gas and crude oil, operating expenses and the results of our drilling activity. A significant decline in the fair value of our reserves could reduce our borrowing base. A borrowing base reduction could limit our ability to carry out our capital expenditure programs and, in some circumstances, require the repayment of a portion of our outstanding borrowings under the facility.

At our option, loans may be prepaid, and revolving credit commitments may be reduced, in whole or in part at any time in minimum amounts. As of year-end, we can designate the interest rate on amounts outstanding at either the London Interbank Offered Rate (LIBOR) +1.375% or specified bank rates. The collateral for the credit facility consists of substantially all of our existing assets and any future reserves acquired. The loan agreements prohibit the declaration or payment of dividends by us and contain other restrictive covenants, which, among other things, require the maintenance of a minimum current ratio (calculated in accordance with provisions of the loan agreements) of at least 1.0. At December 31, 2004, we were in compliance with all such restrictions and we had $119.1 million available under the credit facility.

On November 1, 2004, we sold $150 million of 1.875% convertible subordinated Debentures due in 2024 for gross proceeds of approximately $147.8 million. Holders of the Debentures may require us to repurchase all or a portion of their Debentures on November 1, 2011, 2014 or 2019 at a price equal to the principal amount thereof plus accrued and unpaid interest. The Debentures are convertible into Quicksilver common stock at a rate of 21.8139 shares for each $1,000 Debenture, subject to adjustment. This results in an initial conversion price of approximately $45.84 per share and represents a premium of 42.5 percent over the closing sale price of $32.17 per share on October 26, 2004. Generally, except upon the occurrence of specified events, holders of the Debentures are not entitled to exercise their conversion rights until the Company’s stock price is $55.01 (120% of the conversion price per share). Upon conversion, we have the option to deliver in lieu of Quicksilver common stock, cash or a combination of cash and Quicksilver common stock.

On December 31, 2004, we had outstanding $70 million of Second Mortgage Notes due 2006, of which $40 million bore interest at a fixed rate of 7.5% and $30 million bore interest at a variable rate based upon three-

month LIBOR plus 5.48%. The Second Mortgage Notes contain restrictive covenants that, among other things, require maintenance of a minimum current ratio of at least 1.0, a ratio of net present value of proved reserves to total debt of at least 1.8 to 1.0; and a ratio of earnings before interest, taxes, depreciation and amortization and non-cash income and expense to interest expense of at least 1.25 (calculated in each case in accordance with the provisions of the Second Mortgage Notes). At December 31, 2004, we were in compliance with such restrictions.

Capitalization

As of March 31, 2005 and December 31, 2004, 2003 and 2002, our total capitalization was as follows:

	Three Months Ended March 31, 2005	Year Ended December 31,
		2004	2003	2002
	(in thousands)
Long-term and short-term debt:
Senior secured credit facility	$206,417	$180,422	$178,000	$192,000
Convertible subordinated debentures	147,797	147,769	—	—
Second mortgage notes payable	70,000	70,000	70,000	—
Subordinated notes payable	—	—	—	53,000
Mercury note payable	—	—	—	1,920
Various loans	996	1,073	1,386	1,582
Deferred gain – fair value interest hedge	198	226	—	—
Fair value interest hedge	—	—	50	942

Total debt	425,408	399,490	249,436	249,444
Stockholders’ equity	316,363	304,276	241,816	128,905

Total capitalization	$741,771	$703,766	$491,252	$378,349

We believe that our capital resources are adequate to meet the requirements of our existing business. We anticipate that our 2005 capital expenditure budget of approximately $261 million will be funded by cash flow from operations, credit facility utilization and the possible issuance of debt or equity securities.

Financial Position

The following impacted our balance sheet as of December 31, 2004, as compared to our balance sheet as of December 31, 2003:

•	A $150.0 million increase in our debt used to finance the exploration and development of our oil and gas properties in 2004.

•	A $198.0 million increase in our net property, plant and equipment balances resulting from capital expenditures for exploration and development of our oil and gas properties.

•	A $21.8 million and $9.7 million decrease in our current and deferred derivative obligations, respectively, reflecting the four-month remaining term on our $2.79 per Mcf natural gas swaps as of December 31, 2004.

Contractual Obligations and Commercial Commitments

Information regarding our contractual obligations (within the scope of Item 303(a)(5) of Regulations S-K) as of December 31, 2004 is set forth in the following table. At December 31, 2004, we did not have any capital lease obligations or material purchase obligations that were binding on us and that specified all significant terms.

Other long-term liabilities constituting contractual obligations reflected on our balance sheet at December 31, 2004 consisted of derivative obligations and asset retirement obligations.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)
Long-Term Debt	$401,495	$356	$70,718	$180,421	$150,000
Derivative Obligations	13,090	13,090	—	—	—
Asset Retirement Obligations	18,471	504	168	112	17,687
Gas Purchase Obligations	1,803	1,803	—	—	—
Operating Lease Obligations	6,894	2,160	4,059	675	—

Total Obligations	$441,753	$17,913	$74,945	$181,208	$167,687

Long-Term Debt. As of December 31, 2004, we had $180.4 million outstanding under our credit facility, $150.0 million of contingently convertible Debentures (before discount), $70 million of second mortgage notes and $1.1 million of other debt. Based upon our debt outstanding at December 31, 2004, we anticipate interest payments to be approximately $15.7 million in 2005. We expect to increase borrowings under our credit facility to fund our capital program throughout 2005. For each additional $10 million in borrowings, annual interest payments will increase by approximately $0.4 million. If our borrowing base were to be fully utilized by year-end 2005, we estimate that interest payments would increase by approximately $4.0 million. If interest rates on our variable interest-rate debt of $112.8 million, as of February 28, 2005, and $75 million of variable rate debt hedged through March 31, 2005 increase or decrease by one percentage point, our annual pretax income will decrease or increase by $1.7 million. Interest payments would increase by a further $2.8 million annually should we utilize all of the $119.1 million available under our senior credit facility at December 31, 2004.

Derivative Obligations. We utilize financial derivatives to manage price risk associated with our natural gas and crude oil product revenue. We also manage interest rate risk associated with our long-term debt. The recorded assets and liabilities associated with our derivative obligations were estimated based on published market prices of natural gas and crude oil for the periods covered by the contracts. Estimates of the liability associated with our interest rate derivative obligations are based upon estimates prepared by our counterparties. These amounts do not necessarily reflect what payments will be made to settle these obligations.

Asset Retirement Obligations. Our liabilities include the fair value, $18.5 million, of asset retirement obligations that result from the acquisition, construction or development and the normal operation of our long-lived assets.

Gas Purchase Obligations. Cinnabar, our subsidiary that ceased operations January 1, 2004, previously contracted to purchase gas through May 2005 for resale to the open market. We have assumed the obligation.

Operating Leases. We lease office buildings and other property under operating leases. $3.6 million of our operating lease obligations are with an affiliate of Mercury, which is owned by members of the Darden family.

We have the following commercial commitments as of December 31, 2004.

	Amounts of Commitments Expiration per Period
Commercial Commitments	Total Committed	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)
Standby Letters of Credit	$637	$637	$—	$—	$—

Total Commitments	$637	$637	$—	$—	$—

Standby Letters Of Credit. Our letters of credit have been issued to fulfill contractual or regulatory requirements. The majority of these letters of credit were issued under our senior credit facility. All letters have an annual renewal option.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Boards (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, which establishes accounting standards for all transactions in which an entity exchanges its equity instruments for goods and services. SFAS No. 123(R) focuses primarily on accounting for transactions with employees, and carries forward without change prior guidance for shared-based payments for transactions with non-employees.

SFAS No. 123(R) eliminates the intrinsic value measurement objective in Accounting Principle Board (“APB”) Opinion 25 and generally requires measurement of the cost of employee services received in exchange for an award of equity instruments be based on the fair value of the award on the date of the grant. The standard requires grant date fair value to be estimated using either an option-pricing model that is consistent with the terms of the award or a market observed price, if such a price exists. Such cost must be recognized over the period during which an employee is required to provide service in exchange for the award (which is usually the vesting period). The standard also requires estimation of the number of instruments that will ultimately be issued rather than accounting for forfeitures as they occur.

SFAS No. 123(R) was to apply to all awards granted, modified or settled in our first reporting period under U.S. GAAP after June 15, 2005; however the SEC deferred required application of SFAS No. 123(R) until the first fiscal interim or annual reporting period of the fiscal year beginning on or after June 15, 2005. The standard requires use of either the “modified prospective method” or the “modified retrospective method.” Under the modified prospective method, compensation cost is recognized for all awards granted after adoption of the standard and for the unvested portion of previous grant awards that are outstanding on that date. The modified retrospective method is used to recognize compensation cost for prior periods whereby previously issued financial statements must be restated to recognize the amounts we previously calculated and reported on a pro forma basis. Under both methods, the standard permits the use of either a straight-line or an accelerated method to amortize the cost as an expense for awards that vest over time. The standard permits and encourages early adoption.

Management has commenced analysis of the impact of this statement, but has not yet decided: (1) whether to elect early adoption, (2) if early adoption is elected, at what date to adopt the standard, (3) whether to use the modified prospective method or elect to use the modified retrospective method, and (4) whether to use straight-line amortization or an accelerated method. Additionally, management cannot predict with reasonable certainty the number of options that will be unvested and outstanding on December 31, 2005. Accordingly, the effect of this standard would have on our financial position or results of operations in the future cannot be currently quantified with precision, except that a greater expense will probably be recognized for any awards granted in the future.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, which amends Chapter 4 of ARB No. 43 that deals with inventory pricing. The statement clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs and spoilage. Under paragraph 5 of ARB No. 43, such items might be considered to be so abnormal, under certain circumstances, as to require treatment as current period charges. SFAS No. 151 eliminates the criterion of “so abnormal” and requires that those items be recognized as current period charges. The statement also requires allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, although earlier application is permitted for fiscal years beginning after the issuance date of the statement. Retroactive application is not permitted. Management is analyzing the requirements of SFAS No. 151 and believes that its adoption will not have any significant impact on our financial position, results of operations or cash flows.

The FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB No. 29 in December 2004. The statement amends Opinion 29 by eliminating the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 provides that a nonmonetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. The statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of the issuance of the statement. Retroactive application is not permitted. Management is analyzing the requirements of SFAS No. 151 and believes that its adoption will not have any significant impact on our financial position, results of operations or cash flows.

FASB Staff Position (“FSP”) No. 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004, was issued in December 2004. This FSP provides guidance on accounting for special reductions in taxes included in the American Jobs Creation Act of 2004. In particular, the Act allows a one-time decrease in U.S. Federal taxes on repatriated foreign earnings. FSP No. 109-2 clarifies that a company’s consideration of the Act does not overrule their prior contention that the foreign earnings were permanently reinvested. Also, this FSP indicates that companies should provide tax expense when a decision is made to repatriate some or all foreign earnings, and provide disclosure about the possible range of repatriation if the analysis is not yet complete. We repatriated $86.5 million through a Canadian dividend distribution in 2004 and provided approximately $0.8 million of current income tax expense in 2004.

In September 2004, the SEC issued Staff Accounting Bulletin No. 106. This pronouncement requires companies that use the full cost method of accounting for oil and gas producing activities to include an estimate of future asset retirement costs to be incurred as a result of future development activities on proved reserves in their calculation of depreciation, depletion and amortization. It also requires full cost companies to exclude any cash outflows associated with settling asset retirement obligations from their full cost ceiling test calculation. In addition, it requires specific disclosures regarding the impact of asset retirement obligations on oil and gas producing activities, ceiling test calculations and depreciation, depletion and amortization calculations. We adopted the provisions of this pronouncement in the first quarter of 2005. There has been no effect on our consolidated financial statements.

The FASB issued FASB Interpretation No. 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations, in March 2005. FIN 47 clarifies that the term ‘conditional asset retirement obligation’ as used is SFAS No. 143, Accounting for Retirement Obligations, refers to a legal obligation of an entity to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Under FIN 47, the fair value of a liability for a conditional asset retirement obligation should be recognized when incurred. SFAS No. 143 notes that in some cases, sufficient information may not be available to reasonably estimate the fair value of the asset retirement obligation. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Management is analyzing FIN 47 and believes there will not be any significant impact on our financial position, results of operations or cash flows.

BUSINESS

We are an independent oil and gas company engaged in the exploration, acquisition, development, production and sale of natural gas, crude oil and natural gas liquids (“NGLs”) primarily from unconventional reservoirs such as fractured shales, coal beds and tight sands. We were organized as a Delaware corporation in 1999 and became a public company in 1999 through a merger with MSR Exploration Ltd. (“MSR”). Mercury, which made significant contributions of properties to us at the time of our formation, was founded by Frank Darden in 1963 to explore and develop conventional oil and gas properties in the United States. As of December 31, 2004, members of the Darden family, together with Mercury and another entity controlled by members of the Darden family, the sons and daughter of Frank Darden, beneficially owned approximately 37% of our outstanding common stock. Thomas Darden, Glenn Darden and Anne Darden Self serve on our Board of Directors along with four independent directors. Thomas Darden is Chairman of our Board, Glenn Darden is our President and Chief Executive Officer and Anne Darden Self is our Vice President-Human Resources.

Our operations are concentrated in Michigan, Indiana/Kentucky, Texas, the Rocky Mountains and the Canadian province of Alberta. At December 31, 2004, we had estimated proved reserves of 968 Bcfe. Approximately 92% of our reserves were natural gas, 77% were classified as proved developed and we operated approximately 70% of our reserves. Approximately 62% of our estimated proved reserves are located in Michigan and are characterized by long reserve lives and predictable well production profiles. For 2005, we expect to continue exploration and development of coal bed methane reserves in Alberta, Canada where approximately 27% of our proved reserves are located. We also expect to increase our exploration and development activities in the Barnett Shale of north Texas. We believe that much of our future growth will be through exploration and development of our interests in Canadian coal bed methane and north Texas Barnett Shale.

We intend to maintain an active capital-spending program that will focus primarily on the continued development and exploration of our coal bed methane properties in Canada and our Barnett Shale projects in north Texas. We also plan to continue the development and exploitation of our properties in Michigan and Indiana/Kentucky. For 2005, we have established a company-wide base capital budget of $235 million, with additional spending approved up to a maximum of $261 million. The discretion for additional expenditures will be based upon drilling and acreage acquisition opportunities in Texas and the success of horizontal drilling in Michigan, Indiana and Canada’s Mannville coals. The $261 million maximum budget includes approximately $27.6 million for leasehold acquisition and seismic information. The maximum Canadian capital budget is approximately $107 million, which includes drilling approximately 497 wells (275 net), as well as construction of gathering lines, facilities and acreage acquisition. Approximately $115 million of the United States capital budget will focus on north Texas where we expect to drill approximately 40 net Barnett Shale wells, construct gas plant facilities and phase one of the Cowtown Pipeline and acquire additional acreage. We also plan to dedicate approximately $38 million of the 2005 capital budget to our fractured shale projects in Michigan and Indiana/Kentucky. In both these areas, a portion of that budget will be spent for exploration activity that is intended to expand the known productive fairways.

The following table presents information regarding our primary areas of operation as of December 31, 2004:

Areas of Operations	Proved Reserves (Bcfe)	% Natural Gas	% Proved Developed	2004 Production (MMcfed)
Michigan	601.3	95%	90%	84.8
Canada	261.1	100%	57%	23.8
Indiana/Kentucky	29.2	100%	75%	5.9
Texas	36.7	60%	53%	0.5
Rockies	40.0	7%	41%	5.9

Total	968.3	92%	77%	120.9

We conduct our Canadian operations through MGV. In 2000, we entered into a joint venture with EnCana Corporation (“EnCana”) to explore for CBM reserves on an area of over three million acres of land. In January 2003, MGV entered into an asset rationalization agreement with EnCana that divided the assets and rights subject to the joint venture. The agreement allowed us to pursue independent operations. Assets and rights received as a result of the agreement included an interest or an option to drill and earn in approximately 667,000 acres in Alberta. We have continued to acquire additional working interests in those areas as well as other areas in Alberta, Canada where we held approximately 423,000 net acres as of December 31, 2004. We also have the opportunity to earn in approximately 68,000 additional net acres.

Net gas sales from our CBM development projects in Alberta, Canada averaged 21.5 MMcfd in 2004. At year-end, the exit rate production from our CBM projects was approximately 35 MMcfd. During 2004, we drilled 319.8 productive net wells and connected those wells into existing infrastructure and pipeline systems to assure the control and priority of natural gas sales. As of December 31, 2004, we had 247.9 Bcf of proved reserves from our CBM projects in addition to 13.2 Bcf of proved reserves from our other Canadian natural gas interests.

During 2004, we began exploration and testing of the Barnett Shale formation in north Texas. We drilled eight 100%-owned wells in 2004 and anticipate drilling an additional 43 net wells in 2005. Three of the wells completed in 2004 were tied-in and producing at year-end. These three wells and four non-operated offset wells drilled in 2004 were producing within a range of 600 Mcfd to 2.8 MMcfd. As of December 31, 2004, we had 36.6 Bcfe of proved reserves from our Barnett Shale area and a net acreage position of approximately 207,000 acres.

Including 35 wells drilled in Indiana and Kentucky during 2004, we have 225 total wells and 29.2 Bcf of proved reserves from our New Albany Shale area. Including sales to a local end-user, our natural gas production averaged 5.9 MMcfd from the New Albany shale area. Our 12-mile Cardinal Pipeline, which transports our Indiana/Kentucky production to the interstate pipeline market, was placed into service at the end of September 2003 and allowed us to increase our exploration and development activities in the area.

During the third quarter, we sold certain natural gas and crude oil properties in Wyoming and Michigan. The divestitures were primarily crude oil reserves from properties in Wyoming with estimated proved reserves of 20 Bcfe. Net proceeds were approximately $8.3 million, net of closing adjustments. Also in the third quarter, we purchased additional interests in certain of our Antrim Shale properties in Michigan with approximately 5 Bcfe of proved reserves for approximately $10.4 million.

Business Strategy

Our business strategy is designed to achieve our principal objectives of growth in reserves, production and cash flow to increase stockholder value. Key elements of our business strategy include:

Focus on Unconventional Natural Gas Reserves

We focus our exploration and development efforts on unconventional natural gas reservoirs. Unconventional reservoirs such as natural gas produced from fractured shales, coal beds and tight sands will not produce at commercial flow rates unless the formation is successfully stimulated with fracturing. The majority of our Michigan production is from the Antrim Shale where we, and Mercury prior to our formation, have been active drillers and producers for over 15 years. Our Antrim Shale activities have allowed us to develop a technical and operational expertise in the acquisition, development and production of unconventional natural gas reserves. Our Canadian CBM, New Albany Shale and Barnett Shale projects represent an extension of our expertise in unconventional natural gas reserves.

Low-Cost Development of Existing Property Base

We attempt to increase production and reserves through aggressive management of operations and relatively low-risk development drilling. Our principal properties possess geological and reservoir characteristics that make them well suited for production increases through exploitation activities and development drilling. We perform workovers and infrastructure improvement projects to reduce operating costs and increase current and ultimate production. We regularly review operations and mechanical data on operated properties to determine if additional actions can profitably be taken to increase reserves and production.

Pursuit of Selective Complementary Acquisitions

We seek to acquire long-lived producing properties with a high degree of operating control that contain opportunities to profitably increase natural gas and crude oil reserves and production levels through exploitation. Our reservoir enhancement techniques include the implementation of technically advanced reservoir management and aggressive cost management of field operations. We target acreage that we believe will expose us to high potential prospects located in areas that are geologically similar to neighboring areas with large developed fields. Consistent with our primary operating strategy, our acquisition focus is on unconventional reserves, including additional interests in properties we currently operate. Our significant operating position in Michigan uniquely positions us for further consolidation in that state through acquisitions that would provide additional economies of scale.

Management of Commodity Price Risk

We are focused on growing our oil and gas operations while seeking to moderate the effect of commodity price swings on net income and cash flow from operations. Our commodity price risk management strategy helps to ensure a predictable base level of cash flow, which enhances our ability to execute our drilling and exploitation programs, meet debt service requirements and pursue acquisition opportunities despite price fluctuations. To help ensure a level of predictability in the prices we receive for our natural gas and crude oil production, we have entered into natural gas sales contracts with price floors and natural gas and crude oil financial hedges. The sales contracts and financial hedges covered approximately 77% and 67% of our daily natural gas and crude oil production, respectively, or 68% of our total daily production, for the fourth quarter of 2004. As our five-year fixed price natural gas swaps terminate in 2005, we have begun to modify our hedging programs. We anticipate that those programs will make use of hedges with terms generally no longer than 12 to 18 months that allow us to realize a portion of any market increases in natural gas or crude oil prices over their term. Presently, about 50% of our budgeted 2005 natural gas production is hedged using the sales contracts and financial hedges. Additionally, almost 60% of our budgeted crude oil production for 2005 is hedged using price collars.

Participation in Exploratory Drilling Projects

We will continue to focus the bulk of our activities on lower risk exploitation activity and development drilling, including future activities in Canada; however, we will continue additional exploratory drilling in Canada, exploration and evaluation of the Barnett Shale formation in north Texas, and to pursue additional leasehold acquisitions and joint venture opportunities aimed at providing us with opportunities to explore for unconventional gas, including fractured shales, coal beds and tight sands, to which our technical and operational expertise is well suited.

Marketing

We sell natural gas and crude oil to a variety of customers, including utilities, major oil and gas companies or their affiliates, industrial companies, large trading and energy marketing companies, refineries and other users of petroleum products, and we are not dependent upon one purchaser or a small group of purchasers. Accordingly, the loss of a single purchaser in areas in which we sell natural gas or crude oil would not materially affect our sales. During 2004, the two largest purchasers of our total consolidated natural gas and crude oil sales were Encana Corporation and CoEnergy Trading Company.

Competition

We encounter substantial competition in acquiring oil and gas leases and properties, marketing natural gas and crude oil, securing personnel and conducting our drilling and field operations. Many competitors have financial and other resources, which substantially exceed ours. Our competitors in development, exploration, acquisitions and production include the major oil and gas companies as well as numerous independents and individual proprietors. Resources of our competitors may enable them to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects. Our ability to replace and expand our reserve base is dependent upon our ability to select and acquire suitable producing properties and prospects for future drilling.

Our acquisitions and exploration and drilling programs have been financed primarily through the issuance of debt and equity and internally generated cash flow. There is competition for capital to finance oil and gas acquisitions and drilling. Our ability to obtain such financing is uncertain and can be affected by numerous factors beyond our control. The inability to raise capital in the future could have an adverse effect on our business.

Governmental Regulation

Our operations are affected from time to time in varying degrees by political developments and United States and Canadian federal, state, provincial and local laws and regulations. In particular, natural gas and crude oil production and related operations are, or have been, subject to price controls, taxes and other laws and regulations relating to the industry. Failure to comply with such laws and regulations can result in substantial penalties. The regulatory burden on the industry increases our cost of doing business and affects our profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted so we are unable to predict the future cost or impact of complying with such laws and regulations.

Environmental Matters

Our natural gas and crude oil exploration, development, production and pipeline gathering operations are subject to stringent United States and Canadian federal, state, provincial and local laws governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the Environmental Protection Agency (“EPA”), issue regulations to implement and enforce such laws, and compliance is often difficult and costly. Failure to comply may result in substantial costs and expenses, including possible civil and criminal penalties. These laws and regulations may:

•	require the acquisition of a permit before drilling commences;

•	restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production, processing and pipeline gathering activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, frontier and other protected areas;

•	require remedial action to prevent pollution from former operations such as plugging abandoned wells; and

•	impose substantial liabilities for pollution resulting from operations.

In addition, these laws, rules and regulations may restrict the rate of natural gas and crude oil production below the rate that would otherwise exist. The regulatory burden on the industry increases the cost of doing business and consequently affects our profitability. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal or clean-up requirements could adversely affect our financial position, results of operations and cash flows. While we believe that we are in substantial compliance with current applicable environmental laws and regulations, and we have not experienced any materially adverse effect from compliance with these environmental requirements, we cannot assure you that this will continue in the future.

The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund” law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the present or past owners or operators of the disposal site or sites where the release occurred and the companies that transported or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damages allegedly caused by the release of hazardous substances or other pollutants into the environment. Furthermore, although petroleum, including natural gas and crude oil, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as “hazardous substances” under CERCLA and thus such wastes may become subject to liability and regulation under CERCLA. State initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various initiatives could have adverse impacts on us.

Stricter standards in environmental legislation may be imposed on the industry in the future. For instance, legislation has been proposed in Congress from time to time that would reclassify certain exploration and production wastes as “hazardous wastes” and make the reclassified wastes subject to more stringent handling, disposal and clean-up restrictions. Compliance with environmental requirements generally could have a materially adverse effect upon our financial position, results of operations and cash flows. Although we have not experienced any materially adverse effect from compliance with environmental requirements, we cannot assure you that this will continue in the future.

The Federal Water Pollution Control Act (“FWPCA”) imposes restrictions and strict controls regarding the discharge of produced waters and other petroleum wastes into navigable waters. Permits must be obtained to discharge pollutants into state and federal waters. The FWPCA and analogous state laws provide for civil, criminal and administrative penalties for any unauthorized discharges of crude oil and other hazardous substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages. Federal effluent limitations guidelines prohibit the discharge of produced water and sand, and some other substances related to the natural gas and crude oil industry, into coastal waters. Although the costs to comply with zero discharge mandated under federal or state law may be significant, the entire industry will experience similar costs and we believe that these costs will not have a materially adverse impact on our financial condition and results of operations. Some oil and gas exploration and production facilities are required to obtain permits for their storm water discharges. Costs may be incurred in connection with treatment of wastewater or developing storm water pollution prevention plans.

The Resource Conservation and Recovery Act (“RCRA”), generally does not regulate most wastes generated by the exploration and production of natural gas and crude oil. RCRA specifically excludes from the definition of hazardous waste “drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.” However, these wastes may be regulated by the EPA or state agencies as solid waste. Moreover, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils, are regulated as hazardous wastes. Although the costs of managing solid hazardous waste may be significant, we do not expect to experience more burdensome costs than would be borne by similarly situated companies in the industry.

In addition, the U.S. Oil Pollution Act (“OPA”) requires owners and operators of facilities that could be the source of an oil spill into “waters of the United States,” a term defined to include rivers, creeks, wetlands and coastal waters, to adopt and implement plans and procedures to prevent any spill of oil into any waters of the United States. OPA also requires affected facility owners and operators to demonstrate that they have at least $35 million in financial resources to pay for the costs of cleaning up an oil spill and compensating any parties damaged by an oil spill. Substantial civil and criminal fines and penalties can be imposed for violations of OPA and other environmental statutes.

In Canada, the oil and gas industry is currently subject to environmental regulation pursuant to provincial and federal legislation. Environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced or utilized in association with certain oil and gas industry operations. In addition, legislation requires that well and facility sites be constructed, abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in substantial cash expenses, including possible fines and penalties.

In Alberta, environmental compliance has been governed by the Alberta Environmental Protection and Enhancement Act (“AEPEA”) since September 1, 1993. AEPEA imposes environmental responsibilities on oil and gas operators in Alberta and also imposes penalties for violations.

Employees

As of March 1, 2005, we had 331 full time employees and 11 part time employees. There are no collective bargaining agreements in effect.

Legal Proceedings

In August 2001, a group of royalty owners, Athel E. Williams et al., brought suit against us and three of our subsidiaries in the Circuit Court of Otsego County, Michigan. The suit alleges that Terra Energy Ltd, one of our subsidiaries, underpaid royalties or overriding royalties to the 13 named plaintiffs and to a class of plaintiffs who have yet to be determined. The pleadings of the plaintiffs seek damages in an unspecified amount and injunctive relief against future underpayments. The court heard arguments on class certification on November 8, 2002, and on December 6, 2002 the court issued a memorandum opinion granting class certification in part and denying it in part. On December 20, 2002, we filed a motion for clarification and reconsideration of the court’s order. That motion was denied on March 9, 2003. After an extended delay resulting from the retention of new counsel by the plaintiffs and the initiation of settlement discussions, on January 21, 2005, the Circuit Court issued an order certifying certain claims to proceed on behalf of a class. The Circuit Court also entered a scheduling order setting trial for January 2007, and declined Defendants’ request to stay proceedings in that court pending an appeal of the certification order.

Defendants have sought leave to appeal the certification order by filing an Application for Leave to Appeal on February 11, 2005 with the Michigan Court of Appeals. Defendants have also requested that the Court of Appeals stay proceedings in the Circuit Court pending the consideration of its appeal, and have requested that the Court of Appeals consider all matters in an expedited manner. We are currently awaiting a ruling from that court on the application and the requests for stay and immediate consideration.

Based on information currently available to us, we believe that the final resolution of this matter will not have a material effect on our financial condition, results of operations, or cash flows.

Properties

As of December 31, 2004, we owned significant natural gas and crude oil production interests in the following geographic areas:

Michigan

Producing Formation	Proved Reserves (Bcfe)	% Gas	% Proved Developed	2004 Production (MMcfed)
Antrim Shale	522.8	100%	91%	59.7
Non-Antrim	78.5	65%	82%	25.1

All Formations	601.3	95%	90%	84.8

Michigan has favorable natural gas supply/demand characteristics as the state has been importing an increasing percentage of its natural gas and currently imports approximately 75% of its demand. This supply/demand situation generally allows Michigan producers to sell their natural gas at a slight premium to typical industry benchmark prices.

The Antrim Shale underlies a large percentage of our Michigan acreage and is fairly homogeneous in terms of reservoir quality; wells tend to produce relatively predictable amounts of natural gas. Subsurface fracturing can increase reserves and production attributable to any particular well. On average, Antrim Shale wells have a total productive life of more than 20 years. As new wells produce and the de-watering process takes place, they tend to reach a maximum production level in six to 12 months, remaining at these levels for one to two years, then declining at 8% to 10% per year thereafter. The wells tend to produce the best economic results when drilled in large numbers in a fairly concentrated area. This well concentration provides for a more rapid de-watering of a specific area, which decreases the time to natural gas production and increases the amount of natural gas production. It also enables us to maximize the use of existing production infrastructure, which decreases per unit operating costs. Since reserve quantities and production levels over a large number of wells are fairly predictable, maximizing per well recoveries and minimizing per unit production costs through a sizeable well-engineered drilling program are the keys to profitable Antrim development.

At December 31, 2004, we owned working interests in 2,956 producing Antrim wells and operated 50% of those wells. Since 1998, we have drilled 479 Antrim wells and successfully completed 473 for a success rate of 99%. In 2004, we drilled and successfully completed 44.3 (net) Antrim wells. For 2005, we have budgeted for the drilling of 51 (net) Antrim wells, including several horizontal wells.

Our non-Antrim reserves include interests in several reservoirs that include the Prairie du Chien (“PdC”), Garfield Richfield, Detroit River Zone III (“DRZ3”) and Niagaran pinnacle reefs. Our PdC wells produce from several Ordovician age reservoirs with the majority being in the 1,000 feet to 1,200 feet thick PdC Group that has three major sands: the Lower PdC, Middle PdC and Upper PdC. Many of these wells also can produce from the St. Peter sandstone and the Glenwood formations, both of which lie directly above the PdC. Some of the wells are producing from two or more of these zones. Depending upon the area and the particular zone, the PdC will produce dry gas, gas and condensate or oil with associated gas. Our PdC production is well established, and three development wells were drilled in 2003 and 2004 to increase production from existing fields. At year-end we had 32 gross (25.9 net) PdC wells producing. There are numerous proved non-producing zones in existing well bores that provide recompletion opportunities, allowing us to maintain or, in some cases, increase production from our PdC wells as currently producing reservoirs deplete.

Our Richfield/Detroit River wells are located in Kalkaska and Crawford counties in the Garfield and Beaver Creek fields. The Richfield zone consists of seven dolomite reservoirs spread over a 200-foot interval. The Garfield Richfield has seven wells producing under primary solution gas drive. Additional potential exists in the Garfield Richfield either by secondary waterflood and/or improved oil recovery with CO2 injection. The potential upside is under evaluation and has not been included in our booked reserves. The Beaver Creek Richfield is currently being waterflooded, with 96 producing wells and 58 water injection wells.

The Detroit River Zone III (“DRZ3”) at Beaver Creek lies approximately 200 feet above the Richfield. The DRZ3 is a six-foot dolomite zone that covers approximately 10,000 acres on the Beaver Creek structure. We had 28 producing wells as of December 31, 2004. While there is the opportunity for improving production and proved reserve quantities, we have determined that our resources are better allocated to continued exploration and development of our many unconventional gas projects.

Our Niagaran wells produce from numerous Silurian-age Niagaran pinnacle reefs located in nine counties in Northern Michigan. The depth of these wells range from 3,400 feet to 7,800 feet with reservoir thickness from 300 feet to 600 feet. Depending upon the location of the specific reef in the pinnacle reef belt of the northern shelf area, the Niagaran reefs will produce dry gas, gas and condensate or oil with associated gas. As of December 31, 2004, we had 68 gross (31.7 net) producing Niagaran wells.

Canada

In 2000, we began to focus on the potential of Canadian CBM through MGV. In late 2000, we entered into a joint venture with EnCana to explore for and develop CBM reserves initially in the West Palliser block in the province of Alberta. By January 2003, the joint venture had drilled 175 exploratory, pilot and development wells. In January 2003, we entered into an asset rationalization agreement with EnCana that divided the assets and rights subject to the joint venture and allowed us to pursue independent operations. Since that time, we have drilled 468.3 successful net wells, most as operator, including significant developments in the Gayford and Beiseker areas. By December 31, 2004, we had proved reserves of 247.9 Bcf from our CBM projects and had ongoing field operations in all our joint ventures.

During 2005, we expect to drill 497 wells (275 net) and install nine new CBM facilities. Each plant will be capable of processing five to ten MMcfd of natural gas production. A portion of our 2005 capital budget of $107 million will be committed to CBM drilling including testing of the Mannville coals.

Including its interests in other conventional natural gas properties located in southern Alberta, MGV held interests in 1,266 gross (572.3 net) wells as of December 31, 2004. Our total Canadian proved reserves at December 31, 2004 were estimated to be 261.1 Bcf including 13.2 Bcf from our conventional gas properties. Our average daily production in Canada for 2004 was 23.8 MMcfd. As of December 31, 2004, however, we had increased total Canadian production to approximately 38 MMcfd.

Indiana/Kentucky

In 2000, we acquired a 100% working interest in 36 New Albany Shale producing wells. Included with the acquisition of these producing wells, we also acquired the eight-mile 12-inch GTG gas pipeline that runs from southern Indiana to northern Kentucky. We acquired 35 wells in 2003. At December 31, 2004, we had 192 producing wells in Indiana/Kentucky. In September 2003, we commenced transportation of New Albany production through a pipeline extension that connects to the Texas Gas Pipeline in northern Kentucky. Natural gas sales from our properties in the area averaged 5.9 MMcfd during 2004.

Texas

During 2004, we began testing and exploration in the Barnett Shale of north Texas. As of December 31, 2004, we had completed drilling on eight 100%-owned wells and owned non-working interests in four others wells. Initial production rates from the first wells completed ranged from 600 Mcfd to 1.8 MMcfd. Modifications to the fracturing techniques have resulted in improvements in each successive well drilled. Initial rates from the last four operated wells have ranged from 2.0 to 2.8 MMcfd. As of December 31, 2004, our production from the Barnett Shale was approximately 1 MMcfd. Our wells are spread over an area stretching from northwest Johnson County to southeastern Hood County, approximately 20 miles in a north-south direction and we held approximately 207,000 net acres in the Barnett Shale play as of year-end.

Our plans for 2005 include drilling approximately 40 net wells in the Barnett Shale and beginning on construction of the initial phase of the Cowtown Pipeline in the second quarter of 2005. This pipeline will transport both Quicksilver and third party volumes. In addition, we plan to install a natural gas liquids extraction plant that will be operational in the fourth quarter of 2005.

Rocky Mountain Region

Our Rocky Mountain properties are located in Montana and Wyoming. Production from those properties is primarily crude oil that is from well-established producing formations at depths ranging from 1,000 feet to 17,000 feet. As of December 31, 2004, our Rocky Mountain proved reserves were 6.0 MMbbls of crude oil and 4.0 Bcfe of natural gas and NGLs for total equivalent reserves of 40.0 Bcfe after our third quarter divestiture of properties with reserves of approximately 3.4 MMbbls of crude oil and 0.2 Bcfe of natural gas. In 2004, our daily production averaged 5.9 MMcfed. After the sale of most of our Wyoming properties in the third quarter of 2004, fourth quarter production averaged 3.4 MMcfed.

Oil and Gas Reserves

The following reserve quantity and future net cash flow information concerns our proved reserves that are located in the United States and Canada. Independent petroleum engineers with Schlumberger Data and Consulting Services, LaRoche Petroleum Consultants, Ltd. and Netherland, Sewell & Associates, Inc. prepared our reserve estimates. Proved oil and gas reserves, as defined by SEC Regulation S-X Rule 4-10(a) 2(i), 2(ii), 2(iii), (3) and (4), are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, (i.e., prices and costs as of the date the estimate is made). Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Prices do not include the effect of derivative instruments we have entered into. Future production and development costs include production and property taxes.

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for re-completion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

The reserve data set forth in this document represents only estimates and is subject to inherent uncertainties. The determination of oil and gas reserves is based on estimates that are highly complex and interpretive. Reserve engineering is a subjective process that is dependent on the quality of available data and on engineering and geological interpretation and judgment. Although we believe the reserve estimates contained in this prospectus are reasonable, reserve estimates are imprecise and are expected to change, as additional information becomes available.

The following table summarizes our proved reserves and the standardized measure of discounted future net cash flows attributable to them at December 31, 2004, 2003 and 2002.

	Total Proved Reserves			Proved Developed Reserves
	Year Ended December 31,			Year Ended December 31,
	2004	2003	2002	2004	2003	2002
Natural gas (MMcf)
United States	627,676	643,520	637,983	556,999	569,979	550,889
Canada	261,077	146,632	53,602	149,453	83,698	22,750

Total	888,753	790,152	691,585	706,452	653,677	573,639

Crude oil (MBbl)
United States	9,067	13,173	16,002	4,587	8,734	10,722
Canada	—	—	—	—	—	—

Total	9,067	13,173	16,002	4,587	8,734	10,722

NGL (MBbl)
United States	4,187	1,918	2,216	2,464	1,405	1,524
Canada	—	—	—	—	—	—

Total	4,187	1,918	2,216	2,464	1,405	1,524

Total (MMcfe)	968,276	880,696	800,893	748,762	714,511	647,115

	Year Ended December 31,
	2004	2003	2002
Representative crude oil and natural gas prices: (1)
Natural gas – Henry Hub Spot	$6.18	$5.97	$4.74
Natural gas – AECO	5.18	5.32	2.92
Crude oil – WTI Cushing	43.36	32.55	31.20

Present values (in thousands): (2)
Standardized measure of discounted future net cash flows, before income tax	$1,344,278	$1,200,650	$867,748
Standardized measure of discounted future net cash flows, after income tax	$970,731	$848,741	$614,851

(1)	The natural gas and crude oil prices as of each respective year-end were based, respectively, on NYMEX Henry Hub prices per MMBtu and NYMEX prices per Bbl, with these representative prices adjusted by local differentials to arrive at the appropriate corporate net price.

(2)	Determined based on year-end unescalated prices and costs in accordance with the guidelines of the SEC, discounted at 10% per annum.

Volumes, Sales Prices and Oil and Gas Production Expense

The following table sets forth certain information regarding production, average unit prices and costs for the periods indicated:

	Year Ended December 31,
	2004	2003	2002
Production:
Natural gas (MMcf)
United States	30,644	31,612	31,910
Canada	8,707	2,924	935

Total natural gas	39,351	34,536	32,845
Crude oil (MBbl)
United States	689	807	905
Canada	—	1	—

Total crude oil	689	808	905
NGL (MBbl)
United States	128	133	156
Canada	1	2	—

Total NGL	129	135	156
Total production (Mmcfe)	44,257	40,192	39,209

Average Prices (including impact of hedges):
Natural gas – per Mcf
United States	$3.52	$3.32	$2.77
Canada	4.92	3.98	2.13
Consolidated	3.83	3.38	2.75
Crude oil – per Bbl
United States	$33.07	$24.23	$21.74
Canada	—	24.46	—
Consolidated	33.07	24.23	21.74
NGL – per Bbl
United States	$28.55	$21.45	$14.97
Canada	22.18	26.01	—
Consolidated	28.52	21.50	14.97

Average Prices (excluding impact of hedges):
Natural gas – per Mcf
United States	$4.86	$4.50	$2.99
Canada	4.98	4.15	2.22
Consolidated	4.89	4.47	2.97
Crude oil – per Bbl
United States	$36.53	$26.69	$21.86
Canada	—	24.46	—
Consolidated	36.53	26.69	21.86
NGL – per Bbl
United States	$28.55	$21.45	$14.97
Canada	22.18	26.01	—
Consolidated	28.52	21.50	14.97

Production cost (per Mcfe) (1)
United States	$1.54	$1.29	$1.06
Canada	1.19	1.35	1.84
Consolidated	1.47	1.30	1.08

(1)	Includes production taxes.

Drilling Activity

During the periods indicated, we drilled or participated in the drilling of the following exploratory and development wells:

	Year Ended December 31,
	2004		2003		2002
	Gross	Net	Gross	Net	Gross	Net
Development:
United States
Productive	73.0	55.5	102.0	74.3	106.0	81.2
Non-productive	—	—	—	—	1.0	1.0
Canada
Productive	356.0	110.1	32.0	32.0	17.0	17.0
Non-productive	—	—	—	—	—	—

Total	429.0	165.6	134.0	106.3	124.0	99.2

Exploratory:
United States
Productive	38.0	34.2	76.0	73.3	24.0	22.9
Non-productive	1.0	1.0	1.0	1.0	3.0	3.0
Canada
Productive	274.0	209.7	152.0	116.5	44.0	26.2
Non-productive	10.0	9.8	1.0	0.4	—	—

Total	323.0	254.7	230.0	191.2	71.0	52.1

Total:
Productive	741.0	409.5	362.0	296.1	191.0	147.3
Non-productive	11.0	10.8	2.0	1.4	4.0	4.0

Total	752.0	420.3	364.0	297.5	195.0	151.3

Acquisition, Exploration and Development Capital Expenditures

	United States	Canada	Consolidated
	(in thousands)
2004
Proved acreage	$11,907	$2,942	$14,849
Unproved acreage	31,857	7,144	39,001
Development costs	45,213	71,094	116,307
Exploration costs	25,673	22,631	48,304

Total	$114,650	$103,811	$218,461

2003
Proved acreage	$3,215	$3,388	$6,603
Unproved acreage	24,063	6,739	30,802
Development costs	37,682	41,820	79,502
Exploration costs	9,411	17,066	26,477

Total	$74,371	$69,013	$143,384

2002
Proved acreage	$32,199	$—	$32,199
Unproved acreage	550	5,422	5,972
Development costs	34,178	938	35,116
Exploration costs	5,925	8,659	14,584

Total	$72,852	$15,019	$87,871

Productive Oil and Gas Wells

The following table summarizes productive oil and gas wells attributable to our direct interests as of December 31, 2004:

	Productive Wells
	Natural Gas		Crude Oil
	Gross	Net	Gross	Net
United States	4,996	1,658.8	406	367.6
Canada	1,263	572.2	3	0.1

Total	6,259	2,231.0	409	367.7

Oil and Gas Acreage

Our principal natural gas and crude oil properties consist of non-producing and producing natural gas and crude oil leases, including reserves of natural gas and crude oil in place. The following table indicates our interest in developed and undeveloped acreage held directly by us. Developed acres are defined as acreage spaced or allocated to wells that are producing or capable of producing. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or gas, regardless of whether or not such acreage contains proved reserves. Gross acres are the total number of acres in which we have a working interest. Net acres are the sum of our fractional interests owned in the gross acres.

	As of December 31, 2004
	Developed Acreage		Undeveloped Acreage
	Gross	Net	Gross	Net
Michigan	584,856	240,944	65,568	46,030
Indiana/Kentucky	42,288	42,160	228,686	222,399
Texas	7,665	4,675	306,172	266,296
Rockies	109,934	100,921	176,378	133,631

United States	744,743	388,700	776,804	668,356
Canada	149,181	90,992	451,597	331,274

Total	893,924	479,692	1,228,401	999,630

MANAGEMENT

The following sets forth information about our executive officers and directors as of April 18, 2005.

Executive Officers and Directors

Name	Age	Position(s)
Thomas F. Darden	51	Chairman of the Board
Glenn Darden	49	President, Chief Executive Officer and Director
Bill Lamkin	59	Executive Vice President and Chief Financial Officer
Jeff Cook	48	Senior Vice President – Operations
Mark D. Whitley	53	Vice President – Operations
Robert N. Wagner	41	Vice President – Reserve Group
D. Wayne Blair	48	Vice President and Controller
John C. Cirone	55	Vice President, General Counsel and Secretary
Anne Darden Self	47	Vice President – Human Resources and Director
J. Michael Gatens	47	Chairman of the Board and Chief Executive Officer – MGV Energy Inc.
George W. Voneiff	44	President – MGV Energy Inc.
James A. Hughes	42	Director
D. Randall Kent	79	Director
Steven M. Morris	53	Director
W. Yandell Rogers, III	42	Director
Mark J. Warner	41	Director

Executive Officers

•	Bill Lamkin, our Executive Vice President and Chief Financial Officer since June 1999.

•	Jeff Cook, our Senior Vice President – Operations since July 2000. Executive Vice President, Mercury, 1998 - 2000.

•	Mark D. Whitley, our Vice President – Operations since August 2003. Vice President and General Manager – North Texas Production, Mitchell Energy Company LP (subsequently merged with Devon Energy), January 2000 - January 2002. Operations Manager – Fort Worth Basin, Devon Energy, January 2002 - October 2002. Independent consultant, October 2002 - August 2003.

•	Robert N. Wagner, our Vice President – Reserves Group since December 2002, Vice President – Engineering, July 1999 - December 2002, and manager of eastern region field operations, January 1999 - July 1999.

•	D. Wayne Blair, our Vice President and Controller since April 2000. Controller, Mercury, 1996 - 2000.

•	John C. Cirone, our Vice President, General Counsel and Secretary since July 2002. Manager of Land and Negotiations, Union Pacific Resources, 1997 - 2000, and Assistant General Counsel, Union Pacific Resources, 2000. Private practice of law, August 2000 - July 2002.

•	J. Michael Gatens, Chairman of the Board and Chief Executive Officer of MGV, which he co-founded, since September 1997. MGV became our wholly owned subsidiary in December 2000. Mr. Gatens is also Chairman of the Canadian Society for Unconventional Gas, and is MGV’s liaison with the Coal Association of Canada and the Canadian Association of Petroleum Producers.

•	George W. Voneiff, President of MGV, which he co-founded, since September 1997 and Chief Operating Officer, September 1997 - January 2005.

Directors

•	Thomas F. Darden, our Chairman of the Board since 1999 and a director since 1997. Mr. Darden’s term expires in 2008. Director, Mercury.

•	Glenn Darden, our President and Chief Executive Officer since 1999 and a director since 1997. Mr. Darden’s term expires in 2006. Director, Mercury.

•	D. Randall Kent, Retired Vice President of General Dynamics Corporation. A director of Quicksilver since 1999. Consultant, Lockheed-Martin Corporation, since 1999. Mr. Kent’s term expires in 2005.

•	James A. Hughes, an executive of Priest River Ltd., a privately owned holding company, since 2003. A director of Quicksilver from 2001-2004 and since March 2005. President and Chief Operating Officer of Enron Global Assets, an international energy infrastructure company, 1994-2003.

•	Steven M. Morris, President, Morris & Company, a private investment firm, since 1992. Certified Public Accountant. A director of Quicksilver since 1999. Mr. Morris’ term expires in 2007.

•	W. Yandell Rogers, III, Chief Executive Officer of Priest River Ltd. and Lewiston Atlas Ltd., each a privately owned holding company since 2002. A director of Quicksilver since 1999. Mr. Roger’s term expires in 2006. Chief Executive Officer, Ridgway’s, Inc., a provider of reprographics to the engineering and construction industries, 1997 - 2002.

•	Anne Darden Self, our Vice President – Human Resources since 2000 and a director since 1999. Ms. Self’s term expires in 2007. President, Mercury since 2000 and Vice President – Human Resources, Mercury, 1992 - 2000. Director, Mercury.

•	Mark J. Warner, Director of Corporate Development, Point One, a telecommunications company, since April 2004. Senior Vice President, Growth Capital Partners, L.P., an investment banking firm, 2000-2004. A director of Quicksilver since 1999. Mr. Warner’s term expires in 2008. Director of Domestic Finance, Enron Corporation, an energy trading company, 1995 - 2000.

Mr. D. Randall Kent will retire from our board of directors at the annual meeting of our stockholders on May 17, 2005.

Our board of directors has standing Audit, Nominating and Corporate Governance, and Compensation Committees. Messrs. Kent, Morris, Rogers, and Warner serve on each of these committees. The Board has determined that Mr. Morris, the Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of applicable SEC regulations. Our board of directors also elected Mr. Kent to fill the position of Presiding Director.

Family Relationship Among Directors

Thomas F. Darden, Glenn Darden and Anne Darden Self are siblings.

Compensation of Directors

Directors who are also our employees are not separately compensated for their services as directors. In 2004, each non-employee director received a cash fee in the amount of $35,000 and an option valued at $35,000 using the Black-Scholes option valuation methodology. Each of these options was granted under the Director Plan on May 18, 2004 and covers 3,864 shares of our common stock.

In 2004, our Nominating and Corporate Governance Committee engaged compensation consultants to evaluate the competitiveness of our compensation program for our non-employee directors. The consultants determined that our average total compensation for our non-employee directors was significantly less than the average total compensation paid to non-employee directors of a peer group of companies identified by the consultants. Based upon the consultants’ findings, and in an effort to compete with our peer group, our Nominating and Corporate Governance Committee determined that the compensation provided to each of our non-employee directors should consist of an annual fee of $120,000, with $60,000 of the fee being payable in restricted stock and $60,000 of the fee being payable in cash (or, at the election of the non-employee director, in restricted stock or options to acquire our common stock). Grants of restricted stock under the Director Plan are subject to the approval of our stockholders at our 2005 Annual Meeting.

As a transitional matter, in 2005, non-employee directors will receive a fee of $120,000, with $35,000 of the fee paid in options to acquire our common stock (which options were granted on January 3, 2005), $25,000 of the fee payable in restricted stock (assuming approval by our stockholders of the proposed amendments to the Director Plan) and $60,000 of the fee paid or payable in cash (subject to elections by non-employee directors made in 2004 to receive a portion thereof in options to acquire our common stock).

EXECUTIVE COMPENSATION

The following compensation information is set forth for our Chief Executive Officer and the four most highly-compensated executive officers other than the Chief Executive Officer identified at the end of the fiscal year ended December 31, 2004, also referred to as Named Executive Officers.

Summary Compensation Table

The following table contains certain information regarding the compensation of the Named Executive Officers.

Name and Principal Position	Year	Annual Compensation			Long Term Compensation Awards		All Other Compensation ($)(3)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Awards ($)	Securities Underlying Options (#)(2)

Glenn Darden President and Chief Executive Officer	2004 2003 2002	235,877 196,565 188,100	— 88,454 45,000	— — —	— — —	41,375 11,016 —	5,521 3,836 3,552

Thomas F. Darden Chairman of the Board and former Chief Executive Officer	2004 2003 2002	235,877 196,565 188,100	— 88,454 45,000	— — —	— — —	41,375 11,016 —	5,521 3,839 3,552

Bill Lamkin Executive Vice President and Chief Financial Officer	2004 2003 2002	205,000 176,908 169,290	— 66,341 35,000	— — —	— — —	31,820 8,568 —	4,906 3,441 3,185

Jeff Cook Senior Vice President	2004 2003 2002	205,000 180,969 156,750	— 76,875 37,500	— — —	— — —	35,580 9,180 —	5,407 4,006 2,941

Mark D. Whitley(4) Vice President—Operations	2004 2003 2002	200,000 81,923 —	— 70,000 —	— — —	— — —	21,431 — —	1,712 — —

(1)	Amounts of perquisites and personal benefits have been excluded as being below the minimum dollar thresholds included in the SEC’s proxy disclosure rules.
(2)	Number of shares underlying options granted prior to June 2004 have been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in June 2004.
(3)	For 2004, these amounts represent our matching contributions to (i) our 401(k) plan, and premiums on (ii) life insurance, (iii) accidental death and dismemberment insurance and (iv) long-term disability insurance as follows: Messrs. G. Darden, $3,502, $538, $113 and $1,368; T. Darden, $3,502, $538, $113 and $1,368; Lamkin, $3,152, $467, $98 and $1,189; Cook, $3,653, $467, $98 and $1,189; and Whitley, $0, $456, $96 and $1,160.
(4)	Mr. Whitley joined us as Vice President—Operations in August 2003.

Stock Options Granted in 2004

The following table contains information concerning stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 2004. No stock appreciation rights were granted to the individuals during 2004. Each stock option has a maximum term of five years, subject to earlier termination in the event of the optionee’s cessation of employment with us.

Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted (#)(2)		% of Total Options Granted to Employees in 2004 (2)(3)	Exercise Price per Share ($)(2)	Expiration Date	5% ($)	10% ($)
Glenn Darden	30,000	(4)	1.6	$16.52	01/07/2010	168,500	382,270
	11,375	(5)	0.6	35.75	12/21/2009	112,352	248,268

Thomas F. Darden	30,000	(4)	1.6	$16.52	01/07/2010	168,500	382,270
	11,375	(5)	0.6	35.75	12/21/2009	112,352	248,268

Bill Lamkin	23,580	(4)	1.3	$16.52	01/07/2010	132,441	300,464
	8,240	(5)	0.5	35.75	12/21/2009	81,387	179,844

Jeff Cook	27,340	(4)	1.5	$16.52	01/07/2010	154,065	349,522
	8,240	(5)	0.5	35.75	12/21/2009	81,387	179,844

Mark D. Whitley	15,000	(4)	0.8	$16.52	01/07/2010	84,250	191,135
	6,431	(5)	0.4	35.75	12/21/2009	63,519	140,361

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. Potential realizable value is determined by multiplying the per share market value of our common stock as of the date of the grant, which is equal to the per share exercise price of the option, and the sum of one plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option), subtracting the exercise price per share from the product, and multiplying the remainder by the number of securities underlying the grant at fiscal year end.

(2)	Information relating to options granted prior to June 2004 has been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in June 2004.

(3)	The aggregate number of options granted to employees in 2004 was 1,829,112, of which 14,500 have expired.

(4)	The options vest as to one-fifth of the option shares on each of January 7, 2005, January 7, 2006, January 7, 2007, January 7, 2008 and January 7, 2009.

(5)	The options vest as to one-third of the option shares on each of December 21, 2005, December 21, 2006 and December 21, 2007.

Aggregated Stock Option Exercises and Fiscal Year-End Option Values

The following table contains certain information concerning stock options exercised during 2004 and the value of unexercised stock options at December 31, 2004 by the Named Executive Officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 (1)
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Glenn Darden	—	—	182,050	48,719	6,223,442	808,701
Thomas F. Darden	—	—	182,050	48,719	6,223,442	808,701
Bill Lamkin	346,440	8,014,512	15,356	37,532	433,013	633,363
Jeff Cook	208,334	5,438,366	17,226	41,700	198,579	720,061
Mark D. Whitley	—	—	—	21,431	—	310,599

(1)	The value of the options at December 31, 2004 is based upon a market value per share of $36.78, which was the closing price of Quicksilver common stock on December 31, 2004.

Change in Control Plans

In August 2004, the Board approved change in control retention incentive plans covering certain employees, including the Named Executive Officers. The plans provide severance benefits for certain of our staff, key employees and executives in the event of a change in control of us that vary by participation level. Severance benefits are provided if, within a specified period after there is a change in control of us, there is an involuntary termination of the individual (including termination for specified “good reason” events).

The benefits provided upon involuntary termination of a Named Executive Officers under the Quicksilver Resources Inc. Executive Change in Control Retention Plan include a lump sum payment of three times the sum of the individual’s base salary plus benchmark bonus and certain medical and group life insurance coverage. In addition, upon a change in control, all outstanding stock options, restricted stock and the individual’s account balances under our 401(k) Plan, to the extent permitted by law, will immediately become nonforfeitable and exercisable. If a Named Executive Officer participating in the plan remains employed by us for six months following a change in control, the Named Executive Officer would be entitled to a retention bonus equal to one-half the officer’s base salary, payable as a lump sum payment.

TRANSACTIONS WITH MANAGEMENT AND CERTAIN STOCKHOLDERS

With the other members of Voyager, a gas compression company owned by us (65%), Mercury (33%) and our officer, Jeff Cook (2%), we determined in early 2002 that Voyager’s business operations should be discontinued and that Voyager should be dissolved. Effective September 1, 2002, in order to terminate all business arrangements between us and Voyager, we paid approximately $2.2 million to Voyager, representing the net present value to Voyager of 132 compressor service agreements providing for fixed monthly payments by us to Voyager over terms ranging from one to 72 months. During 2002, we also paid approximately $7.2 million to Voyager for equipment and other assets and maintenance and related services. Voyager was thereafter dissolved.

Also in 2002, as part of the cancellation of Voyager’s remaining lease obligations to Pennsylvania Avenue Limited Partnership, a limited partnership owned by members of the Darden family and Mercury, Voyager received approximately $844,000 from Pennsylvania Avenue as reimbursement for leasehold improvements made by Voyager. Voyager then paid Pennsylvania Avenue approximately $440,000, representing the present value of remaining rental payments due by Voyager.

We paid $743,000 in 2002, $780,000 in 2003 and $860,000 in 2004, for rent on buildings owned by Pennsylvania Avenue. Rental rates were determined based on comparable rates charged by third parties. We paid Mercury $849,000 during 2002, and $2.05 million during 2003, of principal and interest on a note payable to Mercury associated with the acquisition of assets from Mercury, which note was retired in 2003. Mercury paid us $103,000 in 2004 to reimburse us for property and casualty insurance, workers compensation insurance and health insurance premiums we paid for the benefit of Mercury. We paid $5,600 in 2004 for the use of an airplane owned by Panther City Aviation LLC, a limited liability company owned in part by Thomas F. Darden.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL HOLDERS

The following table presents information regarding the number of shares of our common stock beneficially owned as of February 21, 2005, by directors, the Named Executive Officers, and all of the executive officers and directors as a group. In addition, the table presents information about each person known to us to beneficially own 5% or more of our common stock. Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares. The percentage of beneficial ownership is calculated on the basis of 50,513,465 shares of our common stock as of February 21, 2005.

	Beneficial Share Ownership
Directors, Executive Officers and 5% Stockholders	Number of Shares	Percent of Outstanding Shares
Directors
Glenn Darden (1)(2)(3)	1,178,073	2.3%
Thomas F. Darden (1)(2)(3)	1,235,156	2.4%
Anne Darden Self (1)(2)(3)	908,292	1.8%
James A. Hughes (4)	136	*
Steven M. Morris (4)	423,862	*
D. Randall Kent (4)	43,574	*
W. Yandell Rogers, III (4)	44,574	*
Mark J. Warner (4)	28,336	*

Executive Officers not named above
Bill Lamkin (3)	182,161	*
Jeff Cook (3)	193,309	*
Mark D. Whitley (2)(3)	17,075	*
Directors and executive officers as a group (16 persons)(1)(2)(3)(4)	4,184,656	8.2%

Holders of 5% or more not named above
Mercury Exploration Company (5)(7)	8,742,290	17.3%
Quicksilver Energy, L.P. (6)(7)	6,061,722	12.0%
Pennsylvania Management Company (6)(7)	6,061,722	12.0%
FMR Corp. (8)	5,056,470	10.0%
Capital Research and Management Company (9)	4,610,900	9.1%
SMALLCAP World Fund, Inc. (10)	2,916,100	5.8%

*	Indicates less than 1%
(1)	Includes with respect to Messrs. G. Darden and T. Darden and Ms. Self 226,700, 266,220, and 190,400 shares, respectively, owned by family member trusts of which he or she is a trustee. Does not include shares beneficially owned by Mercury or Quicksilver Energy, L.P. (“QELP”). See footnotes 4 and 5.
(2)	Includes with respect to each of the following individuals and the directors and executive officers as a group the following approximate numbers of shares represented by units in a Unitized Stock Fund held through our 401(k) Plan: Mr. G. Darden 1,959; Mr. T. Darden 28,106; Ms. Self 13,251; Mr. Whitley 705; and all directors and officers as a group 45,771.
(3)	Includes with respect to each of the following individuals and the directors and executive officers as a group the following numbers of shares subject to options that will vest on or before April 22, 2005; Mr. G. Darden 30,010; Mr. T. Darden 30,010; Ms. Self 14,970; Mr. Lamkin 22,928; Mr. Cook 15,754; Mr. Whitley 3,000; all directors and officers as a group 259,230.
(4)	Includes with respect to each of Messrs. Morris, Kent, Rogers and Warner 28,336 shares, and with respect to Mr. Hughes 136 shares, subject to options that will vest on or before April 22, 2005.
(5)	Each of Messrs. G. Darden and T. Darden and Mmes. Self and Lucy Darden is a director and stockholder of Mercury. Each of Messrs. G. Darden and T. Darden and Mmes. Self and L. Darden disclaims beneficial ownership of all shares owned by Mercury and accordingly, such shares are not included in the shares reported as beneficially owned by Messrs. G. Darden or T. Darden or Mmes. Self or L. Darden.

(6)	Pennsylvania Management Company (“Pennsylvania”) is the general partner of QELP and, as such, has sole voting and investment power with respect to 6,061,722 shares of our common stock held by QELP. Each of Messrs. G. Darden and T. Darden and Mmes. Self and L. Darden is a stockholder of Pennsylvania. Each of Messrs. G. Darden and T. Darden and Mmes. Self and L. Darden disclaims beneficial ownership of all shares owned by QELP and accordingly, such shares are not included in the shares reported as beneficially owned by Messrs. G. Darden or T. Darden or Mmes. Self or L. Darden.
(7)	The address of Mercury, QELP and Pennsylvania is 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104.
(8)	According to a Schedule 13G/A filed by FMR Corp. with the SEC on February 14, 2005, FMR Corp. had sole investment power over 5,056,470 shares of our common stock. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(9)	According to a Schedule 13G filed by Capital Research and Management Company with the SEC on February 14, 2005, Capital Research and Management Company had sole investment power over 4,610,900 shares of our common stock. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.
(10)	According to a Schedule 13G filed by SMALLCAP World Fund, Inc. with the SEC on February 14, 2005, SMALLCAP World Fund had sole voting power over 2,916,100 shares of our common stock. The address of SMALLCAP World Fund is 333 South Hope Street, Los Angeles, California 90071.

SELLING SECURITYHOLDERS

The Debentures were issued by us and resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the Debentures and the common stock into which the Debentures are convertible pursuant to this prospectus. The selling securityholders may offer all, some or none of the Debentures or the shares of common stock into which the Debentures are convertible.

The table below sets forth the name of each selling securityholder, the principal amounts of Debentures that may be offered by each selling securityholder under this prospectus, the number of shares of common stock owned by each selling securityholder prior this offering, and the number of shares of common stock to be registered for resale. The information is based on information provided to us by or on behalf of the selling securityholders on or prior to May 10, 2005. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures or common stock since the date on which they provided this information in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change from time to time. Information about additional selling securityholders will be set forth in post-effective amendments, if required. Any information with respect to named selling securityholders will be set forth in supplements or amendments to this prospectus, if required.

Because the selling securityholders may offer all or some portion of the Debentures or the common stock into which the Debentures are convertible, we cannot estimate the amount of Debentures or common stock that may be held by the selling securityholders upon the completion of any sales they might make. For information on the procedure for sales by selling securityholders, read the disclosure under the heading “Plan of Distribution” below.

Name of Selling Security Holder	Principal Amount of Debentures Beneficially Owned that may be Sold	Percent of Debentures Outstanding	Common Stock Registered for Resale(1)	Percentage of Common Stock Outstanding(2)
AG Domestic Convertibles, Ltd.	$3,850,000	2.6%	83,984	*
AG Offshore Convertibles, Ltd.	7,150,000	4.8%	155,969	*
American Skandia Trust	1,500,000	1.0%	32,721	*
ATSF — Transamerica Convertible Securities	4,000,000	2.7%	87,256	*
B.C. McCabe Foundation	100,000	*	2,181	*
CNHCA Master Account, L.P.	1,000,000	*	21,814	*
CSS, LLC	2,000,000	1.3%	43,628	*
City of Shreveport (LA) Employees Retirement Services	125,000	*	2,727	*
Commissioners of the Land Office	525,000	*	11,452	*
Fore Convertible Master Fund, Ltd.	23,000,000	15.3%	501,720	1.0%
Fore ERISA Fund, Ltd.	7,000,000	4.7%	152,697	*
Fore Multi Strategy Master Fund, Ltd.	4,000,000	2.7%	87,256	*
FrontPoint Convertible Arbitrage Fund, L.P.(3)	5,000,000	3.3%	109,070	*
Fuji US Income Open	1,000,000	*	21,814	*
Grace Convertible Arbitrage Fund, Ltd.	5,750,000	3.8%	125,430	*
Guggenheim Portfolio Company VIII (Cayman) Ltd.(4)	3,000,000	2.0%	65,442	*
IDEX — Transamerica Convertible Securities Fund	3,000,000	2.0%	65,442	*
Int’l Truck & Engine Corp Non Contributory Retirement Plan Trust	625,000	*	13,634	*
Int’l Truck & Engine Corp Retirement Plan for Salaried Employee’s Trust	1,025,000	*	22,359	*
JMG Capital Partners, L.P.	6,625,000	4.4%	144,517	*
JMG Triton Offshore, Ltd.	6,625,000	4.4%	144,517	*
JP Morgan Securities Inc.	10,000,000	6.7%	218,139	*
KBC Financial Products USA Inc.	3,750,000	2.5%	81,802	*
KeySpan Foundation	50,000	*	1,091	*
KeySpan Insurance Company	75,000	*	1,636	*
Lord Abbett Investment Trust — LA Convertible Fund	1,825,000	1.2%	39,810	*
Lord Abbett Series Fund — Bond Debenture Portfolio	375,000	*	8,180	*
Man Mac I Limited(5)	8,416,000	5.6%	183,586	*
Merrill Lynch Insurance Group Bond Debenture Portfolio	25,000	*	545	*
Met Investor Series Trust — Bond Debenture	3,000,000	2.0%	65,442	*
National Fuel & Gas Company Retirement Plan	350,000	*	7,635	*
NFS — SCI Funeral and Merchandise Fixed Common Trust	100,000	*	2,181	*
Pension, Hospitalization Benefit Plan of the Electrical Ind Plan	500,000	*	10,907	*
Phoenix Lord Abbett Bond Debenture Fund	25,000	*	545	*
Polaris Vega Fund L.P.	5,400,000	3.6%	117,795	*
Saranac Capital Management L.P.	6,000,000	4.0%	130,883	*
Stonebridge Life Insurance	500,000	*	10,907	*
Sunrise Partners Limited Partnership	11,600,000	7.7%	253,041	*
SuttonBrook Capital Portfolio LP	3,000,000	2.0%	65,442	*
Total Fina Elf Finance USA, Inc.	200,000	*	4,363	*
Transamerica Life Insurance & Annuities Corp	2,000,000	1.3%	43,628	*
Transamerica Occidental Life	500,000	*	10,907	*
Vermont Mutual Insurance Company	100,000	*	2,181	*
Wachovia Bank, NA, as Trustee for the SCI Cemetery Merchandise Common Trust	50,000	*	1,091	*
Wachovia Bank, NA, as Trustee for the SCI Pre-Need Common Trust Fund	20,000	*	436	*
All other holders of Debentures or future transferees, pledges, donees or successors of any such holders(6)	5,239,000	3.5%	114,283	*

Total	$150,000,000	100.0%	3,272,085	6.1%

*	Less than one percent of the notes or common stock outstanding, as applicable.

(1)	Includes shares of common stock issuable upon conversion of the Debentures, assuming a conversion rate of 21.8139 shares of common stock per $1,000 principal amount of the Debentures. This conversion rate will be subject to adjustment as described under “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.” As a result, the amount of common stock issuable upon conversion of the Debentures may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i) under the Securities Exchange Act using 50,539,231 shares of common stock outstanding on May 10, 2005. In calculating the amount for each individual holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s Debentures. However, we did not assume the conversion of any other holder’s Debentures.

(3)	FrontPoint Convertible Arbitrage Fund GP, LLC is the general partner of the selling securityholder. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP LLC and as such has voting and dispositive power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

(4)	Certain affiliates of Guggenheim Advisors, the controlling shareholder of the selling securityholder, are broker-dealers.

(5)	Man-Diversified Fund II Ltd. is the Controlling Entity of the selling securityholder. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

(6)	Information about other selling securityholders, if any, will be set forth from time to time in one or more post-effective amendments to the registration statement of which this prospectus forms a part, if required. We have assumed that any other holders of the securities, or any future transferees, pledgees, donees or successors of or from any such holders of securities do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the Debentures.

DESCRIPTION OF THE DEBENTURES

We issued the Debentures under an indenture dated as of November 1, 2004, between us and JPMorgan Chase Bank, a New York banking corporation, as trustee. JPMorgan Chase Bank is also acting as the initial as paying agent, conversion agent, registrar and custodian for the Debentures. The terms of the Debentures include those provided in the indenture.

The following description is only a summary of the material provisions of the Debentures and the indenture. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the Debentures.

When we refer to “Quicksilver Resources Inc.,” “KWK,” “we,” “our” or “us” in this section, we refer only to Quicksilver Resources Inc., a Delaware corporation, and not its subsidiaries.

Brief Description of the Debentures

The Debentures:

•	are $150,000,000 in aggregate principal amount of the Debentures;

•	bear cash interest at an annual rate of 1.875%, payable on November 1 and May 1 of each year, beginning May 1, 2005;

•	bear contingent interest in the circumstances described under “—Contingent Interest”;

•	were issued only in denominations of $1,000 principal amount and integral multiples thereof;

•	are direct, unsecured subordinated obligations of Quicksilver Resources Inc.;

•	are convertible, subject to the conditions described under “—Conversion Rights,” into shares of our common stock, at an initial conversion rate of 21.8139 shares of common stock per $1,000 principal amount of Debentures (equivalent to an initial conversion price of $45.84 per share), subject to such adjustments as are described under “—Conversion Rights—Conversion Rate Adjustments”;

•	are redeemable at our option in whole or in part for cash beginning on November 8, 2011, as set forth under “—Optional Redemption by Us”;

•	entitle the holders to require us to repurchase the Debentures on November 1, 2011, 2014 or 2019, as set forth under “—Repurchase of Debentures at the Option of Holders”;

•	entitle the holders to require us to repurchase the Debentures upon a change of control as set forth under “—Repurchase of Debentures at the Option of Holders Upon a Change of Control”; and

•	are due on November 1, 2024, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of Quicksilver Resources Inc., except to the extent described under “—Repurchase of Debentures at the Option of Holders Upon a Change of Control” below.

No sinking fund is provided for the Debentures, and the Debentures are not subject to defeasance. The Debentures were issued only in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

You may present definitive Debentures for conversion and registration of transfer and exchange at the office maintained by us for that purpose, which shall initially be the principal corporate trust office of the trustee currently located at 600 Travis Street, Suite 1150, Houston, Texas 77002, Attention: Corporate Trust Department. For information regarding conversion, registration of transfer and exchange of global Debentures, see “—Form, Denomination and Registration.” There is no service charge for any registration of transfer or exchange of Debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Subordination of the Debentures

The payment of the principal of, premium, interest and contingent interest, if any, on the Debentures is subordinated to the prior payment in full of all existing and future senior indebtedness (including our existing senior secured revolving credit facilities and second lien mortgage notes). If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we must pay the holders of senior indebtedness in full before we pay the holders of the Debentures. If the Debentures are accelerated because of an event of default under the indenture, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the Debenture holders. The indenture requires that we promptly notify holders of senior indebtedness if payment of the Debentures is accelerated because of an event of default under the indenture.

We may not make any payment on the Debentures or purchase or otherwise acquire the Debentures (otherwise than through the conversion thereof into shares of our common stock) if:

•	a default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace, or

•	any other default under the terms of designated senior indebtedness occurs and is continuing that permits (or with the giving of notice or passage of time would permit) holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from us or any other person permitted to give such notice under the indenture.

We are required to resume payments on the Debentures:

•	in case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist, and

•	in case of a nonpayment default under the terms of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received.

No new period of payment blockage may be commenced for a default unless 360 days have elapsed since our receipt of the prior payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the Debentures may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

If either the trustee or any holder of Debentures receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

A portion of our operations are conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the Debentures, will depend upon the earnings of our subsidiaries and upon the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual or statutory restrictions.

At March 31, 2005, our indebtedness totaled $425.4 million, which included $206.4 million of senior indebtedness. The Debentures are not guaranteed by any of our subsidiaries and, accordingly, the Debentures are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. At March 31, 2005, our subsidiaries had indebtedness of $150.4 million, excluding intercompany indebtedness. Neither we nor our subsidiaries will be restricted under the indenture from incurring additional senior indebtedness or other additional indebtedness.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the Debenture holders.

“Designated senior indebtedness” means (i) all indebtedness under our existing senior secured revolving credit facilities and second lien mortgage notes and (ii) any other senior indebtedness, the outstanding aggregate principal amount of which at the time of determination is equal to or greater than $25 million and that is specifically identified by us in the instrument governing or evidencing the indebtedness as “designated senior indebtedness.”

“Indebtedness” means:

(1) all of our indebtedness, payment obligations and other monetary liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) all of our reimbursement obligations and other monetary liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) all of our payment obligations and other monetary liabilities, contingent or otherwise, in respect of leases required, in conformity with GAAP, to be accounted for as capitalized lease obligations on our balance sheet;

(4) all of our payment obligations and other monetary liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our payment obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

(5) all of our payment obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6) all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our payment obligations or monetary liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, payment obligations or monetary liabilities of another person of the kinds described in clauses (1) through (5); and

(7) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, payment obligation or monetary liability of the kinds described in clauses (1) through (6).

“Senior indebtedness” means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness (including our existing senior secured revolving credit facilities and second lien mortgage notes), whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

(1) indebtedness that expressly provides that such indebtedness will not be senior in right of payment to the Debentures or expressly provides that such indebtedness is on parity with or junior in right of payment to the Debentures;

(2) any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to such subsidiaries arising by reason of guarantees by us of indebtedness of any such subsidiary to a person that is not our majority-owned subsidiary; and

(3) indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.

Interest

The Debentures bear interest at an annual rate of 1.875% from November 1, 2004. We will also pay contingent interest on the Debentures in the circumstance described under “—Contingent Interest.”

We will pay interest (including contingent interest, if any) semiannually on November 1 and May 1 of each year, beginning May 1, 2005, to the holders of record at the close of business on the preceding October 15 and April 15, respectively. In general, we will not pay accrued and unpaid interest (including contingent interest, if any) on any Debentures upon conversion. Instead, such amounts will be deemed paid by the common stock or cash received by holders upon conversion. If a holder of Debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder will receive on that interest payment date accrued and unpaid interest (including contingent interest, if any) on those Debentures, notwithstanding the holder’s conversion of those Debentures prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that a holder surrenders Debentures for conversion, such holder must pay to us an amount equal to the interest (including contingent interest, if any) that will be paid on the related interest payment date. The preceding sentence does not apply, however, (1) if we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date, (2) if we have specified a repurchase date following a change of control that is during such period or (3) to the extent any overdue interest (including contingent interest, if any) exists at the time of conversion with respect to the Debentures converted. Accordingly, under those circumstances, a holder of Debentures who chooses to convert those Debentures on a date that is after a record date but prior to the corresponding interest payment date will not be required to pay us, at the time that holder surrenders those Debentures for conversion, the amount of interest (including contingent interest, if any) it will receive on the interest payment date.

Except as provided below, we will pay interest (including contingent interest, if any) on:

•	global Debentures to DTC in immediately available funds;

•	any definitive Debentures having an aggregate principal amount of $5 million or less by check mailed to the holders of those Debentures; and

•	any definitive Debentures having an aggregate principal amount of more than $5 million by wire transfer in immediately available funds if requested by the holders of those Debentures.

Interest (including contingent interest, if any) on the Debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier redemption date, repurchase date or change of control repurchase date) of a Debenture falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date, redemption date, repurchase date or change of control repurchase date of a Debenture would fall on a day that is not a business day, the required payment of interest, if any, and principal and interest (including contingent interest, if any), will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date, repurchase date or change of control repurchase date to such next succeeding business day. The term “business day” means, with respect to any Debenture, any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York or the Federal Reserve Bank of Dallas is closed.

Contingent Interest

Beginning with the period commencing on November 8, 2011 and ending on April 30, 2012, and for each of the six-month periods thereafter commencing on May 1, 2012, we will pay contingent interest on the interest payment date for the applicable interest period if the average trading price (as defined below) of the Debentures during the five trading days ending on the third trading day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the Debentures.

On any interest payment date when contingent interest shall be payable, the contingent interest payable per Debenture will equal an annual rate of 0.25% of the average trading price of such Debenture during the applicable five trading-day reference period. For the United States federal income tax consequences of the contingent interest, see “Important United States Federal Income Tax Considerations.”

We will notify the holders of the Debentures by press release upon a determination that they will be entitled to receive contingent interest with respect to any six-month interest period.

The “trading price” of Debentures on any date of determination means the average of the secondary market bid quotations per $1,000 original principal amount of the Debentures obtained by the trustee for $15 million original principal amount of the Debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select. If three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the trustee, that one bid will be used. If the trustee cannot reasonably obtain at least one bid for $15 million original principal amount of the Debentures from a nationally recognized securities dealer, or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of $1,000 original principal amount of the Debentures, then:

•	for purposes of any determination of whether contingent interest is payable or of the amount of any contingent interest, the trading price of the Debentures on any date of determination will equal the product of (i) the conversion rate for the Debentures and (ii) the average closing price (as defined below) of our common stock on the five trading days ending on such determination date; and

•	for purposes of any determination of whether the condition to conversion of Debentures described under “—Conversion Rights—Conditions to Conversion—Conversion Upon Satisfaction of Trading Price Condition,” we may elect, in our sole discretion, to deem the trading price per $1,000 original principal amount of Debentures to be less than 98% of the product of the closing price of our common stock and the applicable conversion rate.

Conversion Rights

General

Subject to the conditions and during the periods described below, holders may convert their Debentures at any time prior to the close of business on the maturity date into shares of our common stock at an initial conversion rate of 21.8139 shares of common stock per $1,000 principal amount of Debentures surrendered for conversion (the “conversion rate”), equal to an initial conversion price of approximately $45.84 per share, subject to adjustment as set forth in “—Conversion Rate Adjustments” below.

Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below.

We will not issue fractional shares of common stock upon conversion of the Debentures. Instead, we will pay cash based on the closing price of our common stock on the trading day prior to the conversion date for all fractional shares of common stock. You may convert Debentures only in denominations of $1,000 principal amount of Debentures and integral multiples thereof.

Any Debentures called for redemption must be surrendered for conversion prior to the close of business on the second business day prior to the redemption date. If you have exercised your right to require us to repurchase your Debentures as described under “—Repurchase of Debentures at the Option of Holders” or “—Repurchase of Debentures at the Option of Holders Upon a Change of Control,” you may convert your Debentures only if you withdraw your repurchase notice or change of control repurchase notice, as the case may be.

To convert your Debenture (other than a Debenture held in book-entry form through DTC) you must:

•	complete and manually sign the conversion notice on the back of the Debenture (or a facsimile of the conversion notice) and deliver this notice to the conversion agent;

•	surrender the Debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest (including contingent interest, if applicable) payable on the next interest payment date.

Holders of Debentures held in book-entry form through DTC must comply with the requirements in the last three bullets above and follow DTC’s customary practices. The date you comply with these requirements is the conversion date under the indenture. Settlement of our obligation to deliver shares with respect to a conversion will occur in the manner and on the dates described under “—Payment Upon Conversion” below. Any delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of Debentures in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, we will pay cash for any fractional shares, as described above.

The initial conversion agent is the trustee. The conversion agent will, on your behalf, convert the Debentures into shares of our common stock, cash or a combination of cash and shares of common stock, as applicable. You may obtain copies of the required form of the conversion notice from the conversion agent.

If you deliver a Debenture for conversion, you will not be required to pay any taxes or duties for the issuance or delivery of common stock, if any, upon conversion. However, we will not pay any transfer tax or duty payable as a result of the issuance or delivery of the common stock in a name other than that of the holder of the Debenture. We will not issue or deliver common stock certificates unless we have been paid the amount of any transfer tax or duty or we have been provided satisfactory evidence that the transfer tax or duty has been paid.

By delivering to the holder the number of shares or the amount of cash, if any, determined as set forth below under “—Payment Upon Conversion,” together with cash in lieu of any fractional shares, we will satisfy our obligation with respect to the Debentures. That is, accrued and unpaid interest (including contingent interest, if any) will be deemed to be paid in full rather than cancelled, extinguished or forfeited, except as set forth above under “—Interest.”

Due to new accounting rules, convertible debt instruments with contingent conversion provisions such as the Debentures must be included in diluted earnings per share computations regardless of whether the contingent conversion conditions have been achieved. As a result, commencing November 1, 2004, an additional 3,272,085 shares of our common stock have been included in our calculations of diluted earnings per share.

Payment Upon Conversion

Conversion on or Prior to a Redemption Notice Date or the Final Notice Date. In the event that we receive your notice of conversion on or prior to (1) the date on which we give notice of our optional redemption of Debentures as described under “—Optional Redemption by Us” (a “redemption notice date”) or (2) the date that is 20 days prior to maturity (the “final notice date”), the following procedures will apply:

If we choose to satisfy all or any portion of our obligation (the “conversion obligation”) in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as a fixed dollar amount or a fixed percentage of the conversion obligation) at any time on or before the date that is two business days following receipt of your notice of conversion (the “cash settlement notice period”). If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period following the final day of the cash settlement notice period (the “conversion retraction period”). No such retraction can be made (and a conversion notice will be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the final day of the 20 trading day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”). Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares equal to (i) the aggregate principal amount of Debentures to be converted divided by 1,000, multiplied by (ii) the conversion rate. In addition, we will pay cash for all fractional shares of common stock as described above under “—Conversion Rights—General.”

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

•	a number equal to (i) the aggregate principal amount of Debentures to be converted divided by 1,000, multiplied by (ii) the conversion rate, and

•	the average closing price of our common stock during the cash settlement averaging period.

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount (the “cash amount”) and a number of shares of our common stock equal to the greater of (i) zero and (ii) the excess, if any, of the number of shares calculated as set forth in the first bullet of this paragraph over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) 5% of the cash amount, divided by (y) the closing price of our common stock. In addition, we will pay cash for all fractional shares of common stock as described above under “—Conversion Rights—General.” Because, in this case, the number of shares of our common stock that we deliver on conversion will be calculated over a 20 trading day period, holders of Debentures will bear the market risk that our common stock declines in value between each day of the cash settlement averaging period and the day we deliver the shares of common stock upon conversion.

Conversion After a Redemption Notice Date or the Final Notice Date. With respect to conversion notices that we receive after a redemption notice date or the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. If we elect to redeem all or a portion of the Debentures, our notice of redemption will inform the holders of our election to deliver shares of our common stock or cash with respect to Debentures converted prior to the redemption date. In addition, at any time on or before the final notice date, if we choose to satisfy all or any portion of the conversion obligation with respect to conversions after the final notice date in cash, we will send a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as a fixed dollar amount or a fixed percentage of the conversion obligation).

In the event that we receive your notice of conversion after a redemption notice date or the final notice date, the following procedures will apply:

Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “—Conversion on or Prior to a Redemption Notice Date or the Final Notice Date” except that the “cash settlement averaging period” will be the 20 trading day period beginning on the trading day after receipt of your notice of conversion (or in the event we receive your notice of conversion on the business day prior to the maturity date, the 20 trading day period beginning on the trading day after the maturity date). Settlement (in cash and/or shares) will occur on the business day following the final day of such cash settlement averaging period.

If a conversion notice is received from holders of Debentures after a redemption notice date or the final notice date, such holders will not be allowed to retract the conversion notice. Settlement (in cash and/or shares) will occur on the business day following the final day of such cash settlement averaging period. If we do not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of any fractional shares), delivery of the common shares into which the Debentures are converted (and cash in lieu of any fractional shares) will occur through the conversion agent as described above as soon as practicable on or after the conversion date.

Conditions to Conversion

Holders may surrender their Debentures for conversion into shares of our common stock at the applicable conversion rate prior to stated maturity only under the circumstances described below. Upon determination that holders of Debentures are or will be entitled to convert their Debentures, we will disseminate a press release to that effect.

Conversion Upon Satisfaction of Stock Price Condition. A holder may surrender any of its Debentures for conversion into shares of our common stock during any fiscal quarter commencing after December 31, 2004 (and only during such fiscal quarter) if the closing price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 120% of the then-current conversion price per share of common stock (initially 120% of $45.84, or $55.01) on that 30th trading day.

The “closing price” of our common stock or the capital stock or other equity interest of any of our subsidiaries on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported for composite transactions by the principal United States national or regional securities exchange on which our common stock or the capital stock or equity interest of such subsidiary is traded or, if our common stock or the capital stock or equity interest of such subsidiary is not listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market. The closing price will be determined without reference to after-hours or extended market trading. If our common stock or the capital stock or equity interest of such subsidiary is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the closing price will be the last quoted bid for our common stock or the capital stock or equity interest of such subsidiary in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock or the capital stock or equity interest of such subsidiary is not so quoted, the closing price will be the average of the midpoint of the last bid and ask prices for our common stock or the capital stock or equity interest of such subsidiary on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange and is not reported by the New York Stock Exchange, on the principal other market on which our common stock is then traded.

Conversion Upon Satisfaction of Trading Price Condition. A holder may surrender any of its Debentures for conversion into our common stock prior to the stated maturity during the five business days immediately following any five consecutive trading-day period in which the trading price per $1,000 original principal amount of the Debentures (as determined following a request by a holder of the Debentures in accordance with the procedures described below) for each day of that period was less than 98% of the product of the closing price of our common stock and the current conversion rate of the Debentures on each such day. However, a holder may not convert Debentures in reliance on this provision after November 1, 2011 if on any trading day during such five consecutive trading-day period the closing price of our common stock was between the applicable conversion price of the Debentures and 120% of the current conversion price of the Debentures.

The trustee will have no obligation to determine the trading price of the Debentures as described in this section unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 original principal amount of Debentures would be less than 98% of the product of the closing price of our common stock and the current conversion rate of the Debentures. At such time, we will instruct the trustee to determine the trading price of the Debentures beginning on the next trading day and on each successive trading day until the trading price per $1,000 original principal amount of Debentures is greater than or equal to 98% of the product of the closing price of our common stock and the current conversion rate of the Debentures.

Conversion Upon Redemption. If we elect to redeem Debentures, holders may convert the Debentures called for redemption into our common stock at any time prior to the close of business on the second business day immediately preceding the redemption date, even if the Debentures are not otherwise convertible at such time.

Conversion Upon Specified Corporate Transactions. If we elect to:

•	distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at a price per share of less than the closing price of a share of our common stock on the record date for the distribution, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors, exceeding 10% of the closing price of a share of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the Debentures at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the Debentures are not otherwise convertible at such time. However, a holder may not exercise this right to convert if such holder may participate in the distribution without conversion. The “ex-dividend date” is the first date upon which a sale of the common stock, regular way on the relevant exchange or in the relevant market for our common stock, does not automatically transfer the right to receive the relevant dividend or distribution from the seller of the common stock to its buyer.

In addition, if we are party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which all or substantially all of our common stock is converted into, exchanged for, acquired for or constitutes solely the right to receive cash, securities or other property a holder may surrender Debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction (or if such results in holders having a right to require us to repurchase their Debentures, until the second business day immediately preceding the applicable change of control repurchase date). If any such consolidation, merger, binding share exchange or transfer is terminated prior to its effective date, the submission of any Debentures for conversion in connection therewith and the right to convert will be revoked and such Debentures will be returned to the holder thereof. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into, exchanged for, acquired for or constitutes solely the right to receive cash, securities or other property then at the effective time of the transaction, the right to convert a Debenture into our common stock will be changed into a right to convert a Debenture into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its Debentures immediately prior to the transaction.

If the transaction also constitutes a change of control, as defined below, a holder can require us to repurchase all or a portion of its Debentures as described below under “—Repurchase of Debentures at the Option of Holders Upon a Change of Control.”

Conversion Rate Adjustments

We will adjust the conversion rate for the Debentures if any of the following events occur:

(1) we issue shares of our common stock as a dividend or distribution on our common stock;

(2) we issue to all holders of common stock certain rights, options or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at a price per share which is less than the closing price of a share of our common stock on the record date for such distribution; provided, that the applicable conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration;

(3) we subdivide or combine our common stock;

(4) we distribute to all holders of our common stock shares of capital stock, evidences of indebtedness or assets, including securities (but excluding rights, options or warrants listed in (2) above, dividends or distributions listed in (1) above and distributions consisting of cash), in which event the applicable conversion rate will be increased by multiplying such conversion rate by a fraction,

•	the numerator of which will be the current market price of our common stock and

•	the denominator of which will be the current market price of our common stock minus the fair market value, as determined by our board of directors, of the portion of those shares of capital stock, evidences of indebtedness or assets so distributed applicable to one share of common stock.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then each conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales price of those securities (where such closing sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted;

(5) we distribute cash, excluding any dividend or any distribution in connection with our liquidation, dissolution or winding up, in which event the applicable conversion rate will be increased by multiplying such conversion rate by a fraction,

•	the numerator of which will be the current market price of our common stock and

•	the denominator of which will be the current market price of our common stock minus the amount per share of such cash dividend (as determined below) or distribution;

(6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price of our common stock on the trading day next succeeding the expiration of such tender or exchange offer, in which event the applicable conversion rate will be increased by multiplying such conversion rate by a fraction,

•	the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (y) the product of the number of shares of our common stock outstanding less any such purchased shares and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer and

•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer; and

(7) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer with respect to which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, in which event the applicable conversion rate will be increased by multiplying such conversion rate by a fraction,

•	the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares purchased in such tender or exchange offer and (y) the product of the number of shares of our common stock outstanding less any such purchased shares and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer and

•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

The adjustment referred to in this clause (7) will be made only if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding and

•	the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the expiration of the tender or exchange offer.

However, the adjustment referred to in this clause (7) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

“Current market price” of our common stock on any day means the average of the closing price per share of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the ex-dividend date with respect to the issuance or distribution requiring such computation.

To the extent that we have a rights plan in effect upon conversion of the Debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case each conversion rate will be adjusted at the time of separation as described in clause (4) above, as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The holders of the Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In addition, non-U.S. holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal withholding tax. See “Important United States Federal Income Tax Considerations—U.S. Holders—Conversion Rate Adjustments” and “Important United States Federal Income Tax Considerations—Non U.S. Holders—Conversion Rate Adjustments.”

To the extent permitted by law, we may, from time to time, increase the applicable conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days notice of any increase in the applicable conversion rate. In addition, we may increase the applicable conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock distribution.

Except as described above in this section, we will not adjust the applicable conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Adjustment to Conversion Rate Upon a Change of Control

General

If and only to the extent you elect to convert your Debentures in connection with a transaction described under the definition of change of control as described below under “—Repurchase of Debentures at the Option of Holders Upon a Change of Control” that occurs on or prior to November 1, 2011, we will increase the conversion rate for the Debentures surrendered for conversion by a number of additional shares (the “additional shares”) as described below. Notwithstanding the first sentence of this paragraph, if we elect to adjust the conversion rate and our conversion obligation as described in “Adjustment to Conversion Rate upon a Change of Control—Conversion After a Public Acquirer Change of Control,” the provisions described in that section will apply instead of the provisions described in this paragraph.

The number of additional shares will be determined by reference to the table below, based on the date on which such change of control transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such change of control transaction. If holders of our common stock receive only cash in such change of control transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of such change of control transaction.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the Debentures is adjusted, as described above under “—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and number of additional shares to be issuable per $1,000 principal amount of Debentures:

	Stock Price (In U.S. dollars)
Effective Date	32.17	35.15	38.40	41.96	45.84	50.08	54.72	59.78	65.32	71.37	77.97	85.19	93.07	101.69	111.10
November 1, 2004	9.5	8.1	7.0	6.0	5.1	4.4	3.6	3.1	2.6	2.2	1.8	1.5	1.2	1.0	0.8
November 1, 2005	9.3	7.9	6.8	5.7	4.8	4.1	3.4	2.8	2.4	2.0	1.6	1.3	1.1	0.9	0.7
November 1, 2006	9.2	7.7	6.6	5.5	4.5	3.8	3.2	2.6	2.2	1.7	1.4	1.2	0.9	0.7	0.6
November 1, 2007	9.1	7.5	6.3	5.3	4.3	3.5	2.9	2.3	1.9	1.5	1.2	1.0	0.8	0.6	0.5
November 1, 2008	9.0	7.4	6.1	4.9	3.9	3.2	2.5	2.0	1.5	1.2	0.9	0.7	0.6	0.4	0.3
November 1, 2009	8.9	7.2	5.8	4.5	3.4	2.7	2.1	1.5	1.1	0.9	0.6	0.4	0.3	0.2	0.2
November 1, 2010	8.8	6.9	5.3	3.9	2.7	2.1	1.4	0.9	0.6	0.4	0.2	0.1	0.1	0.1	0.0
November 1, 2011	6.1	4.4	3.1	1.5	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

The stock prices and additional share amounts set forth above are based upon a common stock price of $32.17 at October 26, 2004 and an initial conversion price of $45.84.

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	if the stock price is in excess of $111.10 per share (subject to adjustment), no additional shares will be issuable upon conversion.

•	if the stock price is less than $32.17 per share (subject to adjustment), no additional shares will be issuable upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 31.0849 per $1,000 principal amount of Debentures, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion After a Public Acquirer Change of Control

Notwithstanding the foregoing provisions, in the case of a public acquirer change of control (as defined below), we may, in lieu of increasing the conversion rate by additional shares as described in “—General” above, elect to adjust the conversion rate and the related conversion obligation such that, from and after the effective date of such public acquirer change of control, holders of the Debentures will be entitled to convert their Debentures (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights—Conditions to Conversion” above) into a number of shares of public acquirer common stock (as defined below) by multiplying the conversion rate in effect immediately before the public acquirer change of control by a fraction:

•	the numerator of which will be (i) in the case of a consolidation, merger or binding share exchange, pursuant to which our common stock is converted into or exchanged for the right to receive cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the last closing price of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the last closing prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

A “public acquirer change of control” means any event constituting a change of control that would otherwise obligate us to increase the conversion rate as described above under “—General” and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer) has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control (the “public acquirer common stock”). Upon a public acquirer change of control, if we so elect, holders may convert their Debentures (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights—Conditions to Conversion” above) at the adjusted conversion rate described in the preceding paragraph but will not be entitled to the increased conversion rate described under “—General.” We are required to notify holders of our election in our notice to holders of such transaction. As described under “—Conversion Rights—Conditions to Conversion—Conversion Upon Specified Corporate Transactions,” holders may convert their Debentures upon a public acquirer change of control during the period specified therein.

Payment at Maturity

Each holder of $1,000 principal amount of Debentures shall be entitled to receive $1,000 at maturity, plus accrued and unpaid interest (including contingent interest, if any).

We will pay principal on:

•	global Debentures to DTC in immediately available funds; and

•	any definitive Debentures at our office or agency maintained for that purpose, which initially will be the office or agency of the trustee in The City of New York or Houston, Texas.

Optional Redemption by Us

Prior to November 8, 2011, the Debentures will not be redeemable at our option. At any time on or after November 8, 2011, we may redeem some or all of the Debentures for cash at 100% of their principal amount, plus accrued and unpaid interest (including contingent interest, if any) to but excluding the redemption date.

We will give at least 30 days’ but not more than 60 days’ notice of redemption by mail to holders of Debentures. Debentures or portions of Debentures called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date.

If we do not redeem all of the Debentures, the trustee will select the Debentures to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any Debentures are to be redeemed in part only, we will issue a new Debenture or Debentures with a principal amount equal to the unredeemed principal portion thereof. If a portion of your Debentures is selected for partial redemption and you convert a portion of your Debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

We may not redeem the Debentures if we have failed to pay any interest (including contingent interest, if any) on the Debentures when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the Debentures.

Repurchase of Debentures at the Option of Holders

Holders of Debentures may require us to repurchase all or a portion of their Debentures on November 1, 2011, 2014 or 2019.

In each case, the repurchase price will be equal to 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including contingent interest, if any) to but excluding the repurchase date.

In connection with any repurchase of Debentures, we will notify the holders of Debentures, not less than 20 business days prior to any repurchase date, of their repurchase right, the repurchase price, the repurchase date and the repurchase procedures. To exercise the repurchase right, you must deliver, prior to the close of business on the business day immediately preceding the repurchase date, written notice to the trustee of your exercise of your repurchase right, together with the Debentures with respect to which your right is being exercised, if such Debentures are in certificated form. You may withdraw this notice by delivering to the trustee a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Debentures. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

If the paying agent holds money sufficient to pay the repurchase price of the Debentures which holders have elected to require us to repurchase on the repurchase date in accordance with the terms of the indenture, then, at the close of business on the business day immediately preceding the repurchase date, those Debentures will cease to be outstanding and interest (and contingent interest, if any) on the Debentures will cease to accrue, whether or not the Debentures are delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the Debentures.

No Debentures may be repurchased by us at the option of the holders if the principal amount of the Debentures has been accelerated, and such acceleration has not been rescinded on or prior to such repurchase date. Our ability to repurchase Debentures is subject to important limitations. Our ability to repurchase the Debentures may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the Debentures that might be delivered by holders of Debentures seeking to exercise the repurchase right.

Repurchase of Debentures at the Option of Holders Upon a Change of Control

If a change of control, as described below, occurs, you will have the right to require us to repurchase for cash all of your Debentures not previously called for redemption, or any portion of those Debentures that is equal to $1,000 in principal amount or integral multiples thereof, at a purchase price (the “change of control repurchase price”) equal to 100% of the principal amount of all Debentures you require us to repurchase plus accrued and unpaid interest (and contingent interest, if any) on those Debentures to but excluding the change of control repurchase date.

Certain of our debt agreements may prohibit our redemption or repurchase of the Debentures and provide that a change in control constitutes an event of default.

We may not repurchase any Debentures at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the Debentures when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

If a change of control were to occur, we may not have sufficient funds available to us to pay the change in control repurchase price for the Debentures tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of such debt to accelerate or require us to repurchase such debt upon the occurrence of events similar to a change in control. Our failure to repurchase the Debenture upon a change of control will result in an event of default under the indenture.

A “change of control” means any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock or assets are exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities or other property; provided that a change of control will not be deemed to occur if at least 90% of the consideration (other than cash payments for fractional shares and cash payments made in respect of dissenters’ rights) to be received consists of shares of capital stock that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the issuer thereof and that is traded or scheduled to be traded immediately following such transaction or event on a national securities exchange or the Nasdaq National Market.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Debentures. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

If the paying agent holds money sufficient to pay the change of control repurchase price of the Debentures that holders have elected to require us to repurchase on the change of control repurchase date in accordance with the terms of the indenture, then, at the close of business on the business day immediately preceding the change of control repurchase date, those Debentures will cease to be outstanding and interest (and contingent interest, if any) on the Debentures will cease to accrue, whether or not the Debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change of control repurchase price upon delivery of the Debentures.

The foregoing provisions would not necessarily protect holders of the Debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control repurchase feature of the Debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

No Debentures may be repurchased by us at the option of the holders upon a change of control if the principal amount of the Debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The change of control repurchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of our company. The change of control repurchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the change of control repurchase feature is a standard term contained in securities similar to the Debentures.

We will not be required to make a change of control repurchase offer upon a change of control if a third party makes the change of control repurchase offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control repurchase offer made by us and purchases all Debentures validly tendered and not withdrawn under such change of control repurchase offer.

Merger and Sales of Assets

The indenture provides that we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person unless, among other things:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	such person, if other than us, assumes all our obligations under the Debentures and the indenture; and

•	we or such successor are not then or immediately thereafter in default under the indenture.

The occurrence of certain of the foregoing transactions could also constitute a change of control. See “—Repurchase of Debentures at the Option of Holders Upon a Change of Control.”

This covenant includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a conveyance, transfer, sale, lease or other disposition of less than all our assets is subject to this covenant.

Events of Default

Each of the following constitutes an event of default under the indenture:

•	default in our obligation to convert any Debenture into shares of our common stock (or settle such conversion in cash or a combination of cash and common stock as provided for in the indenture) upon exercise of a holder’s conversion right;

•	default in our obligation to repurchase any Debenture at the option of holders or at the option of holders upon a change of control;

•	default in our obligation to redeem any Debenture after we have exercised our redemption option;

•	default in our obligation to pay the principal amount of any Debenture at maturity when due and payable;

•	default in our obligation to pay any interest (and contingent interest, if any) on any Debenture when due and payable, and continuance of such default for a period of 30 days;

•	our failure to provide notice of the occurrence of a change of control as required by the indenture, and continuance of such failure for a period of 30 days;

•	our failure to perform or observe any other term, covenant or agreement contained in the Debentures or the indenture for a period of 60 days after written notice of such failure, provided that such notice requiring us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding;

•	a failure to pay when due at maturity or a default that results in the acceleration of maturity of any indebtedness for borrowed money by us or our designated subsidiaries in an aggregate amount of $10 million or more, unless the acceleration is rescinded or annulled within 30 days after written notice of default is given to us by the trustee or holders of not less than 25% in aggregate principal amount of the Debentures then outstanding; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our designated subsidiaries or any group of two or more subsidiaries that, taken as a whole, would constitute a designated subsidiary.

A “designated subsidiary” means any existing or future, direct or indirect, subsidiary of ours whose assets constitute 15% or more of our total assets on a consolidated basis.

Our obligations under the indenture are not intended to provide creditor rights for amounts in excess of par plus accrued and unpaid interest (and contingent interest, if any).

The indenture provides that the trustee will, within 90 days of the occurrence of a default, give to the registered holders of the Debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default under any of the first five bullets above.

If certain events of default specified in the last bullet point above occurs and is continuing, then automatically the principal amount of the Debentures then outstanding plus accrued and unpaid interest (and contingent interest, if any) through such date will become immediately due and payable. If any other event of default occurs and is continuing (the default not having been cured or waived as provided under “—Modification and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of the Debentures may declare the Debentures due and payable at their principal amount plus any accrued and unpaid interest (and contingent interest, if any) and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the Debentures upon the conditions provided in the indenture.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of Debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the Debentures, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modification and Waiver

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the Debentures) cannot be modified or amended without the written consent or the affirmative vote of the holder of each Debenture to:

•	change the maturity of any Debenture or the payment date of any installment of interest (and contingent interest, if any) payable on any Debentures;

•	reduce the principal amount of, or any interest (and contingent interest, if any), redemption price, change of control repurchase price or repurchase price on, any Debenture;

•	impair or adversely affect the conversion rights of the holders of Debentures;

•	change the currency of payment of such Debentures or interest, contingent interest, redemption price, change of control repurchase price or repurchase thereon;

•	alter the manner of calculation or rate of accrual of interest (and contingent interest, if any), redemption price, change of control repurchase price or repurchase price on any Debenture or extend the time for payment of any such amount;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any Debenture;

•	modify our obligation to maintain an office or agency in The City of New York;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders or the conversion rights of holders of the Debentures;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of Debentures;

•	reduce the percentage in aggregate principal amount of Debentures outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of Debentures outstanding required for any other waiver under the indenture.

Changes Requiring Majority Approval

The indenture (including the terms and conditions the Debentures) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the Debentures.

Changes Requiring No Approval

The indenture (including the terms and conditions of the Debentures) may be modified or amended by us and the trustee, without the consent of the holder of any Debenture, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of Debentures;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of Debentures if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of Debentures in the case of a merger, consolidation, conveyance, transfer or lease;

•	increasing the conversion rate, provided that the increase will not adversely affect the interests of the holders of Debentures in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of Debentures in any material respect; or

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of Debentures in any material respect.

Form, Denomination and Registration

Denomination and Registration

The Debentures were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

Global Debentures

The Debentures are evidenced by one or more global Debentures deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee.

Record ownership of the global Debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global Debentures directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global Debentures held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global Debentures, Cede & Co. for all purposes will be considered the sole holder of the global Debentures. Except as provided below, owners of beneficial interests in the global Debentures:

•	will not be entitled to have certificates registered in their names; and

•	will not be considered holders of the global Debentures.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

We will wire, through the facilities of the trustee, payments of principal, interest, contingent interest, the redemption price, change of control repurchase price or repurchase price on the global Debentures to Cede & Co., the nominee of DTC, as the registered owner of the global Debentures. None of us, the trustee or any paying agent will have any responsibility or be liable for paying amounts due on the global Debentures to owners of beneficial interests in the global Debentures.

It is DTC’s current practice, upon receipt of any payment on the global Debentures, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Debentures represented by the global Debentures, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Debentures represented by the global Debentures held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If you would like to convert your Debentures into common stock pursuant to the terms of the Debentures, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the Debentures represented by global Debentures to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

We will issue the Debentures in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or DTC ceases to be a clearing agency registered under the Exchange Act. In addition, beneficial interests in a global Debenture may be exchanged for definitive certificated Debentures upon request by or on behalf of DTC in accordance with customary procedures. We may determine at any time and in our sole discretion that Debentures shall no longer be represented by global Debentures, in which case we will issue certificates in definitive form in exchange for the global Debentures.

Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Debentures, including, without limitation, the presentation of Debentures for conversion or repurchase as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Debentures are credited and only for the principal amount of the Debentures for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the Debentures. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Debentures among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in global Debentures.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Governing Law

The indenture and the Debentures are governed by, and will be construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

JPMorgan Chase Bank as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the Debentures. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2005, 50,522,993 shares of common stock were issued and outstanding and one share of preferred stock was issued and outstanding.

Common Stock

Subject to the restrictions described below, the holders of our common stock are entitled to receive dividends from funds legally available when, as and if declared by our board of directors, and are entitled upon our liquidation, dissolution or winding up to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any preferred stock.

Except as otherwise provided by law and subject to the voting rights of our preferred stock of any series that may be outstanding from time to time, the holders of common stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote. The holders of common stock do not have cumulative voting rights. The holders of common stock do not have any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or of securities convertible into our stock or any conversion rights with respect to any of our securities. Our common stock is not subject to redemption. All of our issued and outstanding common stock is fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including the following:

•	the designation of the series;

•	the rate and time of, and conditions and preferences with respect to, dividends, and whether the dividends will be cumulative;

•	the voting rights, if any, of shares of the series;

•	the price, timing and conditions regarding the redemption of shares of the series and whether a sinking fund should be established for the series;

•	the rights and preferences of shares of the series in the event of voluntary or involuntary dissolution, liquidation or winding up of our affairs; and

•	the right, if any, to convert or exchange shares of the series into or for stock or securities of any other series or class.

We have designated one share of our authorized preferred stock as special voting stock. This share was issued in connection with our acquisition of the remaining minority interest in MGV and provides voting rights to holders of MGV exchangeable shares that are equivalent to the voting rights of the number of shares of our common stock for which the MGV exchangeable shares are exchangeable.

In connection with our stockholder rights agreement, discussed below, we designated 100,000 shares of our authorized preferred stock as Series A junior participating preferred stock. We have not issued any shares of Series A junior participating preferred stock.

Purposes and Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Restated Bylaws

General

Our amended and restated certificate of incorporation and restated bylaws contain provisions that could make more difficult the acquisition of control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Preferred Stock

We believe that the availability of the preferred stock under our amended and restated certificate of incorporation will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, series of preferred stock might impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares based on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Classified Board of Directors Removable Only for Cause

Our amended and restated certificate of incorporation divides our board of directors into three classes of directors, with each class serving staggered, three-year terms. In addition, our directors may be removed from office only for cause by a vote of at least 66 2/3% in voting power of the then-outstanding shares of our voting stock entitled to vote in the election of directors, voting together as a single group. The classification of our board of directors means that, unless directors are removed for cause, it could require at least two annual meetings of stockholders for a majority of stockholders to make a change of control of the board of directors, because only a portion of the directors will be elected at each meeting. A significant effect of a classified board of directors may be to deter hostile takeover attempts, because an acquiror could experience delay in replacing a majority of the directors. A classified board of directors also makes it more difficult for stockholders to effect a change of control of the board of directors, even if such a change of control were to be sought due to dissatisfaction with the performance of our company’s directors.

Supermajority Voting

Our amended and restated certificate of incorporation requires the approval of the holders of at least 66 2/3% of the then-outstanding shares of our voting stock entitled to vote in the election of directors, voting together as a single group, to amend, alter or repeal any provision of:

•	our amended and restated certificate of incorporation governing the election and removal of directors; and

•	our amended and restated certificate of incorporation prohibiting stockholder actions by written consent.

Limitation of Director Liability

Our amended and restated certificate of incorporation limits the liability of directors to our company and our stockholders to the fullest extent permitted by Delaware law. Specifically, a director will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	violations under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

These provisions in our amended and restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our company and its stockholders. These provisions do not limit or affect a stockholder’s ability to seek and obtain relief under the federal securities laws.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be effected by any written consent of stockholders in lieu of a meeting of stockholders. This prevents stockholders from initiating or effecting any action by written consent, thereby limiting the ability of stockholders to take actions opposed by our board of directors.

Special Meetings of Stockholders

Our restated bylaws provide that special meetings of stockholders may be called only by our board of directors, our chairman of the board or our president.

Stockholders Rights Agreement

On March 11, 2003, our board of directors adopted a Rights Agreement (referred to herein as the stockholders rights agreement) between us and Mellon Investor Services LLC, as rights agent, and declared a dividend of one right for each outstanding share of common stock, payable to stockholders of record at the close of business on March 26, 2003. The stockholders rights agreement provides that each share issued after March 26, 2003 and prior to the time that the rights expire, are redeemed or become exercisable (whichever occurs first) will be accompanied by one right.

The rights are not exercisable until the earlier of:

•	the first date of public announcement of a person or group of affiliated or associated persons (referred to herein as an acquiring person) having acquired beneficial ownership of 15% or more of our outstanding common shares, except pursuant to a permitted offer or if such person or group is a grandfathered stockholder; or

•	10 days, or such later date as our board of directors may determine, following the commencement of, or first public announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming an acquiring person.

We are entitled to redeem the rights in exchange for a payment of $0.005 per right at any time prior to the earlier to occur of:

•	a person becoming an acquiring person; or

•	the expiration of the rights.

If the rights become exercisable, a holder of rights (other than rights beneficially owned by an acquiring person, which rights would be void), would be entitled to buy a number of shares of our common stock or, if certain transactions involving an acquisition of our company or its assets have occurred, the common stock of the acquiring company, having a market value of twice the exercise price of each right (currently $50, but is subject to possible adjustment). Holders of shares of our common stock who do not exercise their rights in such circumstances will experience dilution of their investment in the company. The rights under the stockholders rights agreement expire on March 11, 2013, unless earlier redeemed or exchanged. Until a right is exercised, the holder has no rights as a stockholder including, without limitation, the right to vote as a stockholder or to receive dividends.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless:

•	prior to that time, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for this purpose shares owned by persons who are directors and also officers of the corporation and by specified employee benefit plans; or

•	at or after such time the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For the purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or within the immediately preceding three years did own 15% or more of the corporation’s voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material United States federal income tax consequences of the purchase, ownership, conversion and disposition of the Debentures and the ownership and disposition of our common stock received upon a conversion of Debentures.

This discussion:

•	does not purport to be a complete analysis of all the potential tax consequences that may be important to an investor based on the investor’s particular tax situation;

•	is based on the current provisions of the United States Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code,” the existing applicable United States federal income tax regulations promulgated or proposed under the Internal Revenue Code, which we refer to as the “Treasury Regulations,” judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, and which are subject to differing interpretations;

•	is applicable only to holders who:

•	are beneficial owners of Debentures or our common stock received upon a conversion of Debentures; and

•	hold the Debentures and our common stock as capital assets for United States federal income tax purposes;

•	does not describe all of the United States federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	banks, thrifts, regulated investment companies or other financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	pension funds;

•	dealers and certain traders in securities or foreign currency;

•	persons holding the Debentures or our common stock as part of a position in a constructive sale transaction, “straddle,” “hedge,” “conversion” or other risk reduction or integrated transaction for United States federal income tax purposes;

•	individuals subject to special rules as a result of the termination of their United States citizenship or residency;

•	holders subject to the alternative minimum tax;

•	corporations that accumulate earnings in order to avoid United States federal income tax;

•	U.S. holders (as defined below) that have a functional currency that is not the United States dollar;

•	non-U.S. holders (as defined below) subject to special rules under the Internal Revenue Code, such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies”; and

•	partnerships and other pass-through entities for United States federal income tax purposes that hold the Debentures or our common stock and investors holding interests in such partnerships or pass-through entities;

•	does not discuss any possible applicability of any state, local or non-United States taxes and any United States federal tax other than the income tax, including but not limited to the United States federal gift tax and estate tax; and

•	does not discuss any reporting requirements of or other consequences under the Treasury Regulations relating to certain tax shelter transactions.

We have not sought and will not seek any rulings from the Internal Revenue Service with respect to any matter discussed herein. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax characterizations and tax consequences set forth below.

Prospective investors are urged to consult with their own tax advisors concerning the United States federal, state, local and non-United States income and other tax consequences of the purchase, ownership, conversion and other disposition of the Debentures and the ownership and disposition of the common stock received upon conversion of the Debentures.

As used herein, the term “U.S. holder” means a beneficial owner of a Debenture or our common stock received upon conversion of Debentures that, for United States federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more “United States persons” (as defined in section 7701(a)(30) of the Internal Revenue Code) have the authority to control all of the substantial decisions of that trust.

Notwithstanding the preceding sentence, certain electing trusts in existence on August 20, 1996 that were treated as United States persons prior to such date may also be treated as U.S. holders.

If a partnership, including any entity or arrangement treated as a partnership for United States federal income tax purposes, is a holder of Debentures or our common stock received upon a conversion of Debentures, then the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Persons that are partners of a partnership holding the Debentures or our common stock should consult their own tax advisors.

The term “non-U.S. holder” means any beneficial owner of a Debenture or common stock received upon the conversion of Debentures that is neither a U.S. holder nor a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes. A non-U.S. holder should see the discussion under the heading “—Non-U.S. Holders” below for more information.

This summary of material United States federal income tax considerations is for general information only and is not legal or tax advice. Investors considering the purchase of Debentures are urged to consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the laws pertaining to any other United States federal tax other than the income tax, the laws of any state, local or non-U.S. taxing jurisdiction and any applicable treaty.

Opinion as to United States Federal Income Tax Treatment

We have been advised by our counsel, Jones Day, that, in their opinion, the Debentures will be treated for United States federal income tax purposes as debt instruments that are subject to Treasury Regulations governing contingent payment debt instruments, which we refer to as the “contingent debt regulations.”

Classification of the Debentures

Pursuant to the terms of the indenture, we and each holder agree to treat the Debentures, for United States federal income tax purposes, as indebtedness that is subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the Debentures, including our determination of the rate at which interest will be deemed to accrue on the Debentures and the schedule of projected payments on the Debentures, which we refer to as the “projected payment schedule.” The remainder of this discussion assumes that the Debentures will be treated in accordance with these agreements and determinations.

No legal or administrative authority directly addresses the treatment of all aspects of the Debentures for United States federal income tax purposes. The Internal Revenue Service has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Internal Revenue Service addressed the United States federal income tax classification and treatment of a contingent convertible debt instrument that bears similarities to, but is not identical to, the Debentures. In this published guidance, the Internal Revenue Service concluded that the debt instrument addressed therein was subject to the contingent debt regulations. In addition, the Internal Revenue Service clarified various aspects of the applicability to the debt instrument addressed therein of certain other provisions of the Internal Revenue Code. The applicability of the contingent debt regulations, Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, such as the Debentures, is uncertain. In addition, no rulings have been sought or are expected to be sought from the Internal Revenue Service in respect of any of the United States federal income tax consequences discussed below. The Internal Revenue Service could take contrary positions and, as a result, it may not agree with the tax characterizations and tax consequences described below. A different treatment of the Debentures for United States federal income tax purposes could significantly alter the amount, timing, character and treatment of income, gain or loss recognized in respect of the Debentures from the tax consequences described below and could require a holder to accrue interest income at a rate different than the “comparable yield” described below.

The remainder of this discussion assumes that the Debentures will be treated as indebtedness subject to the contingent debt regulations.

U.S. Holders

Interest on the Debentures

Under the contingent debt regulations, actual cash payments on the Debentures, including payments of contingent interest, if any, will not be reported separately as taxable income, but, instead, will be taken into account under such regulations in determining the amount of interest income that accrues on the Debentures. As discussed more fully below, the effect of the contingent debt regulations will be to:

•	require each U.S. holder, regardless of such holder’s regular method of tax accounting, to use the accrual method in respect of the Debentures;

•	require each U.S. holder to accrue and include interest income on the Debentures on a constant yield to maturity basis for each accrual period equal to (i) the product of the adjusted issue price, as defined below, of the Debentures as of the beginning of the accrual period and the comparable yield, as defined below, of the Debentures, adjusted for the length of the accrual period, (ii) divided by the number of days in the accrual period and (iii) multiplied by the number of days during the accrual period that the U.S. holder held the Debentures;

•	if the actual amount of a contingent payment is not equal to the projected amount, require appropriate adjustments to reflect this difference in the tax year of such payment; and

•	generally result in ordinary rather than capital treatment of any gain and, to some extent, loss on the sale, exchange, repurchase or redemption of the Debentures.

Accordingly, a U.S. holder may be required to include interest in its taxable income in any tax year in an amount significantly in excess of the interest payments, including contingent interest payments, that it actually receives in that year.

The “adjusted issue price” of a Debenture for any accrual period means its issue price, as defined above, increased by any interest income previously accrued thereon, determined without regard to any adjustments to interest accruals, as described below, and decreased by the amount of any projected payments scheduled to be made in respect of the Debentures for prior accrual periods without regard to the actual amount paid.

Under the contingent debt regulations, we are required to establish the “comparable yield” of the Debentures. The comparable yield of the Debentures is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments and with terms and conditions otherwise comparable to the Debentures. In no event will the comparable yield be less than the “applicable federal rate” determined by the Secretary of the Treasury. Accordingly, we have determined the comparable yield to be 6.75% compounded semi-annually.

We are required to provide to U.S. holders, solely for determining the amount of interest accruals for United States federal income tax purposes, the projected payment schedule for the Debentures. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the Debentures includes estimates of the timing and amounts of payments of contingent interest and an estimate of a payment that takes into account the terms of the Debentures’ conversion feature.

Under the indenture and as required by the contingent debt regulations, for United States federal income tax purposes, each holder is required to use the comparable yield and projected payment schedule established by us in determining its interest accruals in respect of the Debentures and the adjustments to such interest accruals described below. U.S. holders may obtain the projected payment schedule by submitting a written request to us at the address set forth under “Where You Can Find More Information.”

The precise manner of calculating the comparable yield is not entirely clear. Moreover, our determinations of the comparable yield and the projected payment schedule are not binding on the Internal Revenue Service and it could challenge such determinations. If it did so, and if any such challenge was successful, then the amount and timing of interest income accruals of the U.S. holders would be different from those reported by us or included on previously filed tax returns by the U.S. holders.

The comparable yield and projected payment schedule have not been determined for any purpose other than for use in the determination of interest accruals and adjustments thereof in respect of the Debentures for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to the holders of the Debentures.

Adjustments to Interest Accruals on the Debentures

If a U.S. holder receives actual payments in respect of the Debentures in a tax year that, in the aggregate, exceed the aggregate amount of projected payments under the projected payment schedule for that tax year, then the U.S. holder will have a “net positive adjustment” equal to the amount of such excess. The U.S. holder will be required to treat a “net positive adjustment” as additional interest income for such tax year. For this purpose, the payments in a tax year include the fair market value of any property, including our common stock received upon conversion of the Debentures.

If a U.S. holder receives actual payments in respect of the Debentures in a tax year that, in the aggregate, are less than the aggregate amount of the projected payments under the projected payment schedule for that tax year, then the U.S. holder will have a “net negative adjustment” equal to the amount of the deficit. A net negative adjustment will (a) reduce the U.S. holder’s interest income on the Debentures for that tax year, and (b) to the extent of any excess after the application of clause (a), give rise to an ordinary loss to the extent of such holder’s total interest income in respect of the Debentures during prior tax years, reduced to the extent the interest income was offset by prior net negative adjustments treated as ordinary loss. A negative adjustment is not subject to the limitation imposed on itemized deductions under Section 67 of the Internal Revenue Code. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the Debentures or to reduce the amount realized upon a sale, exchange, conversion, repurchase or redemption of the Debentures.

Sale, Exchange, Conversion, Repurchase or Redemption of the Debentures

In general, the sale, exchange, conversion, repurchase or redemption of a Debenture may result in taxable gain or loss to a U.S. holder. As described above, our calculation of the comparable yield and the projected payment schedule for the Debentures take into account the potential receipt of our common stock and/or cash upon the surrender of Debentures for conversion as a contingent payment in respect of the Debentures. Accordingly, we intend to treat the receipt of our common stock and/or cash by a U.S. holder upon the conversion of a Debenture as a contingent payment under the contingent debt regulations. As described above, U.S. holders are bound to follow our determination of the comparable yield and our projected payment schedule. Under this treatment, a conversion of the Debentures may result in gain or loss to a U.S. holder, which will be treated as ordinary income or loss to the extent described below. The amount of gain or loss on a sale, exchange, conversion, repurchase or redemption will be measured by the difference between:

•	the amount of cash, plus the fair market value of any property received by the U.S. holder, including the fair market value of any our common stock received upon a conversion of Debentures; reduced by

•	the U.S. holder’s adjusted tax basis in the Debentures.

A U.S. holder’s adjusted tax basis in a Debenture on any date will be equal to such U.S. holder’s original purchase price for the Debenture, subject to adjustments. These adjustments include an increase for any interest income previously accrued by the U.S. holder under the contingent debt regulations as described above, determined without regard to any net positive or negative adjustments to interest accruals described above, and a decrease equal to the amount of any projected payments, as described above, scheduled to be made on the Debentures for prior accrual periods to the U.S. holder through that date without regard to the actual amount paid.

Gain recognized upon a sale, exchange, conversion, repurchase or redemption of a Debenture will be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, repurchase or redemption of a Debenture will be treated as an ordinary loss to the extent of the excess of previous interest inclusions, including prior net positive adjustments, over the total net negative adjustments previously taken into account as ordinary loss, and thereafter as capital loss. Any recognized capital loss will be long-term if the Debenture is held for more than one year. The deductibility of capital loss is subject to limitations.

Upon conversion of a Debenture into our common stock and/or cash, any accrued and unpaid interest on such Debenture shall be deemed to be paid by the receipt of such common stock and/or cash. A U.S. holder’s initial tax basis in our common stock received upon a conversion of a Debenture will equal the then current fair market value of such common stock at the time of conversion. The holding period of the common stock received upon conversion will commence on the day immediately following the date of conversion.

Distributions on Common Stock

Distributions to a U.S. holder on our common stock, other than certain pro rata distributions of common shares, will be treated as dividends to the extent payable out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, as of the end of the tax year of the distribution. Dividends will be includible in gross income by the U.S. holder and taxable as ordinary income when received or accrued, in accordance with such U.S. holder’s method of tax accounting.

To the extent that a U.S. holder receives a distribution on our common stock that would have constituted a dividend for United States federal income tax purposes had it not exceeded our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, which reduces the holder’s tax basis in its shares of our common stock and, thereafter, will be treated as capital gain.

Dividends received by non-corporate U.S. holders, including individuals, on our common stock in tax years beginning on or before December 31, 2008 may be subject to tax at lower rates applicable to long term capital gains, provided that certain conditions are met. Dividends paid and constructive dividends deemed paid to corporate U.S. holders may qualify for a dividends received deduction, provided that certain conditions are met. U.S. holders should consult their own tax advisors concerning the applicability of these rules to their particular circumstances.

Sale or Other Taxable Disposition of Common Stock

Unless a nonrecognition provision applies, gain or loss realized by a U.S. holder upon the sale or other disposition of our common stock received upon conversion of a Debenture generally will be recognized as capital gain or loss for United States federal income tax purposes and, if the U.S. holder held the disposed common stock for more than one year, long term capital gain or loss. The amount of the U.S. holder’s gain or loss will be equal to the difference between (i) the amount of cash and the fair market value of any property received in exchange for the common stock disposed of and (ii) the U.S. holder’s adjusted tax basis in the common stock. Long term capital gain recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced tax rate. The deductibility of a capital loss is subject to limitations.

Conversion Rate Adjustments

Under certain circumstances described under the heading “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments” above, the conversion rate of the Debentures may be adjusted. The United States federal income tax treatment to a U.S. holder of such a conversion rate adjustment is unclear.

If at any time we distribute cash or other property to our stockholders that would be a taxable distribution to them for United States federal income tax purposes and the conversion rate of the Debentures is increased, then this increase may be treated as a deemed taxable distribution to the holders of the Debentures. Such a deemed distribution generally will occur where the conversion rate adjustment either: (i) is made to compensate holders of the Debentures for any cash or other property distributions made to our stockholders or (ii) does not merely have the effect of preventing dilution of the interests of holders of the Debentures in our earnings and profits or assets. In this regard, an increase in the conversion rate in accordance with the anti-dilution provisions of the Debentures in the event of stock dividends or the distribution of rights to our stockholders to subscribe for our stock generally should not result in such a deemed distribution. Any such deemed distributions would be treated, at the time of the conversion rate adjustment, as either taxable dividends, a return of capital or capital gain, as discussed under the heading “—Distributions on Common Stock” above. The amount of any such deemed distribution taxable as a dividend to a U.S. holder will increase such holder’s tax basis in its Debentures. Alternatively, a conversion rate adjustment could be viewed as not resulting in a deemed distribution to the holders of the Debentures, in which case, any additional cash or shares of our common stock received by a U.S. holder upon conversion of the Debentures as a result of such an adjustment would be taken into account as a contingent payment under the contingent debt regulations.

We are required to increase the conversion rate of the Debentures in connection with a change of control transaction that occurs on or prior to November 1, 2011, as described under “Description of Debentures—Adjustment to Conversion Rate Upon a Change of Control.” above. The United States federal income tax treatment to a U.S. holder of such a change in conversion rate is unclear. We intend to take the position that such increase should not result in a deemed distribution to U.S. holders and any additional cash or our common stock received by U.S. holders upon a conversion of Debentures as a result of such an adjustment should be taken into account as a contingent payment under the contingent debt regulations. Alternatively, such a change in conversion rate could result in a deemed distribution, subject to the treatment described in the previous paragraph.

U.S. holders should consult their own tax advisors regarding the tax consequences to them of an adjustment in the conversion rate of the Debentures.

Non-U.S. Holders

Payments on the Debentures

Subject to the discussion below concerning “5% stockholders,” all payments on the Debentures made to a non-U.S. holder, including the issuance of our common stock and the payment of cash pursuant to a conversion (other than possibly a portion of any such payment that is attributable to certain adjustments of the conversion rate), and any gain on the sale, exchange, repurchase or redemption of Debentures, which is treated as ordinary income as described under the heading “—U.S. Holders—Sale, Exchange, Conversion, Repurchase or Redemption of the Debentures,” generally will be exempt from United States federal income and withholding tax, provided that:

•	such payments are not effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States;

•	the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership within the meaning of the applicable sections of the Internal Revenue Code;

•	the Debentures and the common stock received upon conversion of the Debentures are and continue to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Internal Revenue Code; and

•	the non-U.S. holder certifies, under penalty of perjury, prior to the payment of any such amounts on a properly executed and delivered Internal Revenue Service Form W-8BEN or other form, if applicable, that it is not a “United States person” for United States federal income tax purposes and provides its name and address.

We believe that we are a United States real property holding corporation for United States federal income tax purposes. However, so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder (i) who owns, at any time during the shorter of the five-year period ending on the date of disposition of a Debenture or the non-U.S. holder’s holding period for the Debenture (the “applicable period”), more that 5% of the Debentures if the Debentures are regularly traded on an established securities market, (ii) who owns Debentures with a value greater than 5% of our common stock as of the latest date such Debentures were acquired if the Debentures are not traded on a regular securities market or (iii) who actually or constructively owns at any time during the applicable period more than 5% of our common stock (each, a “5% stockholder”) will be subject to United States tax on a sale, exchange or retirement of the Debentures. Non-U.S. holders who are or may become 5% stockholders are strongly encouraged to consult their tax advisors with respect to the United States tax consequences of the ownership and disposition of Debentures.

The certification described above may be provided by a securities clearing organization, a bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business. Under the Treasury Regulations, this certification may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that the intermediary has entered into a withholding agreement with the Internal Revenue Service and other conditions are met.

A non-U.S. holder that is not exempt from tax under these rules generally will be subject to United States federal withholding tax at a gross rate of 30%, subject to an exemption or reduction under an applicable income tax treaty, unless the interest is effectively connected with the conduct by the non-U.S. holder of a United States trade or business, as described under the heading “—United States Trade or Business” below. Non-U.S. holders should consult applicable income tax treaties, which may provide reduced rates of, or an exemption from, United States federal withholding tax. Non-U.S. holders will be required to satisfy certification requirements in order to claim a reduction of, or an exemption from, withholding tax pursuant to the applicable income tax treaties. A non-U.S. holder may meet the certification requirements under this paragraph by providing an Internal Revenue Service Form W-8BEN or appropriate substitute to us or our agent.

Distributions on Common Stock

Dividends paid to a non-U.S. holder on our common stock generally will be subject to United States withholding tax at a gross rate of 30%, subject to an exemption or reduction under an applicable income tax treaty, unless the dividends are effectively connected with the conduct by the non-U.S. holder of a United States trade or business, as described under the heading “—United States Trade or Business” below.

Non-U.S. holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from United States federal withholding tax. Non-U.S. holders will be required to satisfy certification requirements in order to claim a reduction of or exemption from withholding tax pursuant to the applicable income tax treaties. A non-U.S. holder may meet the certification requirements under this paragraph by providing an Internal Revenue Service Form W-8BEN or appropriate substitute to us or our agent.

Conversion Rate Adjustments

As discussed above, an adjustment to the conversion rate of the Debentures could possibly give rise to a deemed distribution to holders of Debentures that is treated as a dividend for United States federal income tax purposes. See “—U.S. Holders—Conversion Rate Adjustments” above for more information. With respect to non-U.S. holders, any such dividends generally would be subject to the rules described under the heading “—Distributions on Common Stock” above, in respect of United States federal withholding tax. It is possible that United States federal withholding tax on the constructive distributions would be withheld from amounts paid to a non-U.S. holder on the Debentures.

Sale or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to United States federal income or withholding tax on gain realized on a sale or other disposition of our common stock received upon a conversion of Debentures unless generally:

•	the gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, in the case of an applicable income tax treaty, is attributable to a permanent establishment of such non-U.S. holder);

•	in the case of a non-U.S. holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the tax year of the disposition and certain other conditions are met; or

•	the non-U.S. holder is a 5% stockholder as defined under the heading “—Payments on the Debentures” above.

Non-U.S. holders who are or may become 5% stockholders are strongly encouraged to consult their tax advisors with respect to the United States tax consequences of the ownership and disposition of our common stock.

United States Trade or Business

For purposes of the discussion below, income or gain is generally considered United States trade or business income if such income or gain is:

•	effectively connected with the conduct by the non-U.S. holder of a United States trade or business; or

•	in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. holder in the United States.

If a non-U.S. holder of a Debenture or our common stock is engaged in a trade or business in the United States, and if payments on a Debenture, dividends paid on our common stock or gain on the disposition of a Debenture or our common stock is United States trade or business income, then the non-U.S. holder generally will be taxed in the same manner as a U.S. holder. See “—U.S. Holders” above. Non-U.S. holders will be required to provide a properly executed Internal Revenue Service Form W-8ECI, or any successor form, to claim any available exemption from withholding tax.

Non-U.S. holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from United States federal income tax. Non-U.S. holders will be required to satisfy certification requirements in order to claim a reduction of or exemption from income tax pursuant to the applicable income tax treaties.

Corporate non-U.S. holders with income that is effectively connected with the conduct of a trade or business within the United States may also be subject to an additional “branch profits” tax at a gross rate of 30% on their effectively connected income, subject to exemption or reduction by an applicable income tax treaty.

Backup Withholding and Information Reporting

U.S. Holders

Certain non-exempt U.S. holders will be subject to information reporting in respect of any payments we may make on the Debentures or our common stock received upon the conversion of the Debentures, including any deemed payment upon issuance of our common stock pursuant to a conversion of the Debentures, the proceeds of the sale or other disposition of the Debentures or our common stock or any dividends on our common stock. In addition, backup withholding may apply, currently at a rate of 28%, unless the U.S. holder supplies a taxpayer identification number and other information, certified under penalties of perjury, or otherwise establishes, in the manner prescribed by applicable law, an exemption from backup withholding. Amounts withheld under the backup withholding rules are allowable as a refund or a credit against the U.S. holder’s federal income tax upon furnishing the required information on a timely basis to the Internal Revenue Service.

Non-U.S. Holders

We will, where required, report to non-U.S. holders and to the Internal Revenue Service the amount of any principal, interest and dividends, if any, paid on the Debentures or our common stock. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

Treasury Regulations provide that backup withholding, currently at a rate of 28%, will not apply to payments of interest or dividends with respect to which either the requisite certification that the non-U.S. holder is not a United States person for United States federal income tax purposes, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge or reason to know that the non-U.S. holder is a United States person for United States federal income tax purposes that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Under the Treasury Regulations, payments on the sale or other disposition of Debentures or our common stock effected through a foreign office of a broker to an offshore account maintained by a non-U.S. holder are generally not subject to information reporting or backup withholding. However, if the broker is a United States person, a “controlled foreign corporation,” a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a foreign partnership with significant United States ownership or a United States branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has neither actual knowledge nor a reason to know that the beneficial owner is not entitled to an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge or reason to know that the beneficial owner is a United States person that is not an exempt recipient.

Information reporting and backup withholding will apply to payments effected at a United States office of any United States or foreign broker, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has no actual knowledge or reason to know that the beneficial owner is not entitled to an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from payments to a non-U.S. holder may be refunded or credited against the non-U.S. holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

The preceding discussion of certain material federal income tax consequences of the acquisition, ownership, conversion and disposition of the Debentures or our common stock is for general information only and is not tax or legal advice. Accordingly, investors are urged to consult their own tax advisors as to the particular tax consequences to them of purchasing, holding, converting and disposing of Debentures and, where applicable, our common stock, including the applicability and effect of any federal, state, local or non-United States tax laws and of any proposed changes in applicable law.

PLAN OF DISTRIBUTION

The selling securityholders, or their transferees, donees, pledgees or others on their behalf, will be offering and selling all of the securities offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the Debentures or the shares of common stock by the selling securityholders. In connection with the initial offering of the Debentures, we entered into a registration rights agreement dated November 1, 2004, with the initial purchasers of the Debentures. Pursuant to that agreement we are registering the Debentures and shares of common stock covered by this prospectus to permit holders to conduct public secondary sales of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the Debentures and the shares of common stock covered by this prospectus. Selling securityholders may also resell all or a portion of their Debentures or their common stock in reliance upon Rule 144 or Rule 144A under the Securities Act or any other available exemption, provided they meet the criteria and conform to the requirements of one of these rules.

The selling securityholders may sell all or a portion of the Debentures and shares of common stock beneficially owned by them and offered hereby from time to time:

•	directly;

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the Debentures and shares of common stock for whom they may act as agent;

•	through the pledge of Debentures or shares of common stock as security for any loans or obligations, including pledges to brokers or dealers who may from time to time effect distributions of the Debentures or shares of common stock or other interests in the Debentures or shares of common stock;

•	through purchases by a broker or dealer as principal and resales by such broker or dealer for its own account pursuant to this prospectus;

•	through block trades in which the broker or dealer so engaged will attempt to sell the Debentures or shares of common stock as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

•	through exchange distributions in accordance with the rules of the applicable exchange; or

•	in any combination of one or more of these methods.

The Debentures and the shares of common stock may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the Debentures or shares of common stock offered by them hereby will be the purchase price of the Debentures or shares of common stock less discounts and commissions, if any.

The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the Debentures or shares of common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the shares of common stock;

•	in the over–the–counter market; or

•	in transactions otherwise than on such exchanges or services or in the over–the–counter market.

These transactions may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

The Debentures are recently issued securities for which there is no active trading market. The initial purchasers have made a market in the Debentures. The initial purchasers may, however, discontinue this market making at any time at the sole discretion of the initial purchasers. Accordingly, we cannot assure the liquidity of, or trading market for, the Debentures.

We do not intend to apply for listing of the Debentures on any securities exchange or for inclusion of the Debentures in any automated quotation system. The Debentures are designated in the PORTAL market.

CERTAIN LEGAL MATTERS

Jones Day will pass upon the validity of the offered securities.

EXPERTS

The consolidated balance sheets as of December 31, 2004 and 2003 and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years ended December 2004, 2003 and 2002, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003), which is also included herein, and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2005 and 2004, which is included herein, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because such report is not a “report” or a “part” of the prospectus prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

RESERVE ENGINEERS

Certain information contained in this prospectus regarding estimated quantities of oil and natural gas and crude oil reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Schlumberger Data and Consulting Services, Netherland, Sewell & Associates, Inc. and LaRoche Petroleum Consultants, Ltd. All of such information has been included in this prospectus in reliance upon the authority of these firms as experts in such matters.

QUICKSILVER RESOURCES INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements

The following audited financial statements and related notes are excerpted from our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Condensed Consolidated Financial Statements

The following unaudited financial statements and related notes are excerpted from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Quicksilver Resources Inc.

Fort Worth, Texas

We have audited the accompanying consolidated balance sheets of Quicksilver Resources Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, on January 1, 2003, the Company adopted Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated March 16, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Fort Worth, Texas
March 16, 2005

QUICKSILVER RESOURCES INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2004 AND 2003

In thousands, except for share data

	2004	2003(1)
ASSETS
Current assets
Cash and cash equivalents	$15,947	$4,116
Accounts receivable	38,037	26,247
Current deferred income taxes	3,523	11,760
Inventories and other current assets	8,689	7,588

Total current assets	66,196	49,711

Investments in and advances to equity affiliates	8,254	9,173

Property, plant and equipment
Oil and gas properties, full-cost method
Subject to depletion	838,134	665,457
Unevaluated costs	97,168	49,919
Pipelines and processing facilities	70,851	56,980
General properties	12,597	7,645
Accumulated depletion and depreciation	(216,140)	(175,425)

Property, plant and equipment – net	802,610	604,576

Other assets	11,274	3,474

	$888,334	$666,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$356	$339
Accounts payable	28,407	17,954
Accrued derivative obligations	12,784	34,577
Accrued liabilities	41,904	27,644

Total current liabilities	83,451	80,514

Long-term debt	399,134	249,097

Deferred derivative obligations	—	9,662

Asset retirement obligations	17,967	15,135

Deferred income taxes	83,506	70,710

Commitments and contingencies (Note 13)	—	—

Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 1 share issued as of December 31, 2004 and 2003	—	—
Common stock, $0.01 par value, 100,000,000 and 80,000,000 shares authorized, and 52,690,971 and 52,045,726 shares issued as of December 31, 2004 and 2003, respectively	527	520
Paid in capital in excess of par value	200,941	194,246
Treasury stock of 2,568,611 and 2,578,904 shares as of December 31, 2004 and 2003, respectively	(10,258)	(10,299)
Accumulated other comprehensive income (loss)	6,762	(17,683)
Retained earnings	106,304	75,032

Total stockholders’ equity	304,276	241,816

	$888,334	$666,934

(1)	Share and per share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in June 2004. The split did not affect treasury shares.

The accompanying notes are an integral part of these consolidated financial statements.

QUICKSILVER RESOURCES INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

In thousands, except for per share data

	2004	2003(1)	2002(1)
Revenues
Oil, gas and NGL sales	$177,173	$139,037	$112,296
Other revenue	2,556	1,912	9,683

Total revenues	179,729	140,949	121,979
Expenses
Oil and gas production costs	65,186	52,194	42,228
Other operating costs	1,250	1,301	1,538
Depletion, depreciation and amortization	40,691	32,067	30,159
Provision for doubtful accounts	153	87	—
General and administrative	12,934	8,133	7,552

Total expenses	120,214	93,782	81,477

Income from equity affiliates	1,178	1,331	200

Operating income	60,693	48,498	40,702

Other income-net	(415)	(186)	(470)
Interest expense	15,662	20,182	19,839

Income before income taxes	45,446	28,502	21,333

Income tax expense	14,174	9,997	7,498

Income before cumulative effect of change in accounting principle	31,272	18,505	13,835

Cumulative effect of change in accounting principle, net of tax	—	2,297	—

Net income	$31,272	$16,208	$13,835

Other comprehensive income (loss) – net of taxes
Net derivative settlements	26,875	27,037	7,114
Net change in derivative fair value	(5,174)	(20,939)	(27,237)
Foreign currency translation adjustment	2,744	10,398	(40)

Comprehensive income (loss)	$55,717	$32,695	$(6,328)

Basic net income per common share:
Income before cumulative effect of change in accounting principle	$0.63	$0.41	$0.35
Cumulative effect of change in accounting principle, net of tax	—	(0.05)	—

Net income	$0.63	$0.36	$0.35

Diluted net income per common share:
Income before cumulative effect of change in accounting principle	$0.62	$0.41	$0.34
Cumulative effect of change in accounting principle, net of tax	—	(0.06)	—

Net income	$0.62	$0.35	$0.34

Basic weighted average shares outstanding	46,769	44,789	39,613
Diluted weighted average shares outstanding	51,343	45,689	40,789

(1)	Share and per share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in June 2004. The split did not affect treasury shares.

The accompanying notes are an integral part of these consolidated financial statements.

QUICKSILVER RESOURCES INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

In thousands, except for share and per share data

	2004	2003(1)	2002(1)
Preferred stock, $0.01 par value, 10,000,000 shares authorized
Balance at beginning of year	$—	$—	$—
Issuance of 1 share special voting preferred	—	—	—

Balance at end of year: 1 share issued at December 31, 2004, 2003 and 2002	—	—	—

Common stock, $0.01 par value, 100,000,000 shares authorized
Balance at beginning of year	520	448	413
Issuance of common stock	7	72	35

Balance at end of year: 52,690,971; 52,045,726 and 45,069,750 shares issued at December 31, 2004, 2003 and 2002, respectively	527	520	448

Paid in capital in excess of par value
Balance at beginning of year	194,246	113,902	77,627
Acquisition of minority interest	—	—	(189)
Acquisition of Voyager Compression Services assets	—	(515)	—
Warrants exercised	—	—	16,355
Treasury stock reissued	148	—	19,459
Issuance of common stock	—	79,205	—
Stock options exercised	2,304	1,014	842
Tax benefit related to stock options exercised	4,243	739	—
Fair value of options issued	—	—	229
Stock issuance costs	—	(99)	(421)

Balance at end of year	200,941	194,246	113,902

Treasury stock, at cost
Balance at beginning of year	(10,299)	(10,099)	(14,634)
(Acquisition) reissuance of treasury stock-net	41	(200)	4,535

Balance at end of year: 2,568,611; 2,578,904 and 2,570,502 shares at December 31, 2004, 2003, and 2002, respectively	(10,258)	(10,299)	(10,099)

Accumulated other comprehensive loss
Deferred losses on hedge derivatives
Balance at beginning of year	(27,359)	(33,457)	(13,334)
Net change during the year related to cash flow hedges	21,701	6,098	(20,123)

Balance at end of year	(5,658)	(27,359)	(33,457)

Deferred foreign exchange adjustment
Balance at beginning of year	9,676	(713)	(673)
Foreign currency translation adjustment	2,744	10,389	(40)

Balance at end of year	12,420	9,676	(713)

Total accumulated other comprehensive income (loss)	6,762	(17,683)	(34,170)

Retained earnings
Balance at beginning of year	75,032	58,824	44,989
Net income	31,272	16,208	13,835

Balance at end of year	106,304	75,032	58,824

Total stockholders’ equity	$304,276	$241,816	$128,905

(1)	Share and per share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in June 2004. The split did not affect treasury shares.

The accompanying notes are an integral part of these consolidated financial statements.

QUICKSILVER RESOURCES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

In thousands

	2004	2003	2002
Operating activities:
Net income	$31,272	$16,208	$13,835
Charges and credits to net income not affecting cash
Cumulative effect of accounting change, net of tax	—	2,297	—
Depletion, depreciation and amortization	40,691	32,067	30,159
Deferred income taxes	12,989	9,736	7,760
Recognition of unearned revenues	—	507	(3,678)
Income from equity affiliates	(1,178)	(1,331)	(200)
Amortization of deferred loan costs	1,249	2,637	1,239
Non-cash (gain) loss from hedging activities	(786)	(678)	842
Other	91	455	169
Changes in assets and liabilities
Accounts receivable	(11,562)	(5,259)	414
Inventory, prepaid expenses and other assets	2,364	(918)	(852)
Accounts payable	10,453	2,958	2,763
Accrued and other liabilities	13,866	601	(8,253)

Net cash provided by operating activities	99,449	59,280	44,198

Investing activities:
Purchase of properties and equipment	(231,757)	(148,488)	(88,965)
Acquisition of Voyager Compression Service assets	—	(684)	—
Distributions and advances from equity affiliates-net	2,097	1,649	4,043
Proceeds from sale of properties	9,160	101	1,263

Net cash used for investing activities	(220,500)	(147,422)	(83,659)

Financing activities:
Issuance of debt	511,091	114,000	16,000
Repayments of debt	(371,178)	(113,116)	(14,912)
Proceeds from issuance of common stock, net of issuance costs	—	79,176	39,725
Proceeds from exercise of stock options	2,499	750	915
Purchases of treasury stock	—	—	(316)
Debt issuance costs	(8,023)	(1,441)	(1,362)

Net cash provided by financing activities	134,389	79,369	40,050

Effect of exchange rates on cash	(1,507)	3,773	(199)

Net increase (decrease) in cash and equivalents	11,831	(5,000)	390

Cash and equivalents at beginning of period	4,116	9,116	8,726

Cash and equivalents at end of period	$15,947	$4,116	$9,116

The accompanying notes are an integral part of these consolidated financial statements.

QUICKSILVER RESOURCES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

1. NATURE OF OPERATIONS

Quicksilver Resources Inc. (“Quicksilver”) is an independent oil and gas company incorporated in the state of Delaware and headquartered in Fort Worth, Texas. Quicksilver engages in the acquisition, development, exploration, production and sale of natural gas, crude oil and natural gas liquids as well as the marketing, processing and transmission of natural gas. Substantial portions of Quicksilver’s reserves are located in Michigan, Indiana, Kentucky, Texas, the Rocky Mountains and Alberta, Canada. Quicksilver has U.S. offices in Gaylord, Michigan; Corydon, Indiana; Cut Bank, Montana; Granbury, Texas and a Canadian subsidiary, MGV Energy Inc. (“MGV”) located in Calgary, Alberta.

Quicksilver’s results of operations are largely dependent on the difference between the prices received for its natural gas and crude oil products and the cost to find, develop, produce and market such resources. Natural gas and crude oil prices are subject to fluctuations in response to changes in supply, market uncertainty and a variety of factors beyond Quicksilver’s control. These factors include worldwide political instability, quantity of natural gas in storage, foreign supply of crude oil and natural gas, the price of foreign imports, the level of consumer demand and the price of available alternative fuels. Quicksilver manages a portion of the operating risk relating to natural gas and crude oil price volatility through hedging and fixed price contracts.

2. SIGNIFICANT ACCOUNTING POLICIES

Stock Split

On June 1, 2004, Quicksilver announced that its Board of Directors declared a two-for-one stock split of Quicksilver’s outstanding common stock effected in the form of a stock dividend. The stock dividend was payable on June 30, 2004, to holders of record at the close of business on June 15, 2004. The split did not affect treasury shares.

The capital accounts, all share data and earnings per share data included in the accompanying Consolidated Financial Statements for all years presented have been adjusted to retroactively reflect the stock split.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Quicksilver and its subsidiaries (collectively, the “Company”). The Company accounts for its ownership in unincorporated partnerships and companies under the equity method of accounting as it has significant influence over those entities, but because of terms of the ownership agreements Quicksilver does not meet the criteria for control which would require consolidation of the entities. The Company also consolidates its pro-rata share of oil and gas joint ventures. All significant inter-company transactions are eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period. Management believes its estimates and assumptions are reasonable; however, such estimates and assumptions are subject to a number of risks and uncertainties, which may cause actual results to differ materially from the Company’s estimates. Significant estimates underlying these financial statements include the estimated quantities of proved natural gas and crude oil reserves used to compute depletion of natural gas and crude oil properties and the related present value of estimated future net cash flows therefrom (see Supplemental Information beginning on page F-30), estimates of current revenues based upon expectations for actual deliveries and prices received, the estimated fair value of financial derivative instruments and the estimated fair value of asset retirement obligations.

Cash and Cash Equivalents

Cash equivalents consist of time deposits and liquid debt investments with original maturities of three months or less.

Accounts Receivable

The Company’s customers are natural gas and crude oil purchasers. Each customer and/or counterparty of the Company is reviewed as to credit worthiness prior to the extension of credit and on a regular basis thereafter. Although the Company does not require collateral, appropriate credit ratings are required and, in some instances, parental guarantees are obtained. Receivables are generally due in 30-60 days. When collections of specific amounts due are no longer reasonably assured, an allowance for doubtful accounts is established. During 2004, two purchasers accounted for approximately 15% and 14%, respectively, of the Company’s total consolidated natural gas and crude oil sales.

Hedging

The Company enters into financial derivative instruments to hedge price risk for its natural gas and crude oil sales and interest rate risk. Hedging is accounted for in accordance with Statements of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedge Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which amended SFAS No. 133 (see note 4). The Company does not enter into financial derivatives for trading or speculative purposes.

All derivatives are recorded on the balance sheet as either an asset or liability measured at fair value. Gains and losses that qualify as hedges are recognized in revenues or interest expense in the period in which the hedged transaction is recognized. Gains or losses on derivative instruments terminated prior to their original expiration date are deferred and recognized as income or expense in the period in which the hedged transaction is recognized. Fair value is determined by reference to published future market prices or interest rates. Ineffective portions of hedges are recognized currently in earnings.

The Company’s long-term contracts for delivery of 25,000 Mcfd and 10,000 Mcfd at a floor of $2.49 and $2.47, respectively, through March 2009 are not considered derivatives but rather normal sales contracts under SFAS No. 133. For 2004, approximately 5,300 Mcfd of these volumes were third-party volumes controlled by the Company.

Inventories

Inventories consist of well equipment, spare parts and supplies carried on a first-in, first-out basis at the lower of cost or market.

Investments in Equity Affiliates

Income from equity affiliates is included as a component of operating income as the operations of the affiliates are associated with processing and transportation of the Company’s natural gas production.

Properties, Plant, and Equipment

The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, geological and geophysical expenses, dry holes, leasehold equipment and overhead charges directly related to acquisition, exploration and development activities, are capitalized. Proceeds received from disposals are credited against accumulated cost except when the sale represents a significant disposal of reserves, in which case a gain or loss is recognized.

The sum of net capitalized costs and estimated future development and dismantlement costs for each cost center is depleted on the equivalent unit-of-production method, based on proved oil and gas reserves as determined by independent petroleum engineers. Excluded from amounts subject to depletion are costs associated with unevaluated properties. Natural gas and crude oil are converted to equivalent units based upon the relative energy content, which is six thousand cubic feet of natural gas to one barrel of crude oil.

Net capitalized costs are limited to the lower of unamortized cost net of deferred tax or the cost center ceiling. The cost center ceiling is defined as the sum of (i) estimated future net revenues, discounted at 10% per annum, from proved reserves, based on unescalated year-end prices and costs, adjusted for contract provisions, financial derivatives that hedge the Company’s oil and gas revenue and asset retirement obligations, (ii) the cost of properties not being amortized, (iii) the lower of cost or market value of unproved properties included in the cost being amortized less (iv) income tax effects related to differences between the book and tax basis of the natural gas and crude oil properties. Such limitations are imposed separately for the U.S. and Canadian cost centers.

All other properties and equipment are stated at original cost and depreciated using the straight-line method based on estimated useful lives from five to forty years.

Revenue Recognition

Revenues are recognized when title to the products transfer to the purchaser. The Company follows the “sales method” of accounting for its natural gas and crude oil revenue, so that the Company recognizes sales revenue on all natural gas or crude oil sold to its purchasers, regardless of whether the sales are proportionate to the Company’s ownership in the property. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than the expected remaining proved reserves. As of December 31, 2004 and 2003, the Company’s aggregate natural gas and crude oil imbalances were not material to its consolidated financial statements.

Environmental Compliance and Remediation

Environmental compliance costs, including ongoing maintenance and monitoring, are expensed as incurred. Environmental remediation costs, which improve the condition of a property, are capitalized.

Income Taxes

Deferred income taxes are established for all temporary differences between the book and the tax basis of assets and liabilities. In addition, deferred tax balances must be adjusted to reflect tax rates that will be in effect in years in which the temporary differences are expected to reverse. MGV, the Company’s Canadian subsidiary, computes taxes at rates in effect in Canada. U.S. deferred tax liabilities are not recognized on profits that are expected to be permanently reinvested by MGV and thus not considered available for distribution to the parent Company. Net operating loss carry forwards and other deferred tax assets, are reviewed annually for recoverability, and if necessary, are recorded net of a valuation allowance.

Disclosure of Fair Value of Financial Instruments

The Company’s financial instruments include cash, time deposits, accounts receivable, notes payable, accounts payable, long-term debt and financial derivatives. The fair value of long-term debt is estimated at the present value of future cash flows discounted at rates consistent with comparable maturities for credit risk. The carrying amounts reflected in the balance sheet for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments.

Foreign Currency Translation

The Company’s Canadian subsidiary, MGV, uses the Canadian dollar as its functional currency. All balance sheet accounts of Canadian operations are translated into U.S. dollars at the year-end rate of exchange and statement of income items are translated at the weighted average exchange rates for the year. The resulting translation adjustments are made directly to a separate component of accumulated other comprehensive income within stockholders’ equity. Gains and losses from foreign currency transactions are included in the consolidated statement of income.

Earnings per share

Basic net income or loss per common share is computed by dividing the net income or loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income or loss per common share is computed using the treasury stock method, which also considers the impact to net income and common shares for the potential dilution from stock options, stock warrants and outstanding convertible securities.

The following is a reconciliation of the numerator and denominator used for the computation of basic and diluted net income per common share.

	Year Ended December 31,
	2004	2003	2002
	(in thousands, except per share data)
Income before cumulative effect of change in accounting principle	$31,272	$18,505	$13,835
Cumulative effect of change in accounting principle	—	2,297	—

Net income	31,272	16,208	13,835
Impact of assumed conversions – interest on 1.875% contingently convertible debentures, net of income taxes	317	—	—

Income available to stockholders assuming conversion of contingently convertible debentures	$31,589	$16,208	$13,835

Weighted average common shares – basic	49,769	44,789	39,613
Effect of dilutive securities:
Stock options	1,029	900	1,117
Warrants	—	—	59
Contingently convertible debentures	545	—	—

Weighted average common shares – diluted	51,343	45,689	40,789

Basic:
Income before effect of change in accounting principle	$0.63	$0.41	$0.35
Cumulative effect of change in accounting principle	—	(0.05)	—

Net income	$0.63	$0.36	$0.35
Diluted:
Income before effect of change in accounting principle	$0.62	$0.41	$0.34
Cumulative effect of change in accounting principle	—	(0.06)	—

Net income	$0.62	$0.35	$0.34

No outstanding options were excluded from the diluted net income per share calculation for either 2004 or 2003. Warrants representing 1,100,000 shares of common stock were excluded from the 2002 diluted net income per share computation for the period prior to their exercise as the exercise price exceeded the average market price of the Company’s common stock.

Stock-Based Employee Compensation

At December 31, 2004, the Company has two stock-based compensation plans, which are described more fully in Note 16. The Company accounts for its plans under the recognition and measurement principles of APB No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	Year Ended December 31,
	2004	2003	2002
	(in thousands, except per share data)
Net income, as reported	$31,272	$16,208	$13,835

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of income taxes	(3,169)	(436)	(674)

Pro forma net income	$28,103	$15,772	$13,161

Earnings per share
Basic – as reported	$0.63	$0.36	$0.35
Basic – pro forma	$0.56	$0.35	$0.33

Diluted – as reported	$0.62	$0.35	$0.34
Diluted – pro forma	$0.55	$0.35	$0.32

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Boards (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, which establishes accounting standards for all transactions in which an entity exchanges its equity instruments for goods and services. SFAS No. 123(R) focuses primarily on accounting for transactions with employees, and carries forward without change prior guidance for shared-based payments for transactions with non-employees.

SFAS No. 123(R) eliminates the intrinsic value measurement objective in Accounting Principle Board (“APB”) Opinion 25 and generally requires measurement of the cost of employee services received in exchange for an award of equity instruments be based on the fair value of the award on the date of the grant. The standard requires grant date fair value to be estimated using either an option-pricing model which is consistent with the terms of the award or a market observed price, if such a price exists. Such cost must be recognized over the period during which an employee is required to provide service in exchange for the award (which is usually the vesting period). The standard also requires estimation of the number of instruments that will ultimately be issued rather than accounting for forfeitures as they occur.

SFAS No. 123(R) will apply to all awards granted, modified or settled in our first reporting period under U.S. GAAP after June 15, 2005. The standard requires use of either the “modified prospective method” or the “modified retrospective method.” Under the modified prospective method, compensation cost is recognized for all awards granted after adoption of the standard and for the unvested portion of previous grant awards that are outstanding on that date. The modified retrospective method is used to recognize compensation cost for prior periods whereby previously issued financial statements must be restated to recognize the amounts we previously calculated and reported on a pro forma basis. Under both methods, the standard permits the use of either a straight-line or an accelerated method to amortize the cost as an expense for awards that vest over time. The standard permits and encourages early adoption.

Management has commenced analysis of the impact of this statement, but has not yet decided: (1) whether to elect early adoption, (2) if early adoption is elected, at what date to adopt the standard, (3) whether to use the modified perspective method or elect to use the modified retrospective method, and (4) whether to use straight-line amortization or an accelerated method. Additionally management cannot predict with reasonable certainty the number of options that will be unvested and outstanding on December 31, 2005. Accordingly, the effect of this standard would have on the Company’s financial position or results of operations in the future cannot be currently quantified with precision, except that a greater expense will probably be recognized for any awards granted in the future.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, which amends Chapter 4 of ARB No. 43 that deals with inventory pricing. The statement clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs and spoilage. Under paragraph 5 of ARB No. 43, such items might be considered to be so abnormal, under certain circumstances, as to require treatment as current period charges. SFAS No. 151 eliminates the criterion of “so abnormal” and requires that those items be recognized as current period charges. The statement also requires allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, although earlier application is permitted for fiscal years beginning after the issuance date of the statement. Retroactive application is not permitted. Management is analyzing the requirements of SFAS No. 151 and believes that its adoption will not have any significant impact on the financial position, results of operations or cash flows of the Company.

The FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB No. 29 in December 2004. The statement amends Opinion 29 by eliminating the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 provides that a nonmonetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. The statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of the issuance of the statement. Retroactive application is not permitted. Management is analyzing the requirements of SFAS No. 151 and believes that its adoption will not have any significant impact on the financial position, results of operations or cash flows of the Company.

FASB Staff Position (“FSP”) No. 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004, was issued in December 2004. This FSP provides guidance on accounting for special reductions in taxes included in the American Jobs Creation Act of 2004. In particular, the Act allows a one-time decrease in U.S. Federal taxes on repatriated foreign earnings. FSP No. 109-2 clarifies that a company’s consideration of the Act does not overrule their prior contention that the foreign earnings were permanently reinvested. Also, this FSP indicates that companies should provide tax expense when a decision is made to repatriate some or all foreign earnings, and provide disclosure about the possible range of repatriation if the analysis is not yet complete. Quicksilver repatriated $86.5 million as the result of a Canadian dividend distribution in 2004 and provided approximately $0.8 million of current income tax expense in 2004.

In September 2004, the SEC issued Staff Accounting Bulletin (“SAB”) No. 106. This pronouncement requires companies that use the full cost method of accounting for oil and gas producing activities to include an estimate of future asset retirement costs to be incurred as a result of future development activities on proved reserves in their calculation of depreciation, depletion and amortization. It also requires full cost companies to exclude any cash outflows associated with settling asset retirement obligations from their full cost ceiling test calculation. In addition, it requires specific disclosures regarding the impact of asset retirement obligations on oil and gas producing activities, ceiling test calculations and depreciation, depletion and amortization calculations. The Company will adopt the provisions of this pronouncement in the first quarter of 2005. Management believes there will be no immediate effect on the Company’s consolidated financial statements.

3. ASSET RETIREMENT OBLIGATIONS

The FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which became effective for fiscal years beginning after June 15, 2002. This statement, adopted by the Company as of January 1, 2003, establishes accounting and reporting standards for the legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction or development and the normal operation of long-lived assets. It requires that the fair value of the liability for asset retirement obligations be recognized in the period in which it is incurred. Upon initial recognition of the asset retirement liability, an asset retirement cost is capitalized by increasing the carrying amount of the long-lived asset by the same amount as the liability. In periods subsequent to initial measurement, the asset retirement cost is allocated to expense using a systematic method over the asset’s useful life. Changes in the liability for the asset retirement obligation are recognized for (a) the passage of time and (b) revisions to either the timing or the amount of the original estimate of undiscounted cash flows.

In connection with adoption of SFAS No. 143, all asset retirement obligations of the Company were identified and the fair value of the retirement costs were estimated as of the date the long-lived assets were placed into service. The asset retirement obligations’ fair values were then estimated as of January 1, 2003. At January 1, 2003, the Company recognized asset retirement costs of $10.8 million and asset retirement obligations of $13.3 million, of which $0.9 million was classified as current. The cumulative-effect adjustment of $2.3 million included $1.3 million for additional depletion and depreciation of the asset retirement costs, $2.2 million for accretion of the fair value of the asset retirement obligations and $1.2 million for deferred tax benefits. The asset retirement obligation would have been $12.6 million at January 1, 2002 had FAS No. 143 then been in effect.

The following table reflects pro forma income for all periods assuming that SFAS No. 143 was applied retroactively.

	For the Year Ended December 31,
	2004	2003	2002
	(in thousands)
Income before cumulative effect of change in accounting principle	$31,272	$18,505	$13,835
Deduct: accretion of asset retirement obligation and depletion and depreciation of associated fixed assets, net of income taxes	—	—	(523)

Pro forma net income before cumulative effect of change in accounting principle	$31,272	$18,505	$13,312

Pro forma net income – per share
Basic	$0.63	$0.41	$0.34
Diluted	0.62	0.41	0.33

The following table provides a reconciliation of the changes in the estimated asset retirement obligation from the amount recorded upon adoption of SFAS No. 143 on January 1, 2003 through December 31, 2004.

	2004	2003
	(in thousands)
Beginning asset retirement obligation	$15,189	$13,326
Additional liability incurred	2,538	999
Accretion expense	982	739
Sale of properties	(680)	—
Asset retirement costs incurred	(267)	(39)
Loss on settlement of liability	143	—
Currency translation adjustment	566	164

Ending asset retirement obligation	$18,471	$15,189

During the years ended December 31, 2004 and 2003, accretion expense was recognized and included in depletion, depreciation and accretion expense reported in the statement of income for the year. There have not been any revisions to either the timing or the amount of the original estimate of undiscounted cash flows during 2003 or 2004. Asset retirement obligations at December 31, 2004 and 2003 are $18.5 million and $15.2 million, respectively, of which $504,000 and $54,000, respectively, has been classified as current.

4. HEDGING

The Company hedges a portion of its equity production of natural gas and crude oil using various financial derivatives. All derivatives are evaluated using the hedge criteria established under SFAS Nos. 133 and 138. If hedge criteria are met, the change in a derivative’s fair value (for a cash flow hedge) is deferred in stockholders’ equity as a component of accumulated other comprehensive income. These deferred gains and losses are recognized into income in the period in which the hedged transaction is recognized in revenues to the extent the hedge is effective. The ineffective portions of hedges are recognized currently in earnings.

During 2004, the Company entered into both fixed and floating price firm natural gas sale and purchase commitments and associated financial price swaps that extend through March 2005. The derivative transactions qualify as fair value hedges. Hedge ineffectiveness resulted in $118,000 of net losses, $188,000 of net gains and $26,000 of net losses in 2004, 2003 and 2002, respectively.

During 2002, the Company cancelled three interest rate swap agreements. The first, covering its $53 million of Second Mortgage Notes (“Subordinated Notes”), was cancelled on July 15, 2002 and the Company received a cash settlement of $1.0 million. The swap agreement converted the debt’s 14.75% fixed rate to a floating three-month LIBOR base rate and qualified as a fair value hedge. The Company deferred the $1.0 million gain resulting from the settlement, which was to be recognized through the original maturity date for the swap, March 30, 2009. The Company redeemed the $53 million in principal amount of Subordinated Notes in June 2003. At that time the remaining $0.9 million deferred gain was recognized.

In October 2002, the Company cancelled two fixed-rate interest rate swaps related to $75 million of the Company’s variable-rate debt and entered into a new fixed-rate interest swap that converted the interest rate to a fixed-rate of 3.74% through March 31, 2005. The fair value of the open swap at its inception was $1.9 million. The Company recognized the $1.9 million loss associated with the cancelled swaps through the original maturity date of the swaps, March 31, 2003. At December 31, 2004 and 2003, the fair value of the open interest swap was a liability of $0.2 million and $2.0 million, respectively.

On September 11, 2003, the Company entered into a fair value interest swap covering $40 million of its fixed rate 2003 Second Mortgage Notes. The swap converted the debt’s 7.5% fixed rate to a floating six-month LIBOR base rate plus 4.07% through the termination of the notes. The fair value of the swap was $50,000 as of December 31, 2003. In January 2004, the swap position was cancelled and the Company received a cash settlement of $0.3 million that will be recognized over the original maturity date for the swap, December 31, 2006. At December 31, 2004, $0.2 million of the gain remains to be recognized.

The change in carrying value of the Company’s derivatives, firm sale and purchase commitments accounted for as hedges and interest rate swaps in the Company’s balance sheet since December 31, 2003 resulted from a decrease in the remaining hedged volumes partially offset by an increase in market prices for natural gas, crude oil and a decrease in the remaining period covered by the interest rate swap. The change in fair value of all cash flow hedges was reflected in accumulated other comprehensive income, net of deferred tax effects. Natural gas and crude oil derivative assets and liabilities reflected as current in the December 31, 2004 balance sheet represent the estimated fair value of contract settlements scheduled to occur over the subsequent twelve-month period based on market prices for natural gas and crude oil as of the balance sheet date. These settlement amounts are not due and payable until the monthly period in which the related underlying hedged gas or oil sales transaction occurs. Settlement of the underlying hedged transactions occurs in the following 20 to 85 days.

The estimated fair values of all derivatives and the associated fixed price firm sale and purchase commitments of the Company as of December 31, 2004 and 2003 are provided below. The associated carrying values of these swaps are equal to the estimated fair values for each period presented.

	December 31, 2004	December 31, 2003
	(in thousands)
Derivative assets:
Fixed price sale commitments	$314	$43
Natural gas financial collars	3,563	330
Crude oil financial collars	106	—
Floating price natural gas financial swaps	—	463
Fixed price natural gas financial swaps	—	336
Fixed to floating interest rate swap	—	50

	$3,983	$1,222

Derivative liabilities:
Fixed price natural gas financial swaps	$12,066	$41,363
Floating price natural gas financial swaps	322	42
Natural gas financial collars	158	—
Crude oil financial collars	5	448
Fixed price sale commitments	—	356
Floating to fixed interest rate swap	233	2,030

	$12,784	$44,239

The fair value of all natural gas and crude derivatives and firm sale and purchase commitments accounted for as hedges as of December 31, 2004 and 2003 was estimated based on market prices of natural gas and crude oil for the periods covered by the derivatives. The net differential between the prices in each derivative and market prices for future periods, as adjusted for estimated basis, has been applied to the volumes stipulated in each contract to arrive at an estimated future value. This estimated future value was discounted on each contract at rates commensurate with federal treasury instruments with similar contractual lives. The fair value of the interest rate swap was based upon counterparty estimates of the fair value of such swaps. As a result, the fair value of the Company’s derivatives and commitments does not necessarily represent the value a third party would pay to assume the Company’s contract positions. Of the $4.0 million of derivatives assets and $12.8 million of derivative liabilities, $2.4 million of assets and $12.8 million of liabilities have been classified as current at December 31, 2004 based on the maturity of the derivative instruments, resulting in $6.8 million of after-tax losses to be reclassified from accumulated other comprehensive income in 2005.

5. FINANCIAL INSTRUMENTS

The Company has established policies and procedures for managing risk within its organization, including internal controls. The level of risk assumed by the Company is based on its objectives and capacity to manage risk.

Quicksilver’s primary risk exposure is related to natural gas and crude oil commodity prices. The Company has mitigated the downside risk of adverse price movements through the use of swaps, futures and forward contracts; however in doing so, it has also limited future gains from favorable price movements.

Commodity Price Risk

The Company enters into contracts to hedge its exposure to commodity price risk associated with anticipated future natural gas and crude oil production. These contracts have included physical sales contracts and derivatives including price ceilings and floors, no-cost collars and fixed price swaps. As of December 31, 2004, Quicksilver sells approximately 25,000 Mcfd and 10,000 Mcfd of natural gas under long-term contracts with a floor of $2.49 per Mcf and $2.47 per Mcf, respectively, through March 2009. Approximately 29,700 Mcfd of the Company’s natural gas production was sold under these contracts during 2004. The remaining 5,300 Mcfd sold under these contracts were third-party volumes controlled by the Company. These contracts are not considered derivatives, but rather normal sales contracts under SFAS No. 133.

The Company hedged 30,000 Mcfd natural gas production in May 2000 using fixed price swap agreements at prices averaging $2.79 per Mcf. These agreements expire in April 2005. Natural gas price collars hedge approximately 20,000 Mcfd of the Company’s budgeted natural gas sales volumes for the first quarter of 2005. Natural gas price collars of nearly 33,000 Mcfd hedge the Company’s budgeted natural gas sales volumes for the remainder of 2005. Additionally, the Company has used price collar agreements to hedge approximately 750 Bbld of its crude oil production for 2005. As a result of these various contracts, the Company benefits from significant predictability of its natural gas and crude oil revenues. The following table summarizes the Company’s open financial derivative positions as of December 31, 2004 related to its natural gas and crude oil production.

Product	Type	Contract Period	Volume	Weighted Avg Price Per Mcf or Bbl	Fair Value
					(in thousands)
Gas	Swap	Jan 2005-Apr 2005	10,000 Mcfd	$2.79	$(4,016)
Gas	Swap	Jan 2005-Apr 2005	10,000 Mcfd	2.79	(4,025)
Gas	Swap	Jan 2005-Apr 2005	10,000 Mcfd	2.79	(4,025)
Gas	Collar	Jan 2005-Mar 2005	5,000 Mcfd	5.50 – 9.60	62
Gas	Collar	Jan 2005-Mar 2005	10,000 Mcfd	5.50 – 9.63	115
Gas	Collar	Jan 2005-Mar 2005	5,000 Mcfd	5.50 – 9.90	86
Gas	Collar	Apr 2005-Oct 2005	5,000 Mcfd	5.50 – 6.75	(109)
Gas	Collar	Apr 2005-Oct 2005	10,000 Mcfd	5.50 – 6.75	(219)
Gas	Collar	May 2005-Oct 2005	15,000 Mcfd	5.50 – 7.15	(15)
Gas	Collar	May 2005-Oct 2005	5,000 Mcfd	6.50 – 8.15	624
Gas	Collar	May 2005-Oct 2005	5,000 Mcfd	6.50 – 8.22	632
Gas	Collar	Nov 2005-Mar 2006	10,000 Mcfd	6.50 – 11.20	779
Gas	Collar	Nov 2005-Mar 2006	10,000 Mcfd	6.50 – 11.20	779
Gas	Collar	Apr 2006-Oct 2006	5,000 Mcfd	5.50 – 8.10	332
Gas	Collar	Apr 2006-Oct 2006	5,000 Mcfd	5.50 – 8.25	339
Oil	Collar	Jan 2005-Jun 2005	500 Bbld	40.00 – 52.80	93
Oil	Collar	Jan 2005-Jun 2005	500 Bbld	40.00 – 46.75	(5)
Oil	Collar	Jul 2005-Dec 2005	250 Bbld	38.00 – 47.75	13

			Net open positions		$(8,560)

Utilization of the Company’s financial hedging program may result in natural gas and crude oil realized prices that vary from actual prices that the Company receives from the sale of natural gas and crude oil. As a result of the hedging programs, revenues from production in 2004, 2003 and 2002 were $43.9 million, $39.8 million and $7.4 million lower, respectively, than if the hedging programs had not been in effect.

Commodity price fluctuations affect the remaining natural gas and crude oil volumes as well as the Company’s NGL volumes. Natural gas volumes of 4,500 Mcfd are committed at market price through May 2005 and an additional 16,500 Mcfd of natural gas is committed at market price through September 2008. During 2004, almost 6,400 Mcfd of Quicksilver’s natural gas production was sold under these contracts. An additional 14,600 Mcfd sold under these contracts were third-party volumes controlled by the Company.

The Company entered into various financial contracts to hedge exposure to commodity price risk associated with future contractual natural gas sales and purchases with derivative instruments. These contracts include either fixed and floating price sales or purchases from third parties. As a result of the firm sale and purchase commitments and associated financial price swaps, the hedge derivatives qualified as fair value hedges. Marketing revenues were $0.5 million and $0.3 million higher and lower by $2.2 million as a result of its hedging activities in 2004, 2003 and 2002, respectively.

The following table summarizes our open financial derivative positions and hedged firm commitments as of December 31, 2004 related to natural gas marketing.

Contract Period	Volume	Weighted Avg Price per Mcf	Fair Value
			(in thousands)
Natural Gas Sales Contracts
Jan 2005	2,262 Mcfd	$7.74	$104
Feb 2005	3,935 Mcfd	$7.53	136
Mar 2005	1,935 Mcfd	$7.58	74

			314
Natural Gas Financial Derivatives
Jan 2005-Mar 2005	1,333 Mcfd	Floating Price	$(171)
Jan 2005-Mar 2005	333 Mcfd	Floating Price	(44)
Jan 2005	645 Mcfd	Floating Price	(35)
Feb 2005	1,428 Mcfd	Floating Price	(43)
Feb 2005	714 Mcfd	Floating Price	(17)
Mar 2005	323 Mcfd	Floating Price	(12)

			(322)

		Total-net	$(8)

The fair values of fixed price and floating price natural gas and crude oil derivatives and associated firm commitments as of December 31, 2004 were estimated based on market prices of natural gas and crude oil for the periods covered by the contracts. The net differential between the prices in each contract and market prices for future periods, as adjusted for estimated basis, has been applied to the volumes stipulated in each contract to arrive at an estimated future value. This estimated future value was discounted on each contract at rates commensurate with federal treasury instruments with similar contractual lives. As a result, the natural gas and crude oil financial swap and firm commitment fair value does not necessarily represent the value a third party would pay to assume the Company’s contract positions.

Interest Rate Risk

The Company manages its exposure associated with interest rates by entering into interest rate swaps. As of December 31, 2004, the interest payments for $75.0 million notional variable-rate debt are hedged with an interest rate swap that converts a floating three-month LIBOR base to a 3.74% fixed-rate through March 31, 2005. The liability associated with the swap was $0.2 million at December 31, 2004 and $2.0 million at December 31, 2003.

On September 10, 2003, the Company entered into an interest rate swap to hedge the $40.0 million of fixed-rate second lien notes issued on June 27, 2003. The swap converted the debt’s 7.5% fixed-rate debt to a floating six-month LIBOR base. The asset associated with the swap was $50,000 at December 31, 2003. In January 2004, the swap position was cancelled and the Company received a cash settlement of $0.3 million that is being recognized over the original term of the swap, which ends December 31, 2006. The deferred gain remaining at December 31, 2004 is $0.2 million.

Credit Risk

Credit risk is the risk of loss as a result of non-performance by counterparties of their contractual obligations. The Company sells a portion of its natural gas production directly under long-term contracts, and the remainder of its natural gas and crude oil is sold to large trading companies and energy marketing companies, refineries and other users of petroleum products at spot or short-term contracts. Quicksilver also enters into hedge derivatives with financial counterparties. The Company monitors its exposure to counterparties by reviewing credit ratings, financial statements and credit service reports. Exposure levels are limited and parental guarantees are required according to Company policy. Each customer and/or counterparty of the Company is reviewed as to credit worthiness prior to the extension of credit and on a regular basis thereafter. In this manner, the Company reduces credit risk.

While Quicksilver follows its credit policies at the time it enters into sales contracts, the credit worthiness of counter parties could change over time. The credit ratings of the parent companies of the two counter parties to the Company’s long-term gas contracts were downgraded in early 2003 and remain below the credit ratings required for the extension of credit to new customers.

Performance Risk

Performance risk results when a financial counterparty fails to fulfill its contractual obligations such as commodity pricing or volume commitments. Typically, such risk obligations are defined within the trading agreements. The Company manages performance risk through management of credit risk. Each customer and/or counterparty of the Company is reviewed as to credit worthiness prior to the extension of credit and on a regular basis thereafter.

Foreign Currency Risk

The Company’s Canadian subsidiary uses the Canadian dollar as its functional currency. To the extent that business transactions in Canada are not denominated in Canadian dollars, the Company is exposed to foreign currency exchange rate risk. During October and November 2004, Quicksilver loaned MGV approximately $11.4 million. To reduce its exposure to exchange rate risk, MGV entered into a forward contract that fixed the Canadian-to-US exchange rate. The balance of the loan was repaid at the end of November and upon settlement of the forward contract, MGV recognized a gain of $0.2 million.

6. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	As of December 31,
	2004	2003
	(in thousands)
Accrued production receivables	$24,351	$19,318
Joint interest receivables	13,247	6,478
Other receivables	753	552
Allowance for bad debts	(314)	(101)

	$38,037	$26,247

7. INVENTORIES AND OTHER CURRENT ASSETS

Inventories and other current assets consist of:

	As of December 31,
	2004	2003
	(in thousands)
Inventories	$4,161	$4,595
Hedge derivatives (see note 4)	2,383	1,172
Prepaid expenses and deposits	2,145	1,821

	$8,689	$7,588

8. PROPERTIES, PLANT AND EQUIPMENT

Property and equipment includes the following:

	As of December 31,
	2004	2003
	(in thousands)
Oil and gas properties
Subject to depletion	$838,134	$665,457
Unevaluated costs	97,168	49,919
Accumulated depletion	(195,415)	(159,801)

Net oil and gas properties	739,887	555,575
Other equipment
Pipeline and processing facilities	70,851	56,980
General properties	12,597	7,645
Accumulated depreciation	(20,725)	(15,624)

Net other property and equipment	62,723	49,001

Property and equipment, net of accumulated depreciation and depletion	$802,610	$604,576

Unevaluated Natural Gas and Crude Oil Properties Excluded From Depletion

Under full cost accounting, the Company may exclude certain unevaluated costs from the amortization base pending determination of whether proved reserves have been discovered or impairment has occurred. A summary of the unevaluated properties excluded from natural gas and crude oil properties being amortized at December 31, 2004 and 2003 and the year in which they were incurred as follows:

	December 31, 2004 Costs Incurred During					December 31, 2003 Costs Incurred During
	(in thousands)					(in thousands)
	2004	2003	2002	Prior	Total	2003	2002	2001	Prior	Total
Acquisition costs	$38,051	$31,972	$8,809	$1,258	$80,090	$31,834	$11,658	$903	$1,307	$45,702
Exploration costs	16,125	845	108	—	17,078	3,337	880	—	—	4,217

Total	$56,176	$32,817	$8,917	$1,258	$97,168	$35,171	$12,538	$903	$1,307	$49,919

Costs are transferred into the amortization base on an ongoing basis, as the projects are evaluated and proved reserves established or impairment determined. Pending determination of proved reserves attributable to the above costs, the Company cannot assess the future impact on the amortization rate. As of December 31, 2004, approximately $38.3 million and $39.2 million of the total unevaluated costs of $97.2 million related to the Company’s Texas Barnett Shale and Canadian coal bed methane projects, respectively. These costs will be transferred into the amortization base as the undeveloped projects and areas are evaluated. The Company anticipates that the majority of this activity should be completed over the next two to three years.

Capitalized Costs

Capitalized overhead costs that directly relate to exploration and development activities were $3.1 million, $2.2 million and $0.8 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Depletion per Mcfe was $0.78, $0.68 and $0.69 for the years ended December 31, 2004, 2003 and 2002, respectively.

9. OTHER ASSETS

Other assets consist of:

	As of December 31,
	2004	2003
	(in thousands)
Deferred financing costs	$15,018	$6,995
Less accumulated amortization	(5,891)	(4,634)

Net deferred loan costs	9,127	2,361
Hedge derivatives (see note 4)	1,600	50
Other	547	1,063

	$11,274	$3,474

Costs related to the acquisition of debt are deferred and amortized over the term of the debt.

10. ACCRUED LIABILITIES

Accrued liabilities include the following:

	As of December 31,
	2004	2003
	(in thousands)
Accrued capital expenditures	$18,597	$10,179
Prepayments from partners	7,607	—
Accrued operating expenses	4,382	3,498
Suspended revenue	3,834	3,577
Accrued property and production taxes	2,430	1,981
Accrued product purchases	1,421	6,626
Interest payable	1,112	522
Environmental liabilities	972	923
Other	1,549	338

	$41,904	$27,644

11. NOTES PAYABLE AND LONG-TERM DEBT

Long-term debt consists of:

	As of December 31,
	2004	2003
	(in thousands)
Senior secured credit facility	$180,422	$178,000
Contingently convertible debentures, net of unamortized discount of $2,231	147,769	—
Second mortgage notes payable	70,000	70,000
Other loans	1,073	1,386
Deferred gain—fair value interest hedge	226	—
Fair value interest hedge	—	50

	399,490	249,436
Less current maturities	(356)	(339)

	$399,134	$249,097

Maturities are as follows, in thousands of dollars:

2005	$356
2006	70,367
2007	351
2008	—
2009	180,421
Thereafter	150,000

$401,495

On July 28, 2004, the Company entered into a senior secured credit facility. Currently, the credit facility is a revolving facility that matures on July 28, 2009 and permits the Company to obtain revolving credit loans and letters of credit from time to time in an aggregate amount outstanding not to exceed the lesser of the borrowing base or $600 million. The current borrowing base is $300 million and is subject to annual redeterminations and certain other redeterminations, based upon several factors. The lenders’ commitments under the facility are allocated between U.S. and Canadian funds, with the U.S. funds being available for borrowing by the Company and Canadian funds being available for borrowing by the Company’s Canadian subsidiary, MGV Energy Inc. The Company’s interest rate options under the facility include rates based on LIBOR and specified bank rates. As borrowings increase, LIBOR margins increase in specified increments from 1.125% to a maximum of 1.75%. The facility is secured by Quicksilver’s oil and gas properties, and the lenders annually re-determine the global borrowing base under the facility in accordance with their customary practices for oil and gas loans based upon the estimated value of the Company’s year-end proved reserves. The loan agreements for the credit facility prohibit the declaration or payment of dividends by the Company and contain certain financial covenants, which, among other things, require the maintenance of a minimum current ratio and a minimum earnings (before interest, taxes, depreciation, depletion and amortization, non-cash income and expense, and exploration costs) to interest expense ratio. The Company was in compliance with all such covenants at December 31, 2004. The senior credit facility was also used to issue letters of credit. At December 31, 2004, the Company had $0.6 million in letters of credit and $119.1 million available under the senior revolving credit facility.

On November 1, 2004, the Company sold $150 million $1.875% convertible subordinated Debentures due November 1, 2024, which are contingently convertible into 3,272,085 shares of common stock (subject to adjustment). Each $1,000 Debenture was issued at 98.5% of par and bears interest at an annual rate of 1.875% payable semi-annually on May 1 and November 1 of each year. Holders of the Debentures can require the

Company to repurchase all or a portion of their Debentures on November 1, 2011, 2014 or 2019 at a price equal to the principal amount thereof plus accrued and unpaid interest. The Debentures are convertible into Quicksilver common stock at a rate of 21.8139 shares for each $1,000 Debenture, subject to adjustment. Generally, except upon the occurrence of specified events, holders of the Debentures are not entitled to exercise their conversion rights until the Company’s stock price is $55.01 (120 % of the conversion price per share). Upon conversion, the Company has the option to deliver in lieu of Quicksilver common stock, cash or a combination of cash and Quicksilver common stock. At December 31, 2004, the fair value of the $150 million in principal amount of contingently convertible Debentures was $162.3 million.

On June 27, 2003, the Company redeemed $53 million in principal amount of subordinated notes payable through the issuance of $70 million in principal amount of second mortgage notes due 2006 (“the Second Mortgage Notes”). As a result of the redemption, the Company recognized additional interest expense of $3.8 million, consisting of a prepayment premium of $3.2 million and write-off of the remaining deferred financing costs of $1.5 million, partially offset by an associated deferred hedging gain of $0.9 million. A portion ($30 million) of the $70 million Second Mortgage Notes bear interest at a variable annual rate based upon the three-month LIBOR rate plus 5.48%, and the remainder ($40 million) bear interest at the fixed rate of 7.5% per annum. The Second Mortgage Notes contain restrictive covenants, which, among other things, require maintenance of a minimum current ratio of at least 1.0, a ratio of net present value of proved reserves to total debt of at least 1.8 to 1.0; and a ratio of earnings before interest, taxes, depreciation and amortization and non-cash income and expense to interest expense (consolidated net interest expense and current maturities of debt) of at least 1.25 (calculated in each case in accordance with the provisions of the Second Mortgage Notes). At December 31, 2004, the Company was in compliance with all such restrictions. At December 31, 2004, the fair value of the $70 million in principal amount of second mortgage notes approximated the face value of $70 million.

On September 11, 2003, the Company entered into a fair value interest swap covering the $40 million fixed rate Second Mortgage Notes. The swap converted the debt’s 7.5% fixed-rate to a floating six-month LIBOR base rate plus 4.07% through the termination of the notes. In January 2004, the swap position was closed, and the Company received $0.3 million. The gain on the swap settlement will be amortized through the original term of the swap, December 31, 2006.

12. TAX CREDIT SALES

Until expiration of the tax credit at December 31, 2002, certain properties of the Company earned Internal Revenue Code Section 29 income tax credits. Code Section 29 allowed a credit against regular federal income tax liability for certain eligible gas production.

On March 31, 2000, the Company sold, to a bank, Section 29 tax credits relating to production from certain wells located in Michigan. Cash proceeds received from the sale were $25 million and were recorded as unearned revenue. Revenue was recognized as reserves were produced. The purchase and sale agreement and ancillary agreements with the bank included a production payment in favor of Quicksilver burdening future production on the properties. Revenue of $3.7 million and $9.4 million was recognized in 2002 and 2001, respectively, in other revenue. During 1997, other tax credits attributable to properties owned by the Company were conveyed through the sale of certain working interests to a bank by entities who contributed properties to the Company at the time of its formation. Revenue of $1.4 million and $1.5 million was recognized in 2002 and 2001, respectively, in other revenue.

On July 3, 2003, Quicksilver repurchased interests owned by the bank as a result of the Company’s tax credit sales. Quicksilver paid $6.3 million to acquire all such interests in the Section 29 tax-eligible properties. As a result of the planned repurchase, the Company recorded, in the first quarter of 2003, a $0.5 million reduction of deferred revenue previously recognized.

13. COMMITMENTS AND CONTINGENCIES

The Company leases office buildings and other property under operating leases. Future minimum lease payments, in thousands, for operating leases with initial non-cancelable lease terms in excess of one year as of December 31, 2004, were as follows:

2005	$2,160
2006	1,845
2007	1,283
2008	931
2009	675
Thereafter	—

Total lease commitments	$6,894

Rent expense for operating leases with terms exceeding one month was $1.5 million in 2004, $1.4 million in 2003 and $1.4 million in 2002.

As of December 31, 2004, the Company had approximately $0.6 million in letters of credit outstanding related to various state and federal bonding requirements.

On October 6, 2004, Quicksilver entered into an Incentive Arrangements Agreement (the “Agreement”) with three executives of MGV and one employee of Quicksilver. The Agreement provides for the amendment and restatement of employment agreements with two MGV executives and terminates incentive agreements with the other two individuals. In addition, the Agreement provides for awards of cash bonuses based upon the achievement of specified proved reserve targets, as well as options granted under the Company’s Amended and Restated 1999 Stock Option and Retention Stock Plan covering 1,183,422 shares of common stock at an exercise price of $31.27. The cash bonuses, in the aggregate, will be determined as a base amount of $5.0 million for achieving proved reserves of 400 billion cubic feet equivalent (Bcfe) at December 31, 2005. Proved reserves in excess of 400 Bcfe to but not exceeding 1,000 Bcfe will increase the cash bonuses earned by $0.05 per Mcfe. Presently, the Company has not recognized an obligation for the cash bonuses; however, the Company will continue to monitor its potential liability in respect of these matters, and will record accruals in respect of such liabilities when payment thereof becomes probable and estimable.

In August 2001, a group of royalty owners, Athel E. Williams et al., brought suit against the Company and three of its subsidiaries in the Circuit Court of Otsego County, Michigan. The suit alleges that Terra Energy Ltd, one of Quicksilver’s subsidiaries, underpaid royalties or overriding royalties to the 13 named plaintiffs and to a class of plaintiffs who have yet to be determined. The pleadings of the plaintiffs seek damages in an unspecified amount and injunctive relief against future underpayments. The court heard arguments on class certification on November 8, 2002, and on December 6, 2002 the court issued a memorandum opinion granting class certification in part and denying it in part. On December 20, 2002, the Company filed a motion for clarification and reconsideration of the court’s order. That motion was denied on March 9, 2003. After an extended delay resulting from the retention of new counsel by the plaintiffs and the initiation of settlement discussions, on January 21, 2005, the Circuit Court issued an order certifying certain claims to proceed on behalf of a class. The Circuit Court also entered a scheduling order setting trial for January 2007, and declined Defendants’ request to stay proceedings in that court pending an appeal of the certification order.

Defendants have sought leave to appeal the certification order by filing an Application for Leave to Appeal on February 11, 2005 with the Michigan Court of Appeals. Defendants have also requested that the Court of Appeals stay proceedings in the Circuit Court pending the consideration of its appeal, and have requested that the Court of Appeals consider all matters in an expedited manner. The Company is currently awaiting a ruling from that court on the application and the requests for stay and immediate consideration.

Based on information currently available to the Company, the Company’s management believes that the final resolution of this matter will not have a material effect on its financial position, results of operations, or cash flows.

The Company is subject to various possible contingencies, which arise primarily from interpretation of federal and state laws and regulations affecting the natural gas and crude oil industry. Such contingencies include differing interpretations as to the prices at which natural gas and crude oil sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Although management believes it has complied with the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued. In addition, production rates, marketing and environmental matters are subject to regulation by various federal and state agencies.

14. INCOME TAXES

Deferred income taxes are established for all temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In addition, deferred tax balances must be adjusted to reflect tax rates that will be in effect in the years in which the temporary differences are expected to reverse. For years prior to 2004, the Company had accrued no U.S. deferred income taxes on MGV’s undistributed earnings or on the related translation adjustments pursuant to FAS No. 109, Accounting for Income Taxes, and APB No. 23, Accounting for Income Taxes – Special Areas as the Company expected that MGV’s undistributed earnings would be permanently reinvested for use in the development of its oil and gas reserves. In July 2004, however, a dividend distribution of $86.5 million was made by MGV to Quicksilver. The distribution represented the repayment of Quicksilver’s capital contributions that had been made to MGV for the period January 1, 2001 through July 27, 2004 in the amount of $114.4 million, Canadian. This dividend is to be reinvested in the U.S. under a qualified domestic reinvestment plan as defined under Internal Revenue Code Section 965 (b)(4). The funds are to be used for capital expenditures in the Barnett Shale exploration and development program. After application of the 85% dividend exclusion on estimated accumulated earnings and profits of approximately $15.5 million, a current U.S. federal income tax of approximately $0.8 million has been accrued on this dividend distribution. No other deferred taxes have been accrued on MGV’s undistributed earnings and the Company continues to expect that the balance of MGV’s undistributed earnings will be permanently reinvested for use in the development of its oil and gas reserves.

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2004 and 2003 are as follows:

	2004	2003
Current
Deferred tax asset
Deferred tax benefit on cash flow hedge losses	$3,523	$11,760

Non-current
Deferred tax assets
Deferred tax benefit on cash flow hedge losses	$—	$3,022
Tax credit sale and unearned income	—	—
Net operating loss carry forwards	18,118	18,920
Other	233	166

Total deferred tax assets	18,351	22,108
Deferred tax liabilities
Properties, plant, and equipment	100,845	92,818
Deferred tax liability on cash flow hedge gains	593	—
Deferred tax liability on convertible debenture interest	419	—
Total deferred tax liabilities	101,857	92,818

Net deferred tax liabilities	$83,506	$70,710

The provisions for income taxes for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
	(in thousands)
Current state income tax expense (benefit)	$70	$79	$(139)
Current federal income tax expense (benefit)	814	—	(178)
Current foreign income tax expense	301	182	55

Total current income tax expense (benefit)	1,185	261	(262)

Deferred federal income tax expense	8,756	8,175	7,928
Deferred foreign income tax expense (benefit)	4,233	1,561	(168)

Total deferred income tax expense	12,989	9,736	7,760

Total	$14,174	$9,997	$7,498

A reconciliation of the statutory federal income tax rate and the effective tax rate for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
U.S. federal statutory tax rate	35.00%	35.00%	35.00%
Dividend income from Canadian subsidiary	1.79%	—	—
Permanent differences	.12%	.18%	.86%
State income taxes net of federal deduction	.10%	.18%	(.42)%
Foreign income taxes	(5.77)%	(.27)%	—
Other	(.05)%	(.02)%	(.29)%

Effective income tax rate	31.19%	35.07%	35.15%

Income tax benefits recognized as additional paid-in capital for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
	(in thousands)
Income tax benefit recognized on employee stock option exercises	$4,243	$739	$—

Included in deferred tax assets are net operating losses of approximately $51.8 million that are available for carryover beginning in the year 2005 to reduce future U.S. taxable income. The net operating losses will expire in 2005 through 2024. These net operating losses have not been reduced by a valuation allowance, because management believes that future taxable income will more likely than not be sufficient to utilize substantially all of its tax carry forwards prior to their expirations. However, under Internal Revenue Code Section 382, a change of ownership was deemed to have occurred for our predecessor, MSR Exploration Ltd. (“MSR”) in 1998. Due to the limitations imposed by Section 382, a portion of MSR’s net operating losses could not be utilized and are not included in deferred tax assets.

15. EMPLOYEE BENEFITS

Quicksilver has a 401(k) retirement plan available to all employees with three months of service and who are at least 21 years of age. The Company may make discretionary contributions to the plan. Company contributions were $0.3 million, $0.2 million and $0.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company initiated a self-funded health benefit plan effective July 1, 2001. The plan has been reinsured on an individual claim and total group claim basis. Quicksilver is responsible for payment of the first $50,000 for each individual claim. The claim liability for the total group was $2.2 million, $1.1 million and $1.2 million for the plan years ended June 30, 2004, 2003 and 2002, respectively. Aggregate level reinsurance is in place for payment of claims up to $1 million over and above the estimated maximum claim liability of $2.1 million for the plan year ending June 30, 2005. Administrative expenses for the plan years ended June 30, 2004, 2003 and 2002 were $0.4 million, $0.4 million and $0.3 million, respectively.

16. STOCKHOLDERS’ EQUITY

Stock Split

On June 1, 2004, the Company announced that its Board of Directors declared a two-for-one split of the Company’s outstanding common stock effected in the form of a stock dividend. The stock dividend was payable on June 30, 2004, to stockholders of record at the close of business on June 15, 2004. The split did not affect treasury shares.

The capital stock accounts, all share data and earnings per share data included in the consolidated financial statements and notes give effect to the stock split, applied retroactively, to all periods presented.

Common Stock, Preferred Stock and Treasury Stock

The Company is authorized to issue 100 million shares of common stock with a par value per share of one cent ($0.01) and 10 million shares of preferred stock with a par value per share of one cent ($0.01). At December 31, 2004, the Company had 50,122,360 shares of common stock outstanding (including 172,626 shares issuable upon exchange of the MGV exchangeable shares and excluding treasury shares) and one share of special voting preferred stock outstanding.

In connection with the December 2000 MGV minority interest acquisition, all issued and outstanding shares of MGV capital stock, other than those held by Quicksilver, were converted into 567,338 MGV exchangeable shares. Each MGV exchangeable share is a non-voting share of MGV’s capital stock exchangeable for one share of Quicksilver common stock. Redemption or exchange can occur as a result of (i) liquidation of MGV; (ii) exercise of a redemption right by an MGV shareholder requiring MGV to purchase exchangeable shares; or (iii) exercise of an exchange put right by an MGV shareholder requiring Quicksilver to exchange the exchangeable shares for Quicksilver common stock. Any MGV exchangeable shares still outstanding on December 31, 2005 will be treated as having been the subject of an exercise of an exchange put right on that date. Upon exchange, the holder of exchangeable shares is entitled to receive one share of Quicksilver common stock and the full amount of all cash dividends declared on a share of Quicksilver common stock from the date of issuance of the exchangeable share to the date of exchange. In order to provide voting rights to holders of MGV exchangeable shares equivalent to the voting rights of the Quicksilver common shares, Quicksilver created, on December 15, 2000, a series of its preferred stock designated as Special Voting Stock. Quicksilver issued a single share of Special Voting Stock to an appointee. Through December 31, 2004, 27,000 exchangeable shares of MGV have been presented to MGV for redemption for $248,343 and 394,712 MGV exchangeable shares have been exchanged for shares of Quicksilver common stock.

The following table shows common share and treasury share activity since January 1, 2002:

	Common Shares Issued	Treasury Shares Held
Opening Balance January 1, 2002	41,317,898	3,751,852
Stock options exercised	299,894	—
Warrants exercised	1,971,500	—
MGV Class C Retraction	(20,000)	—
Treasury stock purchased	—	5,750
Treasury stock issued	1,187,100	(1,187,100)

Balance at December 31, 2002	44,756,392	2,570,502

Stock options exercised	289,334	8,402
Stock issuance	7,000,000	—

Balance at December 31, 2003	52,045,726	2,578,904

Stock options exercised	645,245	(10,293)

Balance at December 31, 2004	52,690,971	2,568,611

Stockholder Rights Plan

On March 11, 2003, the Company’s board of directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock of the Company outstanding on March 26, 2003. Each right, when it becomes exercisable, entitles stockholders to buy one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock at an exercise price of $50.00.

The rights will be exercisable only if such a person or group acquires 15 percent or more of the common stock of Quicksilver or announces a tender offer the consummation of which would result in ownership by such a person or group (an “Acquiring Person”) of 15 percent or more of the common stock of the Company. This 15 percent threshold does not apply to certain members of the Darden family who collectively owned, directly or indirectly, approximately 37% of the Company’s common stock at December 31, 2004.

If an Acquiring Person acquires 15 percent or more of the outstanding common stock of the Company, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of common shares of the Company having a market value of twice such price. If Quicksilver is acquired in a merger or other business combination transaction after an Acquiring Person has acquired 15 percent or more of the outstanding common stock of the Company, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice such price.

Prior to the acquisition by an Acquiring Person of beneficial ownership of fifteen percent or more of the common stock of Quicksilver, the rights are redeemable for $0.005 per right at the option of the board of directors of the Company.

Stock Option Plans

On October 4, 1999, the Board of Directors adopted the Company’s 1999 Stock Option and Retention Stock Plan (the “1999 Plan”), which was approved at the annual stockholders’ meeting held in June 2000. Upon approval of the 1999 Plan, 2.6 million shares of common stock were reserved for issuance pursuant to grants of incentive stock options, non-qualified stock options, stock appreciation rights and retention stock awards. Pursuant to an amendment approved at the annual shareholders meeting held in May 2004, an additional 2.4 million shares were reserved for issuance pursuant to the 1999 Plan.

In April 2004, the Board of Directors adopted the Company’s 2004 Non-Employee Director Stock Option Plan (the “2004 Plan”), which was approved at the annual stockholders’ meeting held in May 2004. There were 500,000 shares reserved under the 2004 Plan, which provides for the grant of non-qualified options to Quicksilver’s outside directors.

Under terms of the 1999 Plan and 2004 Plan, options may be granted to officers, employees and non-employee directors at an exercise price that is not less than 100% of the fair market value on the date of grant. Incentive stock options and non-qualified options may not be exercised more than ten years from date of grant. A summary of stock option transactions under the plans is as follows:

	2004		2003		2002
	Shares	Wtd Avg Exercise Price	Shares	Wtd Avg Exercise Price	Shares	Wtd Avg Exercise Price
Outstanding at beginning of year	1,258,712	$4.45	1,476,422	$3.75	1,692,174	$2.94
Granted	1,844,496	26.98	104,188	11.45	138,506	8.51
Exercised	(655,538)	3.47	(297,736)	3.18	(337,694)	2.43
Cancelled	—	—	—	—	(12,564)	3.56
Forfeited	(11,500)	16.52	(24,162)	8.46	(4,000)	8.51

Outstanding at end of year	2,436,170	$21.50	1,258,712	$4.45	1,476,422	$3.75

Exercisable at end of year	583,163	$4.96	913,848	$3.83	770,314	$3.33

Weighted average fair value of options granted		$9.93		$6.18		$3.69

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2004	2003	2002
Wtd avg grant date	Jul 6, 2004	Feb 21, 2003	Feb 5, 2002
Risk-free interest rate	2.7%	2.8%	3.0%
Expected life (in years)	4.1	6.0	3.5
Expected volatility	45.4%	54.9%	55.6%
Dividend yield	—	—	—

The following table summarizes information about stock options outstanding at December 31, 2004.

	Options Outstanding			Options Exercisable
Range of Exercisable Prices	At 12/31/04	Wtd Avg Remaining Contractual Life	Wtd Avg Exercise Price	At 12/31/04	Wtd Avg Exercise Price
$ 1-2	325,424	0.1	$1.84	325,424	$1.84
4-7	47,536	1.1	4.90	47,536	4.90
8-10	145,392	2.0	8.22	145,392	8.22
11-13	87,822	3.1	11.41	55,837	11.62
16-24	576,814	4.0	16.71	8,974	23.75
31-36	1,253,182	3.1	31.52	—	—

	2,436,170	2.8	$21.50	583,163	$4.96

17. OTHER REVENUE

Other revenue consists of the following:

	For the Year Ended December 31,
	2004	2003	2002
	(in thousands)
Tax credit revenue	$221	$(582)	$5,129
Marketing	928	1,208	3,021
Processing and transportation	1,407	1,286	1,533

	$2,556	$1,912	$9,683

18. SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest and income taxes is as follows:

	For the Year Ended December 31,
	2004	2003	2002
	(in thousands)
Interest	$14,742	$19,543	$19,730
Income taxes	72	66	147

Other non-cash transactions are as follows:

	For the Year Ended December 31,
	2004	2003	2002
	(in thousands)
Distribution of equity to Mercury Exploration Company	$—	$(515)	$—
Tax benefit recognized on employee stock option exercises	4,243	739	—

Treasury stock (acquired) reissued:
10,293 shares for non-employee director stock option exercise	189	—	—
8,402 shares for employment stock option exercise	—	(200)	—
74,200 shares for payment of executives’ compensation	—	—	364

19. RELATED PARTY TRANSACTIONS

As of December 31, 2004, members of the Darden family, Mercury Exploration Company and Quicksilver Energy L.P., entities that are owned by members of the Darden family, beneficially owned approximately 37% of the Company’s outstanding common stock. Thomas Darden, Glenn Darden and Anne Darden Self are officers and directors of the Company.

During 2002, Quicksilver paid $0.85 million and $0.90 million, respectively, for principal and interest on the note payable to Mercury associated with the 2000 acquisition of assets from Mercury. During 2003, Quicksilver paid Mercury $2.05 million principal and interest to retire the note. Quicksilver and its associated entities paid $0.86 million, $0.78 million and $0.74 million for rent in 2004, 2003 and 2002, respectively, on buildings which are owned by a Mercury affiliate. Rental rates were determined based on comparable rates charged by third parties.

Effective July 1, 2000, Quicksilver purchased the natural gas producing, gathering, transmission and marketing assets of Mercury, including 65% of Voyager Compression Services, LLC (“Voyager”), a gas compression company, from Mercury for $18 million. An independent appraiser determined the fairness, from a financial point of view, of the $18 million purchase price and the disinterested members of the Board of Directors approved the purchase. Mercury continued to own 33% of Voyager, and Jeff Cook, an officer of the Company, 2%. Quicksilver accounted for its 65% holdings in Voyager under the equity method since control over Voyager was shared equally with Mercury.

During 2002, Quicksilver purchased compressors and equipment for $3.7 million and maintenance and related services for $1.8 million from Voyager at terms as favorable as those granted by Voyager to third parties. Also in 2002, Voyager recognized an impairment loss of $0.9 million related to its inventory, fixed assets and operating leases for facilities. Subsequently, Voyager sold, to a third party, its Michigan inventory and fixed assets and recognized a gain on the sale of $0.2 million. Quicksilver recognized its proportionate share of these items during 2002.

Voyager sold its compressor service fixed assets and the majority of its Texas inventory to Quicksilver for $1.6 million (its historical cost that approximated fair value) in February 2003. In addition, Quicksilver paid Voyager $2.2 million for the fair value of its compressor service contracts. After completion of the sale of the service contracts and other assets, Quicksilver received a $0.2 million cash distribution from Voyager and recorded a $0.5 million equity distribution to Mercury for its share of Voyager’s gain from the disposition of the Compressor service contracts to Quicksilver. The transaction was reviewed and approved by the disinterested members of the Board of Directors. Mercury’s portion of the gain on the sale of the service contracts was treated as an equity distribution by Quicksilver as Mercury and the Darden family are considered as having a controlling interest in Quicksilver. Quicksilver’s gain on the sale of the contracts was eliminated.

During 2003, Voyager also sold, to a Mercury affiliate, leasehold improvements on operating leases with that Mercury affiliate at historical cost, which approximates fair value, of approximately $0.8 million. The leases were cancelled, and Voyager’s lease cancellation costs were $0.4 million.

20. SEGMENT INFORMATION

The Company operates in two geographic segments, the United States and Canada. Both areas are engaged in the exploration and production segment of the oil and gas industry. The Company evaluates performance based on operating income.

	United States	Canada	Corporate	Consolidated
2004
Revenues	$136,580	$43,149	$—	$179,729
Depletion, depreciation and accretion	30,808	9,282	601	40,691
Operating income	50,763	23,465	(13,535)	60,693
Fixed assets – net	581,575	219,369	1,666	802,610
Expenditures for assets	126,512	104,580	665	231,757

2003
Revenues	$129,235	$11,714	$—	$140,949
Depletion, depreciation and accretion	29,036	2,562	469	32,067
Operating income (loss)	51,898	5,202	(8,602)	48,498
Fixed assets – net	496,102	106,789	1,685	604,576
Expenditures for assets	78,936	69,297	255	148,488

2002
Revenues	$119,917	$2,062	$—	$121,979
Depletion, depreciation and accretion	28,932	675	552	30,159
Operating income (loss)	49,143	(337)	(8,104)	40,702
Fixed assets – net	436,195	31,984	1,899	470,078
Expenditures for assets	73,480	15,161	324	88,965

21. SUPPLEMENTAL INFORMATION (UNAUDITED)

Proved oil and gas reserves estimates were prepared by independent petroleum engineers with Schlumberger Data and Consulting Services, LaRoche Petroleum Consultants, Ltd. and Netherland, Sewell & Associates, Inc. The reserve reports were prepared in accordance with guidelines established by the Securities and Exchange Commission and, accordingly, were based on existing economic and operating conditions. Natural gas and crude oil prices in effect as of the date of the reserve reports were used without any escalation except in those instances where the sale of production was covered by contract, in which case the applicable contract prices, including fixed and determinable escalations, were used for the duration of the contract, and thereafter the year-end price was used (See “Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Natural Gas Reserves” below for a discussion of the effect of the different prices on reserve quantities and values.) Operating costs, production and ad valorem taxes and future development costs were based on current costs with no escalation.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. Moreover, the present values should not be construed as the current market value of the Company’s natural gas and crude oil reserves or the costs that would be incurred to obtain equivalent reserves.

The changes in proved reserves for the years ended December 31, 2002, 2003 and 2004 were as follows:

	Natural Gas (MMcf)			Crude Oil (MBbl)			NGL (MBbl)
	United States	Canada	Total	United States	Canada	Total	United States	Canada	Total
December 31, 2001	535,009	16,513	551,522	13,344	—	13,344	1,538	—	1,538
Revisions	40,288	1,375	41,663	2,153	—	2,153	214	—	214
Extensions and discoveries	30,330	36,649	66,979	1,444	—	1,444	619	—	619
Purchases in place	64,267	—	64,267	25	—	25	1	—	1
Sales in place	—	—	—	(59)	—	(59)	—	—	—
Production	(31,910)	(935)	(32,845)	(905)	—	(905)	(156)	—	(156)

December 31, 2002	637,984	53,602	691,586	16,002	—	16,002	2,216	—	2,216
Revisions	(9,137)	2,363	(6,774)	(2,022)	1	(2,021)	(165)	2	(163)
Extensions and discoveries	45,081	93,591	138,672	—	—	—	—	—	—
Purchases in place	1,204	—	1,204	—	—	—	—	—	—
Production	(31,612)	(2,924)	(34,536)	(807)	(1)	(808)	(133)	(2)	(135)

December 31, 2003	643,520	146,632	790,152	13,173	—	13,173	1,918	—	1,918
Revisions	(18,350)	(12,105)	(30,455)	(43)	—	(43)	(44)	1	(43)
Extensions and discoveries	28,752	131,796	160,548	3	—	3	2,447	—	2,447
Purchases in place	5,000	3,461	8,461	—	—	—	—	—	—
Sales in place	(602)	—	(602)	(3,377)	—	(3,377)	(6)	—	(6)
Production	(30,644)	(8,707)	(39,351)	(689)	—	(689)	(128)	(1)	(129)

December 31, 2004	627,676	261,077	888,753	9,067	—	9,067	4,187	—	4,187

Proved developed reserves
December 31, 2002	550,889	22,750	573,639	10,722	—	10,722	1,524	—	1,524

December 31, 2003	569,978	83,698	653,676	8,734	—	8,734	1,405	—	1,405

December 31, 2004	556,999	149,453	706,453	4,587	—	4,587	2,464	—	2,464

The capitalized costs relating to oil and gas producing activities and the related accumulated depletion, depreciation and accretion as of December 31, 2004, 2003 and 2002 were as follows:

	United States	Canada	Consolidated
		(in thousands)
2004
Proved properties	$644,527	$193,607	$838,134
Unevaluated properties	57,929	39,239	97,168
Accumulated DD&A	(180,975)	(14,440)	(195,415)

Net capitalized costs	$521,481	$218,406	$739,887

2003
Proved properties	$577,322	$88,135	$665,457
Unevaluated properties	27,110	22,809	49,919
Accumulated DD&A	(155,183)	(4,618)	(159,801)

Net capitalized costs	$449,249	$106,326	$555,575

2002
Proved properties	$524,947	$20,431	$545,378
Unevaluated properties	3,888	13,025	16,913
Accumulated DD&A	(129,194)	(1,712)	(130,906)

Net capitalized costs	$399,641	$31,744	$431,385

Costs incurred in oil and gas property acquisition, exploration and development activities during the years ended December 31, 2004, 2003 and 2002 were as follows:

	United States	Canada	Consolidated
	(in thousands)
2004
Proved acreage	$11,907	$2,942	$14,849
Unproved acreage	31,857	7,144	39,001
Development costs	45,213	71,094	116,307
Exploration costs	25,673	22,631	48,304

Total	$114,650	$103,811	$218,461

2003
Proved acreage	$3,215	$3,388	$6,603
Unproved acreage	24,063	6,739	30,802
Development costs	37,682	41,820	79,502
Exploration costs	9,411	17,066	26,477

Total	$74,371	$69,013	$143,384

2002
Proved acreage	$32,199	$—	$32,199
Unproved acreage	550	5,422	5,972
Development costs	34,178	938	35,116
Exploration costs	5,925	8,659	14,584

Total	$72,852	$15,019	$87,871

Results of operations from producing activities for the years ended December 31, 2004, 2003 and 2002 are set forth below:

	United States	Canada	Consolidated
	(in thousands)
2004
Natural gas, crude oil & NGL sales	$134,268	$42,905	$177,173
Oil & gas production expense	54,784	10,402	65,186
Depletion expense	26,444	8,981	35,425

	53,040	23,522	76,562
Income tax expense	18,564	7,908	26,472

Results from producing activities	$34,476	$15,614	$50,090

2003
Natural gas, crude oil & NGL sales	$127,339	$11,698	$139,037
Oil & gas production expense	48,243	3,951	52,194
Depletion expense	25,600	2,428	28,028

	53,496	5,319	58,815
Income tax expense	18,724	1,788	20,512

Results from producing activities	$34,772	$3,531	$38,303

2002
Natural gas, crude oil & NGL sales	$110,291	$2,005	$112,296
Oil & gas production expense	40,505	1,723	42,228
Depletion expense	26,352	601	26,953

	43,434	(319)	43,115
Income tax expense	15,199	(138)	15,061

Results from producing activities	$28,235	$(181)	$28,054

The Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Natural Gas Reserves (“Standardized Measure”) does not purport to present the fair market value of the Company’s natural gas and crude oil properties. An estimate of such value should consider, among other factors, anticipated future prices of natural gas and crude oil, the probability of recoveries in excess of existing proved reserves, the value of probable reserves and acreage prospects, and perhaps different discount rates. It should be noted that estimates of reserve quantities, especially from new discoveries, are inherently imprecise and subject to substantial revision.

Under the Standardized Measure, future cash inflows were estimated by applying year-end prices, adjusted for contracts with price floors but excluding hedges, to the estimated future production of the year-end reserves. These prices have varied widely and have a significant impact on both the quantities and value of the proved reserves as reduced prices cause wells to reach the end of their economic life much sooner and also make certain proved undeveloped locations uneconomical, both of which reduce reserves. The following representative natural gas and crude oil year-end prices were used in the Standardized Measure. These prices were adjusted by field for appropriate regional differentials.

	At December 31,
	2004	2003	2002
Natural gas—Henry Hub—Sport	$6.18	$5.97	$4.74
Natural gas—AECO	5.18	5.32	2.92
Crude oil—WTI Cushing	43.36	32.55	31.20

Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company’s tax basis in the associated proved natural gas and crude oil properties. Tax credits and net operating loss carry forwards were also considered in the future income tax calculation. Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

The standardized measure of discounted cash flows related to proved oil and gas reserves at December 31, 2004, 2003 and 2002 were as follows:

	United States	Canada	Consolidated
	(in thousands)
2004
Future revenues	$4,241,385	$1,306,819	$5,548,204
Future production costs	(1,456,005)	(295,443)	(1,751,448)
Future development costs	(116,559)	(145,297)	(261,856)
Future income taxes	(836,557)	(238,141)	(1,074,698)

Future net cash flows	1,832,264	627,938	2,460,202
10% discount – calculated difference	(1,133,990)	(355,481)	(1,489,471)

Standardized measure of discounted future net cash flows relating to proved reserves	$698,274	$272,457	$970,731

2003
Future revenues	$4,125,685	$746,722	$4,872,407
Future production costs	(1,342,167)	(122,164)	(1,464,331)
Future development costs	(117,330)	(60,696)	(178,026)
Future income taxes	(851,337)	(162,636)	(1,013,973)

Future net cash flows	1,814,851	401,226	2,216,077
10% discount – calculated difference	(1,120,056)	(247,280)	(1,367,336)

Standardized measure of discounted future net cash flows relating to proved reserves	$694,795	$153,946	$848,741

2002
Future revenues	$3,354,927	$206,602	$3,561,529
Future production costs	(1,260,500)	(40,504)	(1,301,004)
Future development costs	(96,748)	(14,373)	(111,121)
Future income taxes	(616,865)	(52,680)	(669,545)

Future net cash flows	1,380,814	99,045	1,479,859
10% discount – calculated difference	(802,968)	(62,040)	(865,008)

Standardized measure of discounted future net cash flows relating to proved reserves	$577,846	$37,005	$614,851

The primary changes in the standardized measure of discounted future net cash flows for the years ended December 31, 2004, 2003 and 2002 were as follows:

	As of December 31,
	2004	2003	2002
	(in thousands)
Net changes in price and production costs	$(82,974)	$140,623	$358,878
Development costs incurred	61,069	44,167	35,116
Revision of estimates	(30,509)	(27,901)	63,866
Changes in estimated future development costs	3,183	(12,703)	(63,980)
Purchase and sale of reserves, net	(23,367)	1,832	63,539
Extensions and discoveries	219,656	170,660	87,555
Net change in income taxes	(21,638)	(99,013)	(162,889)
Sales of oil and gas net of production costs	(111,987)	(86,843)	(70,068)
Accretion of discount	120,065	86,775	35,895
Other	(11,508)	16,293	(2,003)

Net increase	$121,990	$233,890	$345,909

22. SELECTED QUARTERLY DATA (UNAUDITED)

	Mar 31	Jun 30	Sep 30	Dec 31
	(In thousands, except per share data)
2004
Operating revenues	$39,777	$41,980	$45,544	$52,428
Operating income	12,012	13,172	16,109	19,400
Net income	5,937	7,500	7,889	9,946
Basic net income per share	0.12	0.15	0.16	0.20
Diluted net income per share	0.12	0.15	0.16	0.19

2003
Operating revenues	$37,516	$33,095	$33,513	$36,825
Operating income	14,915	10,102	11,643	11,838
Income before effect of accounting change	6,412	1,109	5,229	5,755
Net income	4,115	1,109	5,229	5,755
Basic net income per share before effect of accounting change	$0.15	$0.03	$0.12	$0.12
Basic net income per share	0.10	0.03	0.12	0.12
Diluted net income per share before effect of accounting change	0.15	0.03	0.11	0.11
Diluted net income per share	0.10	0.03	0.11	0.11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Quicksilver Resources Inc.

Fort Worth, Texas

We have reviewed the accompanying condensed consolidated balance sheet of Quicksilver Resources Inc. (the Company) as of March 31, 2005, and the related condensed consolidated statements of income and comprehensive income and of cash flows for the three month periods ended March 31, 2005 and 2004. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2004, and the related consolidated statements of income and comprehensive income, stockholders’ equity and of cash flows for the year then ended (not presented herein); and in our report dated March 16, 2005, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2004, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/    DELOITTE & TOUCHE LLP

Fort Worth, Texas

May 10, 2005

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2005 AND DECEMBER 31, 2004

In thousands, except for share data – Unaudited

	March 31, 2005	December 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$7,359	$15,947
Accounts receivable	41,481	38,037
Current deferred income taxes	5,253	3,523
Inventories and other current assets	7,785	8,689

Total current assets	61,878	66,196

Investments in and advances to equity affiliates	8,290	8,254

Property, plant and equipment – net (“full cost”)	844,527	802,610

Other assets	9,323	11,274

	$924,018	$888,334

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$356	$356
Accounts payable	25,901	28,407
Accrued derivative obligations	14,491	12,784
Accrued liabilities	40,498	41,904

Total current liabilities	81,246	83,451

Long-term debt	425,052	399,134

Derivative obligations	737	—

Asset retirement obligations	18,391	17,967

Deferred income taxes	82,229	83,506

Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 1 share issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 53,091,604 and 52,690,971 shares issued, respectively	531	527
Paid in capital in excess of par value	208,675	200,941
Deferred compensation	(1,666)	—
Treasury stock of 2,568,611 shares	(10,258)	(10,258)
Accumulated other comprehensive income	2,023	6,762
Retained earnings	117,058	106,304

Total stockholders’ equity	316,363	304,276

	$924,018	$888,334

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

In thousands, except for per share data – Unaudited

	For the Three Months Ended March 31,
	2005	2004(1)
Revenues
Oil, gas and related product sales	$54,840	$39,124
Other revenue	409	653

Total revenues	55,249	39,777
Expenses
Oil and gas production costs	19,654	16,005
Other operating costs	391	290
Depletion, depreciation and accretion	12,372	9,105
General and administrative	3,113	2,656

Total expenses	35,530	28,056

Income from equity affiliates	224	291

Operating income	19,943	12,012

Other income – net	(86)	(70)
Interest expense	4,657	3,412

Income before income taxes	15,372	8,670
Income tax expense	4,618	2,733

Net income	$10,754	$5,937

Other comprehensive income – net of taxes
Reclassification adjustments – hedge settlements	6,233	6,612
Change in derivative fair value	(10,292)	(7,480)
Change in foreign currency translation adjustment	(680)	(1,037)

Comprehensive income	$6,015	$4,032

Basic net income per common share	$0.21	$0.12
Diluted net income per common share	$0.20	$0.12

Basic weighted average shares outstanding	50,346	49,601
Diluted weighted average shares outstanding	54,694	50,508

(1)	Share and per share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in June 2004. The split did not affect treasury shares.

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

In thousands – Unaudited

	For the Three Months Ended March 31,
	2005	2004
Operating activities:
Net income	$10,754	$5,937
Charges and credits to net income not affecting cash
Depletion, depreciation and accretion	12,372	9,105
Deferred income taxes	4,482	2,686
Income from equity affiliates	(224)	(291)
Non-cash gain from hedging activities	(212)	(155)
Non-cash compensation	80	—
Amortization of deferred loan costs	344	308
Other	(13)	—
Changes in assets and liabilities, net of acquisition
Accounts receivable	(3,444)	7,658
Inventory, prepaid expenses and other	(1,434)	716
Accounts payable	(2,506)	757
Accrued liabilities and other	(1,419)	(11,588)

Net cash from operating activities	18,780	15,133

Investing activities:
Purchase of properties and equipment	(57,108)	(39,917)
Distributions and advances from equity affiliates – net	188	205
Proceeds from sale of properties	1,107	—

Net cash used for investing activities	(55,813)	(39,712)

Financing activities:
Issuance of debt	27,761	25,000
Repayments of debt	(78)	(75)
Deferred financing costs	(18)	—
Proceeds from exercise of stock options	1,132	471

Net cash from financing activities	28,797	25,396

Effect of exchange rates on cash	(352)	42

Net increase (decrease) in cash and cash equivalents	(8,588)	859

Cash and cash equivalents at beginning of period	15,947	4,116

Cash and cash equivalents at end of period	$7,359	$4,975

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$4,234	$3,240

Income taxes paid	$815	$—

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

QUICKSILVER RESOURCES INC.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES AND DISCLOSURES

The accompanying condensed consolidated interim financial statements of Quicksilver Resources Inc. (“Quicksilver” or the “Company”) have not been audited by independent public accountants. In the opinion of Company management, the accompanying condensed consolidated interim financial statements contain all adjustments necessary to present fairly the financial position of the Company as of March 31, 2005 and its income, comprehensive income and cash flows for the three month periods ended March 31, 2005 and 2004. All such adjustments are of a normal recurring nature. Certain amounts presented in prior period financial statements have been reclassified for consistency with current period presentation. The results for interim periods are not necessarily indicative of annual results.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period. Management believes its estimates and assumptions are reasonable; however, such estimates and assumptions are subject to a number of risks and uncertainties, which may cause actual results to differ materially from the Company’s estimates.

Certain disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. Accordingly, these financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2004.

Stock Split

On June 1, 2004, Quicksilver announced that its Board of Directors declared a two-for-one stock split of Quicksilver’s outstanding common stock effected in the form of a stock dividend. The stock dividend was payable on June 30, 2004, to holders of record at the close of business on June 15, 2004. The split did not affect treasury shares.

The share and earnings per share data included in these notes and the accompanying condensed consolidated financial statements for all periods presented have been adjusted to retroactively reflect the stock split.

Net Income per Common Share

Basic net income or loss per common share is computed by dividing the net income or loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income or loss per common share is computed using the treasury stock method, which considers the impact to net income and common shares from the potential issuance of common shares underlying stock options, stock warrants and outstanding convertible securities. The following is a reconciliation of the weighted average common shares used in the basic and diluted net income per common share calculations for the three-month periods ended March 31, 2005 and 2004. Outstanding options to purchase 1,637 shares were excluded from the diluted net income per share calculation for the period ended March 31, 2005 as those options were out of the money and, therefore, considered to be antidilutive.

	Three Months Ended March 31,
	2005	2004
	(in thousands)
Net income	$10,754	$5,937
Impact of assumed conversions – interest on 1.875% contingently convertible debentures, net of income taxes	475	—

Income available to stockholders assuming conversion of contingently convertible debentures	$11,229	$5,937

Weighted average common shares-basic	50,346	49,601

Effective of dilutive securities:
Stock options outstanding	1,076	907
Contingently convertible debentures	3,272	—

Weighted average common shares-diluted	54,694	50,508

Basic income per common share	$0.21	$0.12

Diluted income per common share	$0.20	$0.12

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Boards (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, which establishes accounting standards for all transactions in which an entity exchanges its equity instruments for goods and services. SFAS No. 123(R) focuses primarily on accounting for transactions with employees, and carries forward without change prior guidance for shared-based payments for transactions with non-employees.

SFAS No. 123(R) eliminates the intrinsic value measurement objective in Accounting Principle Board (“APB”) Opinion 25 and generally requires measurement of the cost of employee services received in exchange for an award of equity instruments be based on the fair value of the award on the date of the grant. The standard requires grant date fair value to be estimated using either an option-pricing model that is consistent with the terms of the award or a market observed price, if such a price exists. Such cost must be recognized over the period during which an employee is required to provide service in exchange for the award (which is usually the vesting period). The standard also requires estimation of the number of instruments that will ultimately be issued rather than accounting for forfeitures as they occur.

SFAS No. 123(R) was to apply to all awards granted, modified or settled in our first reporting period under U.S. GAAP after June 15, 2005; however the SEC deferred required application of SFAS No. 123(R) until the first fiscal interim or annual reporting period of the first fiscal year beginning on or after June 15, 2005. The standard requires use of either the “modified prospective method” or the “modified retrospective method.” Under the modified prospective method, compensation cost is recognized for all awards granted after adoption of the standard and for the unvested portion of previous grant awards that are outstanding on that date. The modified retrospective method is used to recognize compensation cost for prior periods whereby previously issued financial statements must be restated to recognize the amounts we previously calculated and reported on a pro forma basis. Under both methods, the standard permits the use of either a straight-line or an accelerated method to amortize the cost as an expense for awards that vest over time. The standard permits and encourages early adoption.

Management has commenced analysis of the impact of this statement, but has not yet decided: (1) whether to elect early adoption, (2) if early adoption is elected, at what date to adopt the standard, (3) whether to use the modified prospective method or elect to use the modified retrospective method, and (4) whether to use straight-

line amortization or an accelerated method. Additionally, management cannot predict with reasonable certainty the number of options that will be unvested and outstanding on December 31, 2005. Accordingly, the effect of this standard would have on our financial position or results of operations in the future cannot be currently quantified with precision, except that a greater expense will probably be recognized for any awards granted in the future.

The FASB issued FASB Interpretation No. 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations, in March 2005. FIN 47 clarifies that the term ‘conditional asset retirement obligation’ as used is SFAS No. 143, Accounting for Retirement Obligations, refers to a legal obligation of an entity to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Under FIN 47, the fair value of a liability for a conditional asset retirement obligation should be recognized when incurred. SFAS No. 143 notes that in some cases, sufficient information may not be available to reasonably estimate the fair value of the asset retirement obligation. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Management is analyzing FIN 47 and believes there will not be any significant impact on the financial position, results of operations or cash flows of the Company.

In September 2004, the SEC issued Staff Accounting Bulletin No. 106. This pronouncement requires companies that use the full cost method of accounting for oil and gas producing activities to include an estimate of future asset retirement costs to be incurred as a result of future development activities on proved reserves in their calculation of depreciation, depletion and amortization. It also requires full cost companies to exclude any cash outflows associated with settling asset retirement obligations from their full cost ceiling test calculation. In addition, it requires specific disclosures regarding the impact of asset retirement obligations on oil and gas producing activities, ceiling test calculations and depreciation, depletion and amortization calculations. We adopted the provisions of this pronouncement in the first quarter of 2005. There has been no effect on the Company’s consolidated financial statements.

2. ASSET RETIREMENT OBLIGATIONS

The Company records the fair value of the liability for asset retirement obligations in the period in which it is incurred. Upon initial recognition of the asset retirement liability, an asset retirement cost is capitalized by increasing the carrying amount of the long-lived asset by the same amount as the liability. In periods subsequent to initial measurement, the asset retirement cost is allocated to expense using a systematic method over the asset’s useful life. Changes in the liability for the asset retirement obligation are recognized for (a) the passage of time and (b) revisions to either the timing or the amount of the original estimate of undiscounted cash flows.

During the three-month periods ended March 31, 2005 and 2004, accretion expense was recognized and included in depletion, depreciation and accretion expense reported in the statement of income for the period. There have not been any revisions to either the timing or the amount of the original estimate of undiscounted cash flows during 2005. At March 31, 2005 and December 31, 2004, retirement obligations classified as current were $0.5 million.

The following table provides a reconciliation of the changes in the estimated asset retirement obligation for the three-month periods ended March 31, 2005 and 2004.

	Three Months Ended March 31,
	2005	2004
	(in thousands)
Beginning asset retirement obligation	$18,471	$15,189
Additional liability incurred	202	193
Accretion expense	271	225
Asset retirement costs incurred	(13)	(57)
Gain on settlement of liability	7	—
Currency translation adjustment	(43)	(14)

Ending asset retirement obligation	$18,895	$15,536

3. HEDGING

The estimated fair values of all hedge derivatives and the associated fixed price firm sale and purchase commitments as of March 31, 2005 and December 31, 2004 are provided below. The associated carrying values of these financial instruments and firm commitments are equal to the estimated fair values for each period presented.

	March 31, 2005	December 31, 2004
	(in thousands)
Derivative assets:
Fixed price sale commitments	$—	$314
Natural gas financial collars	—	3,563
Crude oil financial collars	—	106

	$—	$3,983

Derivative liabilities:
Fixed price natural gas financial swaps	$5,391	$12,066
Floating price natural gas financial swaps	—	322
Natural gas financial collars	8,442	158
Crude oil financial collars	1,395	5
Floating to fixed interest rate swap	—	233

	$15,228	$12,784

The fair values of all natural gas and crude oil financial instruments and firm sale and purchase commitments as of March 31, 2005 and December 31, 2004 were estimated based on market prices of natural gas and crude oil for the periods covered by the hedge derivatives. The net differential between the contractual prices in each hedge derivative and commitment and market prices for future periods, as adjusted for estimated basis, has been applied to the volumes stipulated in each contract to arrive at an estimated future value. This estimated future value was discounted on each contract at rates commensurate with federal treasury instruments with similar contractual lives. As a result, the fair value of the Company’s hedge derivatives and commitments does not necessarily represent the value a third party would pay to assume the Company’s contract positions.

At March 31, 2005, derivative liabilities of $14.5 million have been classified as current based on the maturity of the derivative instruments. The Company estimates $9.2 million of after-tax losses will be reclassified from other comprehensive income over the next twelve months.

4. LONG-TERM DEBT

Long-term debt consists of:

	March 31, 2005	December 31, 2004
	(in thousands)
Senior secured credit facility	$206,417	$180,422
Contingently convertible debentures, net of unamortized discount	147,797	147,769
Second mortgage notes payable	70,000	70,000
Other loans	996	1,073
Deferred gain – fair value interest hedge	198	226

	425,408	399,490
Less current maturities	(356)	(356)

	$425,052	$399,134

As of March 31, 2005, the Company’s borrowing base under its senior secured credit facility was $300 million, of which approximately $92.6 million was available for borrowing. Effective May 10, 2005, the senior credit facility lenders approved a $100 million increase in the borrowing base. The loan agreements for the senior credit facility prohibit the declaration or payment of dividends by the Company and contain certain financial covenants, which, among other things, require the maintenance of a minimum current ratio and a minimum earnings (before interest, taxes, depreciation, depletion, amortization, non-cash income and expense and exploration costs) to interest ratio. Additionally, the Second Mortgage Notes contain restrictive covenants, which, among other things, require maintenance of a minimum current ratio of at least 1.0, a ratio of net present value of proved reserves to total debt of at least 1.8 to 1.0, and a ratio of earnings before interest, taxes, depreciation, depletion and amortization, non-cash income and expense to interest expense (consolidated net interest expense and current maturities of debt) of at least 1.25 (calculated in accordance with provisions of the Second Mortgage Notes). The Company currently is in compliance with all such restrictions.

On September 11, 2003, the Company entered into a fair value interest swap covering $40 million of the fixed rate Second Mortgage Notes. The swap converted the debt’s 7.5% fixed-rate to a floating six-month LIBOR base rate plus 4.07% through the termination of the notes. In January 2004, the swap position was cancelled, and the Company received $0.3 million. The gain on the swap settlement will be recognized over the period remaining to the original maturity date of the swap, December 31, 2006.

5. COMMITMENTS AND CONTINGENCIES

On October 6, 2004, Quicksilver entered into an Incentive Arrangements Agreement (the “Agreement”) with three executives of MGV and one employee of Quicksilver. The Agreement provides for the amendment and restatement of employment agreements with two MGV executives and terminates incentive agreements with the other two individuals. The Agreement provides for awards of cash bonuses based upon the achievement of specified proved reserve targets, as well as options granted under the Company’s Amended and Restated 1999 Stock Option and Retention Stock Plan covering 1,183,422 shares of common stock at an exercise price of $31.27. In addition, the agreement provides for payment of $4.0 million no later than January 1, 2006 as compensation for a two-year non-compete period to commence at the date an individual executive or employee should end their employment with MGV or QRI. The cash bonuses, in the aggregate, will be determined as a base amount of $5.0 million for achieving proved reserves of 400 billion cubic feet equivalent (Bcfe) at December 31, 2005. Proved reserves in excess of 400 Bcfe, but not exceeding 1,000 Bcfe, will increase the cash bonuses earned by $0.05 per Mcfe. Presently, the Company has not recognized an obligation for the cash bonuses; however, the Company will continue to monitor its potential liability in respect of these matters, and will record accruals in respect of such liabilities when payment thereof becomes probable and estimable.

In August 2001, a group of royalty owners, Athel E. Williams et al., brought suit against the Company and three of its subsidiaries in the Circuit Court of Otsego County, Michigan. The suit alleges that Terra Energy Ltd, one of Quicksilver’s subsidiaries, underpaid royalties or overriding royalties to the 13 named plaintiffs and to a class of plaintiffs who have yet to be determined. The pleadings of the plaintiffs seek damages in an unspecified amount and injunctive relief against future underpayments. The court heard arguments on class certification on November 8, 2002, and on December 6, 2002 the court issued a memorandum opinion granting class certification in part and denying it in part. On December 20, 2002, the Company filed a motion for clarification and reconsideration of the court’s order. That motion was denied on March 9, 2003. After an extended delay resulting from the retention of new counsel by the plaintiffs and the initiation of settlement discussions, on January 21, 2005, the Circuit Court issued an order certifying certain claims to proceed on behalf of a class. The Circuit Court also entered a scheduling order setting trial for January 2007, and declined Defendants’ request to stay proceedings in that court pending an appeal of the certification order.

Defendants have sought leave to appeal the certification order by filing an Application for Leave to Appeal on February 11, 2005 with the Michigan Court of Appeals. Defendants have also requested that the Court of Appeals stay proceedings in the Circuit Court pending the consideration of its appeal, and have requested that the Court of Appeals consider all matters in an expedited manner. The Company is currently awaiting a ruling from that court on the application and the requests for stay and immediate consideration.

Based on information currently available to the Company, the Company’s management believes that the final resolution of this matter will not have a material effect on its financial position, results of operations, or cash flows.

6. STOCK BASED COMPENSATION

Quicksilver has two stock-based compensation plans, the 1999 Stock Option and Stock Retention Plan and the 2004 Non-Employee Director Stock Option Plan. The Company accounts for the plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

Stock Options

On January 3, 2005, the non-employee directors of the Company received options to purchase a total of 9,096 shares of stock at a strike price of $35.13. Additional options to purchase shares at a stock price of $49.64 were granted to a newly appointed non-employee director of the Company on March 8, 2005. No compensation expense was recognized at the dates of grant, as the exercise price was equal to the market value of the common stock at the dates of grant.

The following table reflects pro forma income before the cumulative effect of an accounting change and the associated earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-based Compensation, to stock-based employee compensation.

	Three Months Ended March 31,
	2005	2004
	(in thousands)
Net income	$10,754	$5,937
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,931)	(298)

Pro forma net income	$8,823	$5,639

Net income change per common share:
As reported
Basic net income	$0.21	$0.12
Diluted	0.20	0.12

Pro forma
Basic	$0.18	$0.11
Diluted	0.16	0.11

Restricted Stock Grants

Executive officers received a grant of 33,647 restricted shares, valued at $44.51 per share, on February 9, 2005. The Company also granted 4,992 restricted shares, valued at $49.78 per share, to executive officers of its Canadian subsidiary, MGV Energy Inc. on February 28, 2005. The restricted stock grants provide for vesting at a rate of one-third per year over the proceeding three years. Compensation expense will be recognized from the date of grant.

7. RELATED PARTY TRANSACTIONS

As of March 31, 2005, members of the Darden family, Mercury Exploration Company and Quicksilver Energy L.P., entities that are owned by members of the Darden family, beneficially own approximately 37% of Quicksilver’s shares outstanding. Thomas Darden, Glenn Darden and Anne Darden Self are officers and directors of the Company.

Quicksilver and its associated entities paid $0.2 million for rent during each of the three-month periods ended March 31, 2005 and 2004 for office space in buildings which are owned by Pennsylvania Avenue Limited Partnership, a partnership owned by members of the Darden family and Mercury. Rental rates were determined based on comparable rates charged by third parties.

8. GEOGRAPHIC INFORMATION

The Company operates in two geographic segments, the United States and Canada. Both areas are engaged in the exploration and production segment of the oil and gas industry. The Company evaluates performance based on operating income.

	United States	Canada	Corporate	Consolidated
	(in thousands)
March 31, 2005
Revenues	$35,275	$19,974	$—	$55,249
Depletion, depreciation and accretion	7,918	4,305	149	12,372
Operating income	10,833	12,372	(3,262)	19,943
Expenditures for assets	30,621	26,480	7	57,108

March 31, 2004
Revenues	$32,085	$7,692	$—	$39,777
Depletion, depreciation and accretion	7,332	1,655	118	9,105
Operating income	10,825	3,961	(2,774)	12,012
Expenditures for assets	20,510	19,377	30	39,917

Fixed Assets – net
March 31, 2005	$603,352	$239,585	$1,590	$844,527

December 31, 2004	$581,575	$219,369	$1,666	$802,610

$150,000,000

Quicksilver Resources Inc.

1.875% Convertible Subordinated Debentures Due 2024

and Shares of Common Stock Issuable

upon Conversion of the Debentures

PROSPECTUS

May     , 2005

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions. All of the expenses will be borne by us except as otherwise indicated.

SEC registration fee	$19,884
Fees and expenses of accountants	17,000
Fees and expenses of legal counsel	100,000
Printing and engraving expenses	18,000
Miscellaneous expenses	5,000

TOTAL	$159,884

Item 14. Indemnification of Directors and Officers.

We are incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceedings so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Our amended and restated certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the DGCL.

Additionally, we have acquired directors and officers insurance which includes coverage for liability under the federal securities laws.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation contains such a provision.

The above discussion of our amended and restated certificate of incorporation, bylaws and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such amended and restated certificate of incorporation, bylaws and statutes.

Item 15. Recent Sales of Unregistered Securities.

On November 1, 2004, we issued $150 million aggregate principal amount of 1.875% Convertible Subordinated Debentures due 2024 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The Debentures are convertible under certain circumstances into shares of our common stock at a conversion rate of 21.8139 shares for each $1,000 principal amount (which is equal to an initial conversion price of approximately $45.84 per share) subject to adjustment. The principal underwriters were Banc of America Securities LLC, J.P. Morgan Securities Inc., Hibernia Southcoast Capital, Inc., Scotia Capital (USA) Inc. and Wachovia Capital Markets, LLC. The aggregate underwriting discounts were $2.25 million.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to one of our prior filings under the Securities Act or the Securities Exchange Act as indicated in parentheses:

Exhibit No.	Sequential Description
3.1	Second Restated Certificate of Incorporation of Quicksilver Resources Inc. (filed as Exhibit 3.1 to our Form 8-K filed August 30, 2004 and included herein by reference).

3.2	Bylaws of Quicksilver Resources Inc. (filed as Exhibit 4.2 to our Form S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference).

3.3	Amendment to the Bylaws of Quicksilver Resources Inc. adopted on November 30, 1999 (filed as Exhibit 3.4 to our Form 10-K filed March 27, 2001 and included herein by reference).

3.4	Amendment to the Bylaws of Quicksilver Resources Inc., adopted June 5, 2001 (filed as Exhibit 3.2 to our Form 10-Q filed August 14, 2001 and included herein by reference).

3.5	Amendment to the Bylaws of Quicksilver Resources Inc., adopted March 11, 2003 (filed as Exhibit 3.8 to our Form 10-K filed March 26, 2003 and included herein by reference).

4.1	Indenture, dated as of November 1, 2004, between Quicksilver Resources Inc. and JPMorgan Chase Bank (filed as Exhibit 4.1 to our Form 8-K filed November 1, 2004 and included herein by reference).

4.2	Rights Agreement, dated as of March 11, 2003, between Quicksilver Resources Inc. and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 4.1 to our Form 8-A filed March 14, 2003 and included herein by reference).

**5.1	Opinion of Jones Day as to the validity of the securities being registered.

**8.1	Opinion of Jones Day as to Certain United States Federal Income Tax Considerations.

10.1	Master Gas Purchase and Sale Agreement, dated March 1, 1999, between Quicksilver Resources Inc. and Reliant Energy Services, Inc. (filed as Exhibit 10.10 to our Form S-1 File No. 333-89229, filed October 18, 1999 and included herein by reference).

10.2	Wells Agreement, dated as of December 15, 1970, between Union Oil Company of California and The Montana Power Company (filed as Exhibit 10.5 to our predecessor, MSR Exploration Ltd.’s Registration Statement on Form S-4/A File No. 333-29769, filed August 21, 1997 and included herein by reference).

10.3	Note Purchase Agreement, dated June 27, 2003, between Quicksilver Resources Inc. and the Purchasers identified therein (filed as Exhibit 4.2 to our Form 10-Q filed August 14, 2003 and included herein by reference).

10.4	First Amendment to Note Purchase Agreement, dated as of January 30, 2004, between Quicksilver Resources Inc. and the Purchasers identified therein (filed as Exhibit 4.3 to our Form 10-Q filed May 7, 2004 and included herein by reference).

10.5	Second Amendment to Note Purchase Agreement, dated as of July 28, 2004, among Quicksilver Resources Inc., certain of its subsidiaries listed therein, BNP Paribas, Collateral Agent, and the Purchasers identified therein (filed as Exhibit 4.1 to our Form 10-Q filed August 6, 2004 and included herein by reference).

Exhibit No.	Sequential Description
10.6	Third Amendment to Note Purchase Agreement, dated as of September 14, 2004, among Quicksilver Resources Inc., certain of its subsidiaries listed therein, BNP Paribas, collateral agent, and the purchasers identified therein (filed as Exhibit 10.1 to our Form 8-K filed September 20, 2004 and included herein by reference).

10.7	Fourth Amendment to Note Purchase Agreement, dated as of April 12, 2005, among Quicksilver Resources Inc., certain of its subsidiaries listed therein, BNP Paribas, collateral agent, and the purchasers identified therein (filed as Exhibit 10.1 to our Form 8-K filed April 19, 2005 and included herein by reference).

10.8	Credit Agreement, dated as of July 28, 2004, among Quicksilver Resources Inc., as Borrower, Bank One, NA, Global Administrative Agent, and the other agents and financial institutions listed therein (filed as Exhibit 10.1 to our Form 10-Q filed August 6, 2004 and included herein by reference).

10.9	Credit Agreement, dated as of July 28, 2004, among MGV Energy, Inc., as Borrower, Bank One, NA, Canada Branch, Canadian Administrative Agent, Bank One, NA, Global Administrative Agent, and the financial institutions listed therein (filed as Exhibit 10.2 to our Form 10-Q filed August 6, 2004 and included herein by reference).

10.10	First Amendment to Combined Credit Agreements, dated as of September 21, 2004, among Quicksilver Resources Inc., MGV Energy Inc. and the agents and combined lenders identified therein (filed as Exhibit 10.2 to our Form 8-K filed October 12, 2004 and included herein by reference).

10.11	Second Amendment to Combined Credit Agreements, dated as of January 11, 2005, among Quicksilver Resources Inc., MGV Energy Inc. and the agents and combined lenders identified herein (filed as Exhibit 10.17 to our Form 10-K filed March 16, 2005 and included herein by reference).

10.12	Incentive Arrangements Agreement, dated as of September 24, 2004, among Quicksilver Resources Inc., MGV Energy Inc., J. Michael Gatens, George W. Voneiff, Brown Howard, and Peter A. Bastian (filed as Exhibit 10.1 to our Form 8-K filed October 12, 2004 and included herein by reference).

10.13	Description of Quicksilver Resources Inc. 2004 Bonus Plan (filed as Exhibit 10.1 to our Form 8-K filed January 28, 2005 and included herein by reference).

10.14	Quicksilver Resources Inc. Amended and Restated 1999 Stock Option and Retention Stock Plan (filed as Exhibit 10.2 to our Form 8-K filed April 19, 2005 and included herein by reference).

10.15	Form of Incentive Stock Option Agreement for the Quicksilver Resources Inc. Amended and Restated 1999 Stock Option and Retention Plan (filed as Exhibit 10.2 to our Form 8-K filed January 28, 2005 and included herein by reference).

10.16	Form of Non-Qualified Stock Option Agreement for the Quicksilver Resources Inc. Amended and Restated 1999 Stock Option and Retention Stock Plan (filed as Exhibit 10.3 to our Form 8-K filed January 28, 2005 and included herein by reference).

10.17	Form of Retention Share Agreement for the Quicksilver Resources Inc. Amended and Restated 1999 Stock Option and Retention Stock Plan (filed as Exhibit 10.3 to our Form 8-K filed April 19, 2005 and included herein by reference).

10.18	Form of Restricted Stock Unit Agreement pursuant to the Quicksilver Resources Inc. Amended and Restated 1999 Stock Option and Retention Stock Plan (filed as Exhibit 10.4 to our Form 8-K filed April 19, 2005 and included herein by reference).

10.19	Quicksilver Resources Inc. 2004 Non-Employee Director Stock Option Plan (filed as Appendix D to our Proxy Statement filed April 21, 2004 and included herein by reference).

Exhibit No.	Sequential Description

10.20	Form of Non-Qualified Stock Option Agreement for the Quicksilver Resources Inc. 2004 Non-Employee Directors Stock Option Plan (filed as Exhibit 10.4 to our Form 8-K filed January 28, 2005 and included herein by reference).

10.21	Quicksilver Resources Inc. Change in Control Retention Incentive Plan (filed as Exhibit 10.1 to our Form 8-K filed August 30, 2004 and included herein by reference).

10.22	Quicksilver Resources Inc. Key Employee Change in Control Retention Incentive Plan (filed as Exhibit 10.2 to our Form 8-K filed August 30, 2004 and included herein by reference).

10.23	Quicksilver Resources Inc. Executive Change in Control Retention Incentive Plan (filed as Exhibit 10.3 to our Form 8-K filed August 30, 2004 and included herein by reference).

10.24	Description of Non-Employee Director Compensation for Quicksilver Resources Inc. (filed as Exhibit 10.6 to our Form 10-Q filed May 10, 2005 and included herein by reference).

*12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

**15.1	Awareness Letter of Deloitte & Touche LLP dated January 28, 2005.

*15.2	Awareness Letter of Deloitte & Touche LLP dated May 10, 2005.

**21.1	List of Subsidiaries of Quicksilver Resources Inc.

**23.1	Consent of Deloitte & Touche LLP.

**23.2	Consent of Jones Day (included in Exhibits 5.1 and 8.1).

**23.3	Consent of Schlumberger Data and Consulting Services.

**23.4	Consent of Netherland Sewell & Associates, Inc.

**23.5	Consent of LaRoche Petroleum Consultants, Ltd.

**24.1	Powers of Attorney.

**25.1	Form of T-1 Statement of Eligibility of the Trustee under the Indenture.

*	Filed herewith.
**	Previously filed.

(b) Financial Statement Schedules:

All schedules are omitted because the required information is inapplicable or the information is presented in the financial statements or the notes thereto.

Item 17. Undertakings.

(a) We undertake to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on May 11, 2005.

QUICKSILVER RESOURCES INC.

By:	/s/ Glenn Darden
Glenn Darden President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title

* Thomas F. Darden	Chairman of the Board and Director	May 11, 2005

/s/ Glenn Darden Glenn Darden	President, Chief Executive Officer and Director	May 11, 2005

* Bill Lamkin	Executive Vice President and Chief Financial Officer	May 11, 2005

* D. Wayne Blair	Vice President and Controller	May 11, 2005

* Steven M. Morris	Director	May 11, 2005

* D. Randall Kent	Director	May 11, 2005

* Anne Darden Self	Director	May 11, 2005

* W. Yandell Rogers, III	Director	May 11, 2005

* Mark J. Warner	Director	May 11, 2005

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named officers and directors and filed with the Securities and Exchange Commission.

By:	/s/ Glenn Darden
Glenn Darden Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Sequential Description
3.1	Second Restated Certificate of Incorporation of Quicksilver Resources Inc. (filed as Exhibit 3.1 to our Form 8-K filed August 30, 2004 and included herein by reference).

3.2	Bylaws of Quicksilver Resources Inc. (filed as Exhibit 4.2 to our Form S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference).

3.3	Amendment to the Bylaws of Quicksilver Resources Inc. adopted on November 30, 1999 (filed as Exhibit 3.4 to our Form 10-K filed March 27, 2001 and included herein by reference).

3.4	Amendment to the Bylaws of Quicksilver Resources Inc., adopted June 5, 2001 (filed as Exhibit 3.2 to our Form 10-Q filed August 14, 2001 and included herein by reference).

3.5	Amendment to the Bylaws of Quicksilver Resources Inc., adopted March 11, 2003 (filed as Exhibit 3.8 to our Form 10-K filed March 26, 2003 and included herein by reference).

4.1	Indenture, dated as of November 1, 2004, between Quicksilver Resources Inc. and JPMorgan Chase Bank (filed as Exhibit 4.1 to our Form 8-K filed November 1, 2004 and included herein by reference).

4.2	Rights Agreement, dated as of March 11, 2003, between Quicksilver Resources Inc. and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 4.1 to our Form 8-A filed March 14, 2003 and included herein by reference).

**5.1	Opinion of Jones Day as to the validity of the securities being registered.

**8.1	Opinion of Jones Day as to Certain United States Federal Income Tax Considerations.

10.1	Master Gas Purchase and Sale Agreement, dated March 1, 1999, between Quicksilver Resources Inc. and Reliant Energy Services, Inc. (filed as Exhibit 10.10 to our Form S-1 File No. 333-89229, filed October 18, 1999 and included herein by reference).

10.2	Wells Agreement, dated as of December 15, 1970, between Union Oil Company of California and The Montana Power Company (filed as Exhibit 10.5 to our predecessor, MSR Exploration Ltd.’s Registration Statement on Form S-4/A File No. 333-29769, filed August 21, 1997 and included herein by reference).

10.3	Note Purchase Agreement, dated June 27, 2003, between Quicksilver Resources Inc. and the Purchasers identified therein (filed as Exhibit 4.2 to our Form 10-Q filed August 14, 2003 and included herein by reference).

10.4	First Amendment to Note Purchase Agreement, dated as of January 30, 2004, between Quicksilver Resources Inc. and the Purchasers identified therein (filed as Exhibit 4.3 to our Form 10-Q filed May 7, 2004 and included herein by reference).

10.5	Second Amendment to Note Purchase Agreement, dated as of July 28, 2004, among Quicksilver Resources Inc., certain of its subsidiaries listed therein, BNP Paribas, Collateral Agent, and the Purchasers identified therein (filed as Exhibit 4.1 to our Form 10-Q filed August 6, 2004 and included herein by reference).

10.6	Third Amendment to Note Purchase Agreement, dated as of September 14, 2004, among Quicksilver Resources Inc., certain of its subsidiaries listed therein, BNP Paribas, collateral agent, and the purchasers identified therein (filed as Exhibit 10.1 to our Form 8-K filed September 20, 2004 and included herein by reference).

10.7	Fourth Amendment to Note Purchase Agreement, dated as of April 12, 2005, among Quicksilver Resources Inc., certain of its subsidiaries listed therein, BNP Paribas, collateral agent, and the purchasers identified therein (filed as Exhibit 10.1 to our Form 8-K filed April 19, 2005 and included herein by reference).

Exhibit No.	Sequential Description

10.8	Credit Agreement, dated as of July 28, 2004, among Quicksilver Resources Inc., as Borrower, Bank One, NA, Global Administrative Agent, and the other agents and financial institutions listed therein (filed as Exhibit 10.1 to our Form 10-Q filed August 6, 2004 and included herein by reference).

10.9	Credit Agreement, dated as of July 28, 2004, among MGV Energy, Inc., as Borrower, Bank One, NA, Canada Branch, Canadian Administrative Agent, Bank One, NA, Global Administrative Agent, and the financial institutions listed therein (filed as Exhibit 10.2 to our Form 10-Q filed August 6, 2004 and included herein by reference).

10.10	First Amendment to Combined Credit Agreements, dated as of September 21, 2004, among Quicksilver Resources Inc., MGV Energy Inc. and the agents and combined lenders identified therein (filed as Exhibit 10.2 to our Form 8-K filed October 12, 2004 and included herein by reference).

10.11	Second Amendment to Combined Credit Agreements, dated as of January 11, 2005, among Quicksilver Resources Inc., MGV Energy Inc. and the agents and combined lenders identified herein (filed as Exhibit 10.17 to our Form 10-K filed March 16, 2005 and included herein by reference).

10.12	Incentive Arrangements Agreement, dated as of September 24, 2004, among Quicksilver Resources Inc., MGV Energy Inc., J. Michael Gatens, George W. Voneiff, Brown Howard, and Peter A. Bastian (filed as Exhibit 10.1 to our Form 8-K filed October 12, 2004 and included herein by reference).

10.13	Description of Quicksilver Resources Inc. 2004 Bonus Plan (filed as Exhibit 10.1 to our Form 8-K filed January 28, 2005 and included herein by reference).

10.14	Quicksilver Resources Inc. Amended and Restated 1999 Stock Option and Retention Stock Plan (filed as Exhibit 10.2 to our Form 8-K filed April 19, 2005 and included herein by reference).

10.15	Form of Incentive Stock Option Agreement for the Quicksilver Resources Inc. Amended and Restated 1999 Stock Option and Retention Plan (filed as Exhibit 10.2 to our Form 8-K filed January 28, 2005 and included herein by reference).

10.16	Form of Non-Qualified Stock Option Agreement for the Quicksilver Resources Inc. Amended and Restated 1999 Stock Option and Retention Stock Plan (filed as Exhibit 10.3 to our Form 8-K filed January 28, 2005 and included herein by reference).

10.17	Form of Retention Share Agreement for the Quicksilver Resources Inc. Amended and Restated 1999 Stock Option and Retention Stock Plan (filed as Exhibit 10.3 to our Form 8-K filed April 19, 2005 and included herein by reference).

10.18	Form of Restricted Stock Unit Agreement pursuant to the Quicksilver Resources Inc. Amended and Restated 1999 Stock Option and Retention Stock Plan (filed as Exhibit 10.4 to our Form 8-K filed April 19, 2005 and included herein by reference).

10.19	Quicksilver Resources Inc. 2004 Non-Employee Director Stock Option Plan (filed as Appendix D to our Proxy Statement filed April 21, 2004 and included herein by reference).

10.20	Form of Non-Qualified Stock Option Agreement for the Quicksilver Resources Inc. 2004 Non-Employee Directors Stock Option Plan (filed as Exhibit 10.4 to our Form 8-K filed January 28, 2005 and included herein by reference).

10.21	Quicksilver Resources Inc. Change in Control Retention Incentive Plan (filed as Exhibit 10.1 to our Form 8-K filed August 30, 2004 and included herein by reference).

10.22	Quicksilver Resources Inc. Key Employee Change in Control Retention Incentive Plan (filed as Exhibit 10.2 to our Form 8-K filed August 30, 2004 and included herein by reference).

Exhibit No.	Sequential Description

10.23	Quicksilver Resources Inc. Executive Change in Control Retention Incentive Plan (filed as Exhibit 10.3 to our Form 8-K filed August 30, 2004 and included herein by reference).

10.24	Description of Non-Employee Director Compensation for Quicksilver Resources Inc. (filed as Exhibit 10.6 to our Form 10-Q filed May 10, 2005 and included herein by reference).

*12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

**15.1	Awareness Letter of Deloitte & Touche LLP dated January 28, 2005.

*15.2	Awareness Letter of Deloitte & Touche LLP dated May 10, 2005.

**21.1	List of Subsidiaries of Quicksilver Resources Inc.

**23.1	Consent of Deloitte & Touche LLP.

**23.2	Consent of Jones Day (included in Exhibits 5.1 and 8.1).

**23.3	Consent of Schlumberger Data and Consulting Services.

**23.4	Consent of Netherland Sewell & Associates, Inc.

**23.5	Consent of LaRoche Petroleum Consultants, Ltd.

**24.1	Powers of Attorney.

**25.1	Form of T-1 Statement of Eligibility of the Trustee under the Indenture.

*	Filed herewith.
**	Previously filed.